Exhibit 10.7
INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10)(iv) OF REGULATION S-K BECAUSE IT IS BOTH NOT MATERIAL AND CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Dated as of December 9, 2024
MICRON IDAHO SEMICONDUCTOR MANUFACTURING (TRITON) LLC as Recipient and U.S. DEPARTMENT OF COMMERCE as the Department
ID PROJECT DIRECT FUNDING AGREEMENT AWARD ID NO. AP-2024-0022

TABLE OF CONTENTS
Article 2 Award and Disbursements    1
Section 2.1    Award Amount    1
Section 2.2    Disbursement Procedure    2
Section 2.3    No Interest.    4
Section 2.4    No Approval of Work.    4
Article 3 Payments    4
Section 3.1    Place and Manner of Payments to the Department    4
Section 3.2    Upside Sharing    4
Section 3.3    Payment of Costs and Expenses    6
Section 3.4    Net of Tax    6
Article 4 Terms Satisfied as of the Award Date    6
Section 4.1    Financing Documents    6
Section 4.2    Organizational Documents    6
Section 4.3    Sources and Uses Plan    7
Section 4.4    Financial Statements    7
Section 4.5    Required Approvals    7
Section 4.6    Legal Opinions    8
Section 4.7    Certificates    8
Section 4.8    Federal Requirements and Approvals    8
Section 4.9    Base Case Financial Model    9
Section 4.10    Recipient’s Accountant    9
Section 4.11    Fees and Expenses    9
Section 4.12    Construction and Tool Installation Budget    9
Section 4.13    Milestone Based Schedule    9
Section 4.14    Advanced Packaging Resiliency Plan    9
Section 4.15    No Violation    9
Article 5 Conditions Precedent to Each Disbursement    9
Section 5.1    Conditions Precedent to Each Direct Funding Disbursement    9
Article 6 Representations and Warranties    12
Section 6.1    Organization    12
Section 6.2    Authorization; No Conflict    12
Section 6.3    Compliance with Laws    12
Section 6.4    Legality; Validity; Enforceability    13
Section 6.5    Real Property    13
Section 6.6    Required Approvals    14
Section 6.7    Intellectual Property    14
Section 6.8    Litigation    14
Section 6.9    Labor Disputes    15
Section 6.10    Taxes    15
Section 6.11    Financial Statements    15
Section 6.12    Contracts; Other Transactions    15
Section 6.13    Construction and Tool Installation Budget; Project Schedule    16
i

Section 6.14    Adequate Project Funding    16
Section 6.15    Environmental Laws    17
Section 6.16    Federal Requirements    17
Section 6.17    Foreign Entity of Concern; Prohibited Persons; Sanctions; Export Controls; Anti-Corruption; Anti-Money Laundering Laws    18
Section 6.18    Insolvency Proceedings    19
Section 6.19    No Defaults    20
Section 6.20    Material Adverse Effect    20
Section 6.21    Full Disclosure    20
Section 6.22    No Immunity    20
Section 6.23    No Federal Debt Delinquency    20
Section 6.24    No Debarment    20
Section 6.25    Information Technology; Cyber Security    20
Section 6.26    Acknowledgement Regarding Use of Data    21
Article 7 Affirmative Covenants    21
Section 7.1    Reporting Covenants    21
Section 7.2    Affirmative Covenants during the Period of Performance    21
Section 7.3    Affirmative Covenants during the Upside Sharing Term    27
Article 8 Negative Covenants    29
Section 8.1    Negative Covenants during the Period of Performance    29
Section 8.2    Negative Covenants during the Upside Sharing Term    31
Article 9 Events of Default; Remedies    31
Section 9.1    Events of Default    31
Section 9.2    Remedies for Events of Default    35
Section 9.3    Automatic Acceleration    37
Section 9.4    Specific Performance    37
Section 9.5    [Reserved]    38
Section 9.6    Department Rights    38
Article 10 Miscellaneous    38
Section 10.1    Addresses    38
Section 10.2    Use of Websites    39
Section 10.3    Further Assurances    39
Section 10.4    Non-Discrimination    39
Section 10.5    Waiver and Amendment    39
Section 10.6    Entire Agreement    40
Section 10.7    Governing Law    40
Section 10.8    Severability    40
Section 10.9    Limitation on Liability    40
Section 10.10    Waiver of Jury Trial    40
Section 10.11    Consent to Jurisdiction    41
Section 10.12    Dispute Resolution    41
Section 10.13    Successors and Assigns    44
Section 10.14    Reinstatement    44

Section 10.15    No Partnership; Etc    44
Section 10.16    Marshaling    44
Section 10.17    Indemnification    44
Section 10.18    Counterparts; Electronic Signatures    45
Section 10.19    Benefits of Agreement    46
Section 10.20    Termination; Survival    46

Annex B Rules of Interpretation    B-1
Annex C Guardrail Provisions    C-1
Annex D Program Requirements    D-1
Annex E Davis-Bacon Act Requirements    E-1
Annex F Reporting Covenants    F-1

EXHIBITS
Exhibit A-2 Form of Sponsor Guarantor Award Date Certificate
Exhibit B Form of Direct Funding Disbursement Request
Exhibit C Form of Direct Funding Disbursement Approval Notice

Exhibit D-1 Form of Recipient Direct Funding Disbursement Date Certificate
Exhibit D-2 Form of Sponsor Guarantor Direct Funding Disbursement Date Certificate
Exhibit E Form of Intercompany Agreement
Exhibit F Form of Project Completion Certificate

SCHEDULES
Schedule B Project Milestone Schedule
Schedule C Permitting Plan
Schedule D Project Site
Schedule E Litigation
Schedule F Affiliate Transactions
Schedule G Addresses
Schedule H Dispute Resolution

This DIRECT FUNDING AGREEMENT (the “Agreement”), dated as of December 9, 2024, is entered into by and between (a) MICRON IDAHO SEMICONDUCTOR MANUFACTURING (TRITON) LLC, a Delaware limited liability company, as the recipient (the “Recipient”); and (b) the UNITED STATES DEPARTMENT OF COMMERCE (the “Department” and together with the Recipient, the “Parties” and each a “Party”), an agency of the United States of America, acting by and through the Secretary of Commerce (or appropriate authorized representative thereof).
RECITALS
WHEREAS, the Recipient has undertaken the construction of a fabrication facility in Boise, Idaho (the “Project”);
WHEREAS, pursuant to the CHIPS Incentives Program—Commercial Fabrication Facilities Notice of Funding Opportunity No. 2023-NIST-CHIPS-CFF-01 (as amended, supplemented, or otherwise modified from time to time, the “NOFO”), the Recipient submitted an application with the CHIPS ID No. CHIPS-001437 (the “Application”) to the Department’s CHIPS Incentives Program Portal for a Direct Funding Award for the Project under the CHIPS Incentives Program established pursuant to 15 U.S.C. § 4652 of the CHIPS Act (the “CHIPS Incentives Program”);
WHEREAS, the Department has agreed to issue awards to an Affiliate of the Recipient, MICRON NEW YORK SEMICONDUCTOR MANUFACTURING LLC, a corporation organized and existing under the laws of Delaware (the “NY Recipient”), pursuant to that certain Direct Funding Agreement by and between the NY Recipient and the Department, dated on or about the date hereof (the “NY DFA”), which NY DFA provides for, among other things, the issuance of an award for reimbursement of Eligible Workforce Costs (as defined in the NY DFA);
WHEREAS, the Department has agreed to issue an Award subject to, and in accordance with, the terms and conditions of this Agreement, which is entered into pursuant to 15 U.S.C. §§ 4652 and 4659(a)(1) of the CHIPS Act as an other transaction on such terms as the Secretary considers appropriate;
NOW, THEREFORE, in consideration of the foregoing and other good and valid consideration, the receipt and adequacy of which are hereby expressly acknowledged, the Parties hereby agree as follows:
Article 1

DEFINITIONS
Capitalized terms used in this Agreement and its Exhibits and Schedules shall have the meanings set forth in Annex A (Definitions) and the rules of interpretation set forth in Annex B (Rules of Interpretation) shall apply to this Agreement, except, in each case, as otherwise expressly provided herein.
Article 2

AWARD AND DISBURSEMENTS
Section 2.1Award Amount.

(a)The total maximum amount of the Award for Direct Funding for the Project is one billion five hundred million Dollars ($1,500,000,000) (the “Maximum Direct Funding Award Amount” and such Award, the “Direct Funding Award”), which, represents the total amount of funds that may be disbursed by the Department to the Recipient upon execution and delivery of one or more Funding Obligations in accordance with Schedule A (Fiscal Year Appropriations).
(b)For the Project, the Department may execute and deliver one or more Funding Obligations authorizing the obligation of funds for the Direct Funding Award up to the Scheduled Cumulative Disbursement Amount as set out in Schedule B (Project Milestone), subject to the satisfactory progress of the Project as determined by the Department. No obligation of funds for the Award by the Department shall occur upon execution of this Agreement. An obligation of funds for the Award shall occur only upon delivery of a Funding Obligation.
(c)The Department shall not be obligated to make, and shall be prohibited from making, any Direct Funding Disbursement pursuant to this Agreement in excess of the Scheduled Cumulative Disbursement Amount, as authorized in executed and delivered Funding Obligations related to the Project.
(d)Notwithstanding the foregoing, the Recipient may request that the NY Recipient submit a Workforce Disbursement Request (as defined in the NY DFA) on behalf of the Recipient with respect to the Project, the approval of which shall be governed by the terms and conditions set forth in the NY DFA.
(e)It is acknowledged that the Department can only execute and deliver Funding Obligations once it has the ability to do so under Anti-Deficiency Act, the CHIPS Act, and other Applicable Law and in accordance with its processes, policies and procedures. It is the intention of the Department that none of (i) the Disbursement Milestone Schedule; (ii) the pendency of any Direct Funding Disbursement Request; or (iii) the satisfaction or failure of any condition precedent that relates to any Direct Funding Disbursement for which a Direct Funding Disbursement Request has not been received by the Department, shall, in each case, limit or restrain the Department’s ability to execute and deliver any Funding Obligation after the Award Date.
Section 2.2Disbursement Procedure.
2.2.1ASAP System. Subject to the terms of this Agreement, each Disbursement shall be made through the Department of Treasury’s Automated Standard Application for Payment System (“ASAP”). Notwithstanding anything to the contrary set forth in this Article 2 (Award and Disbursements), the Recipient shall comply with all requirements and technical instructions necessary to receive a Disbursement through ASAP as set out in the “Award Handbook”. The Recipient may designate a payment requestor through ASAP.
2.2.2Direct Funding Disbursement Request.
(a)Subject to the other requirements of this Section 2.2 (Disbursement Procedure), the Recipient may request a Direct Funding Disbursement for a Disbursement Milestone for the Project on any date that is (i) on or after the date on which the Recipient reasonably determines that the Actual Milestone Completion Date for such Disbursement Milestone has been achieved (without regards to, solely with respect to a Direct Funding Disbursement Request, the Department’s confirmation thereof); and (ii) prior to the Milestone Completion Longstop Date for such Disbursement Milestone, by delivering to the Department, a completed Direct Funding Disbursement Request substantially in the form of Exhibit B-1 (Form of Direct Funding Disbursement Request) evidencing the satisfactory completion of the applicable Disbursement Milestone and satisfaction of the conditions in Section 5.1 (Conditions Precedent to Each Direct Funding Disbursement), except for the conditions set out in Sections 5.1.1 (Funding Obligation) and 5.1.7 (Direct Funding Disbursement Date Certificate).
(b)The Recipient shall be entitled to submit a Direct Funding Disbursement Request for the Project only during the Direct Funding Disbursement Period in accordance with this Section 2.2 (Disbursement Procedure). The Recipient may not request a Direct Funding Disbursement for the Project more frequently than once per Fiscal Quarter without the Department’s prior written consent.
2.2.3Disbursement Approval Notice. Once the Department is satisfied that the relevant Disbursement Milestone has been achieved in accordance with the terms of this Agreement, the Department shall (a) issue a Direct Funding Disbursement Approval Notice to the Recipient; and (b) make a Direct Funding Disbursement within thirty (30) days of the issuance of such Direct Funding Disbursement Approval Notice.
2.2.4Disbursement Date. The actual Direct Funding Disbursement Date for any Disbursement Milestone may occur after the Milestone Completion Longstop Date for such Disbursement Milestone.
2.2.5Disbursement Date Certificate. The Recipient and the Sponsor Guarantor shall deliver a Direct Funding Disbursement Date Certificate one (1) Business Day prior to the scheduled Direct Funding Disbursement Date in accordance with Section 5.1.7 (Direct Funding Disbursement Date Certificate).
2.2.6Direct Funding Disbursement Amount.
(a)In the event that the Actual Capex Amount for any Disbursement Milestone is less than the Scheduled Capex Amount for such Disbursement Milestone, then the amount of the Scheduled Disbursement Amount for such Disbursement Milestone shall be decreased to an amount equal to the Scheduled Cumulative Disbursement Ratio multiplied by the Actual Capex Amount.
(b)Beginning with the second Disbursement Milestone, the Scheduled Disbursement Amount for any Disbursement Milestone shall be increased by the True-Up Amount (if any), subject to clause (d) below.
(c)With respect to the last Disbursement Milestone, if the Actual Cumulative Disbursement Ratio at the time the Recipient submits the Direct Funding Disbursement Request for such last Disbursement Milestone is greater than the Scheduled Cumulative Disbursement Ratio for such Disbursement Milestone at such time, then the Scheduled Disbursement Amount for such last Disbursement Milestone shall be decreased by an amount necessary to ensure that, after giving effect to such last Direct Funding Disbursement, the Actual Cumulative Disbursement Ratio shall equal the Scheduled Cumulative Disbursement Ratio.
(d)As of the date the Recipient submits any Direct Funding Disbursement Request with respect to a Disbursement Milestone, after giving effect to the Scheduled Disbursement Amount to be made on such date, the aggregate outstanding amount of all Direct Funding Disbursements shall not exceed the Scheduled Cumulative Disbursement Amount for such Disbursement Milestone.
Section 2.3No Interest. For the avoidance of doubt, no interest or penalties shall accrue on the amount of a requested Disbursement between the date of the Disbursement Request and the Disbursement Date.
Section 2.4No Approval of Work. The making of any Disbursement under the Award Documents shall not be deemed an approval or acceptance by the Department of the quality of any work, labor, supplies, materials or equipment furnished or supplied with respect to the Project.
Article 3

PAYMENTS
Section 3.1Place and Manner of Payments to the Department.

(a)All payments to be made to the Department under this Agreement shall be sent by the Recipient in Dollars in immediately available funds before 1:00 p.m. (District of Columbia time) on the date when due and shall be due pursuant to payment instructions provided by the Department to the Recipient (as such instructions may be amended from time to time by the Department upon notice to the Recipient made in accordance with this Agreement) not less than five (5) Business Days prior to the date when such payments are due (unless expressly provided for otherwise in this Agreement); provided, however, that if the Department does not provide such payment instructions to the Recipient at least five (5) Business Days prior to the due date for any such payment, such due date shall be extended to the date that is five (5) Business Days from the date the Department provides such payment instructions to the Recipient.
(b)In the event that the date of any payment to the Department or the expiration of any time period hereunder occurs on a day that is not a Business Day, then such payment or expiration of time period shall be made or occur on the next succeeding Business Day, and such extension of time shall in such cases be included in computing interest or fees, if any, in connection with such payment.
Section 3.2Upside Sharing.
3.2.1Upside Sharing Amount Payment Instructions. During the Upside Sharing Term, and in accordance with this Section 3.2 (Upside Sharing), the Recipient shall pay the Upside Sharing Amount for each completed Relevant Period due to the Department as set forth in the Upside Sharing Amount Certification delivered pursuant to Section 3.2.3 (Upside Sharing Amount Certification) for the final Fiscal Year of each Relevant Period, no later than ten (10) Business Days after receipt of such Upside Sharing Amount Certification by the Department pursuant to the payment instructions provided by the Department pursuant to Section 3.1 (Place and Manner of Payments to the Department).
3.2.2Upside Sharing Amount Calculation. The Upside Sharing Amount with respect to the Project shall be calculated for each Relevant Period (or prior to the end of such Relevant Period, for portion of such Relevant Period consisting of the completed Fiscal Years in such Relevant Period) as set forth in this Section 3.2.2 (Upside Sharing Amount Calculation).
(a)If the Actual Cumulative Unlevered Free Cash Flow is less than or equal to the applicable Threshold for the Relevant Period, the Upside Sharing Amount shall be zero Dollars ($0).
(b)Subject to paragraph (c), if the Actual Cumulative Unlevered Free Cash Flow for the Project is greater than the applicable Threshold for the Relevant Period, the Upside Sharing Amount shall be equal to:
(i)the product of:
(x) the Upside Sharing Percentage
multiplied by
(y) the amount by which the Actual Cumulative Unlevered Free Cash Flow exceeds the applicable Threshold for such Relevant Period minus
(ii)the aggregate amount of any Upside Sharing Amounts previously paid by the Recipient to the Department pursuant to this Section 3.2 (Upside Sharing),

provided that, the Upside Sharing Amount calculated pursuant to this paragraph (b) shall not be less than zero Dollars ($0).
(c)Notwithstanding anything herein to the contrary, the aggregate amount of all Upside Sharing Amounts paid by the Recipient to the Department shall not exceed seventy-five percent (75%) of an amount equal to the difference of (i) the Actual Cumulative Disbursement Amount for the Project, minus (ii) the aggregate amount (if any) of recoveries by the Department of all or any part of any Direct Funding Disbursements previously paid to the Department pursuant to the exercise of any of the Department’s remedies under this Agreement or the Sponsor Guarantee.
3.2.3Upside Sharing Amount Certification.
(a)Commencing with the first (1st) Fiscal Year after the Fiscal Year in which the Breakeven Date occurs, within ten (10) Business Days of the Recipient’s delivery of its Financial Statements for each Fiscal Year pursuant to Annex F (Reporting Covenants), the Recipient shall deliver to the Department a written certification of the Upside Sharing Amount by a Financial Officer of the Recipient prepared in accordance with the Applicable Accounting Requirements (i.e., Carve-Out Financials basis of presentation) for such Relevant Period for the Project (an “Upside Sharing Amount Certification”)
(b)In connection with the Recipient’s obligation to deliver a calculation of the Upside Sharing Amount pursuant to the Upside Sharing Amount Certification, the Recipient shall deliver financial information as required by the Department supporting the Upside Sharing Amount calculation prepared on the basis of the Actual Unlevered Free Cash Flow of the Project and in a manner consistent with Applicable Accounting Requirements (such financial information the “Carve-Out Financials”), accompanied by the Upside Sharing Amount Report from the Recipient’s Accountant’s with respect to the calculation of the Upside Sharing Amount and the Carve-Out Financials.
(c)[***].
Section 3.3Payment of Costs and Expenses. The Recipient shall, whether or not the transactions contemplated by this Agreement or the other Financing Documents are consummated, pay or reimburse, without duplication, all reasonable documented fees, out-of-pocket costs and expenses of the Department (including all commissions, charges, costs and expenses for the conversion of currencies and all other fees, costs, charges and expenses, including all Periodic Expenses of any Consultant) paid or incurred on or prior to the Award Date in connection with (a) the due diligence of the Recipient Parties and the Project; and (b) the negotiation, review, preparation of this Agreement, the other Financing Documents and any other documents and instruments related to this Agreement or thereto (including legal opinions). The Recipient shall not be responsible for any costs and expenses of the Department (including Periodic Expenses of any Consultant) incurred after the Award Date in connection with this Agreement, the other Financing Documents and the Project.
Section 3.4Net of Tax.
(a)The Recipient understands and agrees that the Department is an agency or instrumentality of the United States and that all payments by the Recipient to the Department hereunder are payable, and shall in all cases be paid, free and clear of all Taxes.
(b)If the Recipient shall be required by Applicable Law to withhold or deduct any tax from or in respect of any sum payable hereunder or under any other Financing Document to the Department, (i) the sum payable shall be increased as may be necessary so that after making all such required deductions, the Department receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Recipient shall make such deductions; and (iii) the Recipient shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

Article 4

TERMS SATISFIED AS OF THE AWARD DATE
By execution and delivery of this Agreement each of the Recipient and the Department acknowledges and agrees that the following terms have been satisfied in form and substance satisfactory to the Department as of the Award Date:
Section 4.1Financing Documents: The Department shall have received (a) a fully executed original of each Award Document and the Sponsor Guarantee; and (b) copies of each other Financing Document then-available, and each such Financing Document shall be in full force and effect in accordance with its terms.
Section 4.2Organizational Documents.
4.2.1Recipient Parties Organizational Documents: The Department shall have received the Organizational Documents of each Recipient Party, accompanied in each case by an Officer’s Certificate of such Recipient Party substantially in the form of Exhibit A-1 (Form of Recipient Award Date Certificate) or Exhibit A-2 (Form of Sponsor Guarantor Award Date Certificate), as applicable, good standing certificates, incumbency certificates in customary form, resolutions with respect to approval of:
(a)each such Recipient Party’s participation in the Project;
(b)the financing therefor (including the Award and this Agreement) and the granting of Liens to secure the Recipient’s Obligations under any Third Party Debt Funding (as applicable); and
(c)the execution, delivery and performance by each such Recipient Party of the Financing Documents to which it is party.
4.2.2Recipient Parties Organizational Structure. The Department shall have received an up-to-date corporate group chart showing each Recipient Party and each Affiliate and Subsidiary of each Recipient Party, accompanied by an Officer’s Certificate of such Recipient Party certifying such group chart as true and correct.
4.2.3Recipient Parties Ownership. The Department shall have received:
(a) (i) an SF-328 Certificate Pertaining to Foreign Interests executed by the Recipient dated on or around December 3, 2024; and (ii) an Officer’s Certificate of the Recipient dated as of the Award Date, certifying that the information contained therein remains true and correct; and
(b)an Officer’s Certificate of the Sponsor Guarantor substantially in the form of Exhibit A-2 (Form of Sponsor Guarantor Award Date Certificate), confirming that (i) the Sponsor Guarantor owns, directly or indirectly, 100% of the Equity Interests of the Recipient; and (ii) based on public filings with the U.S. Securities and Exchange Commission submitted as of November 26, 2024, either (A) no Person beneficially owns, directly or indirectly, more than ten percent (10%) of the Equity Interests of the Sponsor Guarantor; or (B) a capitalization table that sets out each Person that beneficially owns, directly or indirectly, more than ten percent (10%) of the Equity Interests of the Sponsor Guarantor.
Section 4.3Sources and Uses Plan.
(a)The Department shall have received, as part of the Base Case Financial Model or separately, a Sources and Uses Plan.

(b)The Department shall have received evidence of the sources of funding associated with the Project (other than the Direct Funding) as set out in the Sources and Uses Plan.
Section 4.4Financial Statements. The Department shall have received (a) the most recent annual Consolidated Financial Statement of the Sponsor Guarantor; (b) [reserved]; and (c) the most recent 10-K and 10-Q filed by the Sponsor Guarantor with the U.S. Securities and Exchange Commission, together, in each case, with an Officer’s Certificate of such Recipient Party substantially in the form of Exhibit A-1 (Form of Recipient Award Date Certificate) or Exhibit A-2 (Form of Sponsor Guarantor Award Date Certificate), as applicable, concerning the accuracy of such Financial Statements and, solely with respect to the Recipient, that the Recipient’s accounting systems and controls and management information systems are satisfactory for purposes of providing information necessary for financial reporting in accordance with the Applicable Accounting Requirements.
Section 4.5Required Approvals. The Department shall have received:
(a)copies of each Required Approval that is listed on the Permitting Plan and required to be obtained prior to the Award Date; and
(b)an Officer’s Certificate of the Recipient, certifying that:
(i)such copies are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);
(ii)no term or condition of any such Required Approval has been amended from that delivered pursuant to this Section 4.5 (Required Approvals); and
(iii)each such Required Approval is unconditional (or, if conditional, all conditions precedent (if any) to the effectiveness of each Required Approval has been satisfied or waived) and the Recipient has no reasonable basis to conclude that any such Required Approval already obtained will be revoked.
Section 4.6Legal Opinions. The Department shall have received legal opinions dated as of the Award Date and addressed to the Department from Akin Gump Strauss Hauer & Feld LLP, as New York and Delaware counsel to the Recipient Parties.
Section 4.7Certificates.
4.7.1Recipient Award Date Certificate. The Department shall have received an Officer’s Certificate of the Recipient substantially in the form of Exhibit A-1 (Form of Recipient Award Date Certificate) and addressing such other matters as the Department may reasonably request.
4.7.2Sponsor Guarantor Award Date Certificate. The Department shall have received an Officer’s Certificate of the Sponsor Guarantor substantially in the form of Exhibit A-2 (Form of Sponsor Guarantor Award Date Certificate) and addressing such other matters as the Department may reasonably request.
Section 4.8Federal Requirements and Approvals.
4.8.1Lobbying Certification. The Department shall have received an executed (a) “Disclosure Form to Report Lobbying” (Standard Form LLL); and (b) “Certification Regarding Lobbying” (Form CD-511), in each case, from the Recipient.
4.8.2Application for Federal Assistance. The Department shall have received an executed “Application for Federal Assistance” (Standard Form 424) from the Recipient.

4.8.3SAM Registration. The Department shall have received evidence of the registration by the Recipient in SAM.
4.8.4ASAP Enrollment. The Department shall have received evidence of the enrollment by the Recipient in ASAP.
4.8.5KYC Requirements. The Department shall have received all documentation (including taxpayer identification documents) and other information in respect of each Recipient Party, as required by the Department to enable it to be satisfied with the results of all “know your customer” and other requirements (including, inter alia, the Anti-Money Laundering Laws).
4.8.6Program Requirements. The Recipient shall be in compliance with all provisions set forth in Annex D (Program Requirements)) applicable as of the Award Date.
4.8.7Davis-Bacon Act Requirements. The conditions precedent in Section 2 (Conditions Precedent to Award Issuance) of Annex E (Davis Bacon Act Requirements) shall have been satisfied.
Section 4.9Base Case Financial Model. The Department shall have received a Base Case Financial Model, accompanied by an Officer’s Certificate from the chief financial officer of the Sponsor Guarantor substantially in the form of Exhibit A-2 (Form of Sponsor Guarantor Award Date Certificate), confirming that such Base Case Financial Model:
(a)is complete and was based upon assumptions believed by the Recipient Parties to be reasonable at the time delivered;
(b)is consistent with the provisions of the applicable Project Documents entered into on or prior to the date of this Agreement; and
(c)has been prepared in good faith and with due care.
Section 4.10Recipient’s Accountant. The Department shall have received evidence of (a) the Recipient’s appointment of the Recipient’s Accountant; and (b) the Sponsor Guarantor’s appointment of the Sponsor Guarantor’s Accountant, in each case, to act as its independent public accountant.
Section 4.11Fees and Expenses. The Department shall have received evidence that all Periodic Expenses due and payable to the Department and the Department’s Consultants on or prior to the Award Date have been paid or reimbursed in full or, in the case of the Department’s Consultants, arrangements for payment have been made, in each case, in accordance with any applicable fee letters.
Section 4.12Construction and Tool Installation Budget. The Department shall have received the Construction and Tool Installation Budget consistent with the Base Case Financial Model.
Section 4.13Milestone Based Schedule. The Department shall have received the Milestone Based Schedule.
Section 4.14Advanced Packaging Resiliency Plan. The Department shall have received a preliminary Advanced Packaging Resiliency Plan.
Section 4.15No Violation. Entering into the Award Documents shall not result in a violation of any Applicable Law, Financing Document, Governmental Approval, or any other material agreement or consent to which the Recipient is a party, or any material judgment or approval to which the Recipient is subject.

Article 5

CONDITIONS PRECEDENT TO EACH DISBURSEMENT
Section 5.1Conditions Precedent to Each Direct Funding Disbursement. The obligation of the Department to make any Direct Funding Disbursement (including the first Direct Funding Disbursement) shall be subject to the prior satisfaction (or waiver in writing), of each of the following conditions precedent and the delivery to the Department of each of the documents indicated below, all in form and substance satisfactory to the Department as of the Direct Funding Disbursement Date for such Direct Funding Disbursement, unless indicated otherwise, and to their continued satisfaction on the relevant Direct Funding Disbursement Date. The Department may (but shall not be required to) consult with any of the Department’s Consultants regarding the satisfaction of any condition precedent.
5.1.1Funding Obligation. As set forth in Section 2.1(b) (Award Amount), the Department shall have executed and delivered one or more Funding Obligations acknowledged by the Recipient that cumulatively obligates, at a minimum, the Scheduled Cumulative Disbursement Amount (inclusive of the then requested Direct Funding Disbursement).
5.1.2Disbursement Request. The Department shall have received a Direct Funding Disbursement Request in accordance with Section 2.2 (Disbursement Procedure) demonstrating completion of the applicable Disbursement Milestone as required by Section 5.1.4 (Completion of Disbursement Milestone), together with (a) relevant invoices demonstrating that the proceeds of the relevant Direct Funding Disbursement reimburse payment of Eligible Uses of Funds by the Recipient; and (b) an inventory of invoices describing the categories of spending to be reimbursed with the requested Direct Funding Disbursement.
5.1.3Commencement of Project. With respect to the first Direct Funding Disbursement, the Project Commencement Date shall have occurred no later than the Project Commencement Clawback Date.
5.1.4Completion of Disbursement Milestone.
(a)The Department shall have received evidence that the Disbursement Milestone for the Project that is required to have been achieved on or prior to the relevant Direct Funding Disbursement Date in accordance with the applicable Disbursement Milestone Schedule has been achieved.
(b)With respect to the Disbursement for the [***], the Department shall have received evidence of completion of [***].
(c)With respect to the Disbursement for the [***], the Department shall have received evidence of completion of [***].
5.1.5[Reserved]
5.1.6Equity Contribution. The Department shall have received evidence that (a) the Sponsor Guarantor has made Equity Contributions to the Recipient in respect of the Project; and (b) such funds have been used exclusively to fund Project Costs with respect to the Project, in each case, in accordance with the Sponsor Guarantee.
5.1.7Direct Funding Disbursement Date Certificate. The Department shall have received one (1) Business Day prior to the Direct Funding Disbursement Date, an Officer’s Certificate of each Recipient Party, each substantially in the form of Exhibit D-1 (Form of Recipient Direct Funding Disbursement Date Certificate) or Exhibit D-2 (Form of Sponsor Guarantor Direct Funding Disbursement Date Certificate).
5.1.8[Reserved]

5.1.9Required Approvals. The Department shall have received:
(a)copies of each Required Approval listed on the applicable Permitting Plan as required to have been obtained as of the relevant Direct Funding Disbursement Date and not previously provided by the Recipient to the Department; and
(b)an Officer’s Certificate of the Recipient, certifying that:
(i)such copies are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);
(ii)no term or condition of any such Required Approval has been amended from that delivered pursuant to this Section 5.1.9 (Required Approvals); and
(iii)each such Required Approval, is unconditional (or, if conditional, all conditions precedent (if any) to the effectiveness of each Required Approval have been satisfied) and the Recipient has no reasonable basis to conclude that any such Required Approval already obtained will be revoked.
5.1.10Representations and Warranties. Each of the representations and warranties made (or deemed made) by the Recipient under this Agreement and the Sponsor Guarantor in the Sponsor Guarantee shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect” or a similar qualifier, in which case it shall be true and correct in all respects (subject to any qualification set forth in such representation) as of the date such representation or warranty is made (or deemed made), except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty shall be true and correct as of such date or time).
5.1.11Program Requirements. The Recipient shall be in compliance with the covenants set forth in Annex D (Program Requirements)) applicable as of the Direct Funding Disbursement Date.
5.1.12No Default. No Event of Default or Potential Event of Default has occurred and is continuing or would result from the making of such Direct Funding Disbursement or from the application of the proceeds thereof.
5.1.13No Guardrail Suspension. The Secretary has not made any determination in accordance with the Guardrail Provisions to suspend the Recipient’s ability to request Direct Funding Disbursements.
5.1.14No Material Adverse Effect. No event or circumstance (including a change in law) shall have occurred or would reasonably be expected to occur with respect to the Recipient, any Recipient Party or the Project that has had, or would reasonably be expected to have, a Material Adverse Effect.
5.1.15Davis-Bacon Act Requirements. The conditions precedent in Section 3 of (Conditions Precedent to each Direct Funding Disbursement) of Annex E (Davis-Bacon Act Requirements) have been satisfied.
Article 6

REPRESENTATIONS AND WARRANTIES
The Recipient makes each of the following representations and warranties to and in favor of the Department as of (a) the Award Date; (b) each Disbursement Date; and (c) the Project Completion Date, as applicable (in all cases, both immediately before and immediately after giving effect to the

Disbursements, if any, being made on such date), except as such representations and warranties are expressly made as to an earlier date, in which case such representations and warranties will be true as of such earlier date:
Section 6.1Organization. The Recipient (a) is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) is duly qualified to do business in the State of Idaho and in each other jurisdiction where the failure to so qualify would reasonably be expected to have a Material Adverse Effect; and (c) has all requisite company power and authority to (i) own or hold under lease and operate the property it purports to own or hold under lease; (ii) carry on its business as now being conducted and as proposed to be conducted in respect of the Project; (iii) incur Indebtedness and create Liens on all and any of its Properties; and (iv) execute, deliver, perform and observe the terms and conditions of each of the Financing Documents to which it is a party.
Section 6.2Authorization; No Conflict. The Recipient has duly authorized, executed and delivered the Financing Documents to which it is a party, and neither its execution and delivery thereof nor its consummation of the transactions contemplated hereby or thereby nor its compliance with the terms of this Agreement or thereof does or will (a) contravene its Organizational Documents or any Applicable Laws in any material respects; (b) contravene or result in any breach or constitute any default under any material Governmental Judgment; (c) contravene or result in any breach or constitute any default under any material agreement or instrument to which it is a party or by which it or any of its material Properties related to the Project may be bound; or (d) require any material consent or approval of any Person other than the Required Approvals and any other consents or approvals that have been obtained and are in full force and effect.
Section 6.3Compliance with Laws The Recipient has conducted and is conducting its business and the Project in compliance with:
(a)the CHIPS Act;
(b)the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.);
(c)the False Claims Amendments Act of 1986 (18 U.S.C. § 287);
(d)the False Statements Accountability Act of 1996 (18 U.S.C. § 1001);
(e)Civil False Claims Act (31 U.S.C. §§ 3729 - 3733);
(f)the Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970 (42 U.S.C. § 4601 et seq.) in all material respects;
(g)all applicable federal labor and employment laws, including Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), the Fair Labor Standards Act (29 U.S.C. § 203), the Occupational Safety and Health Act (29 U.S.C. § 653) and the National Labor Relations Act (29 U.S.C. § 151 et seq.); in all material respects;
(h)all applicable Export Control Laws in all respects, except for any actual or potential violations that involve only unintentional minor, technical infractions, which either (i) were voluntarily self-disclosed to BIS within sixty (60) days of the Recipient Party becoming aware of the violation, and, within sixty (60) days of disclosure resulted in the issuance of a warning or no action letter by BIS; or (ii) otherwise could not reasonably be expected to give rise to an enforcement action, or the imposition of any fine or penalty by any Governmental Authority; and
(i)without prejudice to Section 6.2 (Authorization; No Conflict), Section 6.3 (Compliance with Laws), Section 6.6 (Required Approvals), Section 6.7 (Intellectual Property), Section 6.15 (Environmental Laws), Section 6.16 (Federal Requirements), Section 6.17 (Foreign Entity of Concern; Prohibited Persons; Sanctions; Export Controls; Anti-Corruption; Anti-Money Laundering

Laws), all other Applicable Laws, Required Approvals and its Organizational Documents in all material respects.
Section 6.4Legality; Validity; Enforceability. Assuming the duly authorized execution and delivery thereof by each other party thereto other than Recipient Party, each Financing Document to which the Recipient is (or will be when executed) a party constitutes (or when executed, will constitute) a legal, valid and binding obligation of the Recipient, enforceable against the Recipient in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Applicable Laws affecting creditors’ rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law).
Section 6.5Real Property.
(a)A Recipient Party owns and has valid legal and beneficial title to all real property interests in the Project Site.
(b)All material easements, leasehold and other property interests and utility and other services, means of transportation, facilities, other materials and rights held that are reasonably necessary for the construction, completion and operation of the Project have been obtained or are commercially available to the Project at the Project Site as and when required to have been obtained for the Project.
(c)(i) Any Leases material to the Project and in existence on the date of this representation and under which a Recipient Party is a lessee are valid and subsisting; (ii) such Recipient is not in default under any such Leases; (iii) such Recipient Party enjoys peaceful and undisturbed possession of all Property subject to such Leases; and (iv) the Recipient Parties have the right to continue to enjoy such possession during the time when any Property is necessary for the Project, in each case, in all material respects.
(d)To the Recipient’s Knowledge, the Project Site is sufficient and appropriate in all material respects for the development, siting, design, engineering, construction, ownership, operation, maintenance and use of the Project as contemplated by the Award Documents.
(e)all of the improvements on the Project Site lie wholly within the boundaries and building restriction lines of the Project Site, and no improvements on adjoining properties encroach upon the Project Site, and no improvements on the Project Site encroach upon or violate any easements or other encumbrances upon the Project Site, in each case, so as to materially impair the development, construction, operation, or use by (or for the benefit of) the Recipient of the Project Site for the Project.
(f)No condemnation or adverse zoning or usage change proceeding has occurred been threatened against any of the Real Property that would reasonably be expected to materially impair the development, construction, operation, access to or use by (or for the benefit of) the Recipient of the Project Site for the Project.
Section 6.6Required Approvals.
(a)The Permitting Plans set forth all Required Approvals.
(b)Each Required Approval listed on the applicable Permitting Plan that is required to be obtained as of any date on which this representation is made has been issued, and the Recipient has no reasonable basis to conclude that any such Required Approvals already obtained will be revoked.
(c)The Recipient has no reasonable basis to conclude that it or any other Recipient Party will be unable to obtain the Required Approvals applicable to it in the ordinary course of business and at such time or times as may be necessary to avoid any material delay in, or impairment to the transactions contemplated by the Financing Documents.
(d)Each Recipient Party is in compliance in all material respects with all Required Approvals that have been obtained by, or are otherwise applicable to, such Recipient Party.
Section 6.7Intellectual Property.
(a)The Recipient owns or holds a valid and enforceable license, permit, certificate, franchise, or other authorization or right to use all know-how included in the Project IP.
(b)To the Recipient’s Knowledge, neither the Recipient nor the Sponsor Guarantor is in material breach of or default under any Project IP Agreement then in effect. To the Recipient’s Knowledge, there are no facts or circumstances that would be reasonably expected (after the giving of notice, the lapse of time, or both) to give rise to any revocation or termination of any material Project IP Agreement, or the Recipient’s rights or licenses to Project IP thereunder.
(c)The Recipient owns or holds a valid and enforceable license or other authorization or right to use, sufficient know-how to operate and maintain the Existing Facilities to manufacture the Product.
(d)There is no agreement that materially restricts Recipient’s ability to use Project IP to achieve any Disbursement Milestone by the respective Milestone Completion Longstop Date.
Section 6.8Litigation. Except (x) as expressly set forth on Schedule E (Litigation) (as such schedule may be updated from time to time upon written notice to the Department), and (y) as set forth in forms, reports, statements or certifications and other documents (including all exhibits, amendments and supplements thereto) furnished to or filed from time to time (including after the date hereof) with the U.S. Securities and Exchange Commission by the Sponsor Guarantor, there is no pending material Action or, to the Recipient’s Knowledge, threatened Action (in writing) that the Recipient reasonably believes is likely to result in a material Action that relates to:
(a)the legality, validity or enforceability of any Financing Document or any transaction contemplated thereby;
(b)the Project and that has, or would reasonably be expected to cause, a Material Adverse Effect; or
(c)any Recipient Party that, either individually or in the aggregate, has, or would reasonably be expected to cause, a Material Adverse Effect.
Section 6.9Labor Disputes. There are no strikes, slowdowns or work stoppages ongoing or threatened in writing by the employees of any Recipient that have caused or would reasonably be expected to cause a Material Adverse Effect.
Section 6.10Taxes.
(a)The Recipient has (i) filed all tax returns required by Applicable Laws to be filed by it; and (ii) has paid: (A) all income Taxes that have become due pursuant to such tax returns; and (B) all other material Taxes and assessments payable by it that have become due (other than those Taxes that it is contesting in good faith and by appropriate proceedings, for which reserves have been established to the extent required by the Applicable Accounting Requirements on the books of the applicable Recipient Party).
(b)The Recipient has not been convicted of a criminal offense under the Internal Revenue Code.

Section 6.11Financial Statements.
(a)Each of the Financial Statements of each Recipient Party delivered to the Department pursuant to Annex F (Reporting Covenants) (i) has been prepared in accordance with the Applicable Accounting Requirements, on a Consolidated Basis, and presents fairly, in all material respects, the financial condition of such Recipient Party as of the respective dates of the Financial Statements for the respective periods covered therein; and (ii) reflects all liabilities or obligations of such Recipient Party and other information of any nature whatsoever for the period to which such Financial Statements relate and that are required to be disclosed in accordance with Applicable Accounting Requirements.
(b)Since the date of delivery of such Financial Statements, or the respective date of such Financial Statements, whichever is earlier, such Recipient Party, has not incurred or assumed any liabilities or obligations that would be required to be recognized in such Financial Statements in accordance with the Applicable Accounting Requirements, except to the extent such liabilities or obligations have been disclosed to the Department in writing.
Section 6.12Contracts; Other Transactions.
(a)Except as expressly set forth on Schedule E (Affiliate Transaction) or as set forth in clause (b) below, the Recipient is not a party to any contract or agreement with, and does not have any other loan commitment to, any Affiliate.
(b)The Recipient has not (i) entered into any transaction or series of related transactions with respect to the Project with any Person (including any Affiliate) other than in the ordinary course of business and on an arm’s-length basis; or (ii) entered into any transaction with respect to the Project whereby the Recipient might pay more than the fair market value for products of others.
(c)The Recipient has no Subsidiaries and does not legally or beneficially own any Equity Interests of any other Person.
Section 6.13Construction and Tool Installation Budget; Project Schedule.
(a)The Construction and Tool Installation Budget as of the Award Date and each Disbursement Date:
(i)is complete, in all material respects, and based upon assumptions believed by the Recipient to be reasonable as of the time such Construction and Tool Installation Budget was prepared;
(ii)is consistent, in all material respects, with the provisions of the applicable Project Documents; and
(iii)has been prepared in good faith and with due care.
(b)With respect to the Project, the Construction and Tool Installation Budget as of the Award Date and each Disbursement Date represents the Recipient’s best estimate of Total Project Costs anticipated to be incurred to achieve the Project Completion Date for the Project by the final Milestone Completion Longstop Date set forth in Schedule B (Project Milestone Schedule) based on reasonable assumptions as of the time such Construction and Tool Installation Budget was prepared.
(c)As of the applicable Disbursement Date, (i) no Construction and Tool Installation Budget for the Project has been amended or changed to reflect that the Total Project Costs for the Project exceed fifteen percent (15%) (or ten percent (10%) if the Sponsor Guarantor does not hold an Investment Grade Rating as of such Disbursement Date) of the Total Project Costs for the Project

as set forth in the Base Case Financial Model; or (ii) (A) the Construction and Tool Installation Budget for the Project has been amended or changed to reflect that the Total Project Costs for the Project exceed fifteen percent (15%) (or ten percent (10%) if the Sponsor Guarantor does not hold an Investment Grade Rating as of such Disbursement Date) of the Total Project Costs for the Project as set forth in the Base Case Financial Model; and (B) the Recipient is committed to continue implementation of the Project and does not have any intentions to Abandon the Project.
(d)The Recipient’s good faith estimate and belief is that, for the Project, the Project Completion Date will occur no later than the Project Completion Clawback Date.
Section 6.14Adequate Project Funding. The Total Funding Available for the Project (taking into account the financial resources of the Sponsor Guarantor to increase its Equity Commitment thereunder) will be sufficient to pay all remaining Project Costs for the Project and to achieve the Project Completion Date for the Project by no later than the final Milestone Completion Longstop Date set forth in the Disbursement Milestone Schedule for the Project.
Section 6.15Environmental Laws.
(a)All Required Approvals that are required to be obtained for the Project as of each date on which this representation is given relating to (i) air emissions; (ii) discharges to surface water or ground water; (iii) noise emissions; (iv) the use, generation, storage, transportation or disposal of Hazardous Substances; or (v) otherwise required under applicable Environmental Law have been obtained.
(b)The Recipient has not received, and is not aware of, any facts or circumstances that would reasonably be expected to result in, any complaint, order, directive, claim, citation or notice arising under Environmental Law by any Governmental Authority that has, or would reasonably be expected to become, material.
(c)The Recipient has not received notice of, and is not aware of, any condition, circumstance, action, activity or event with respect to the Project, the Recipient, or the Project Site that would reasonably form the basis of any material violation of any Environmental Law or that would reasonably be expected to have a Material Adverse Effect.
(d)The Recipient is in compliance with all applicable Environmental Laws in all material respects.
(e)None of the Recipient, any Recipient Party nor, to the Recipient’s Knowledge, any other Person, has used, generated, manufactured, produced, stored, or Released, on, under or about any Facility or transported thereto or therefrom, any Hazardous Substances in a manner that would reasonably be expected to: (i) form the basis of a material Environmental Claim by a Governmental Authority; (ii) cause the Project to be in violation of any Environmental Law in material respect; or (iii) have a Material Adverse Effect; or (iv) result in material harm to the environment, health or safety;
provided that, notwithstanding the foregoing, the Recipient does not make any representation or warranties under clauses (a)-(e) above with respect to any actual or potential violations of Environmental Law, harm, or effect that involve only minor or technical infractions, which (A) were voluntarily disclosed to the relevant Governmental Authority within sixty (60) days of the Recipient Party becoming aware of the violation; or (B) otherwise could not reasonably be expected to give rise to an enforcement action that results in a fine or penalty by any Governmental Authority in excess of one million Dollars ($1,000,000).
Section 6.16Federal Requirements.

(a)Davis-Bacon Act Requirements. Each representation and warranty set forth in Section 4 (Representations and Warranties) of Annex E (Davis-Bacon Act Requirements) is true and correct.
(b)Guardrail Provisions.
(i)Each Recipient Party is in compliance with all applicable Guardrail Provisions.
(ii)Each of the lists of existing facilities and ongoing Joint Research and Technology Licensing, each as attached as Appendix 1 to the Guardrail Provisions, is true and correct, and such appendices memorialize all information required to be set forth herein pursuant to Section 1 (Prohibition on Certain Expansion Transactions) and Section 2 (Prohibition On Certain Joint Research Or Technology Licensing) of the Guardrail Provisions.
(iii)Each Person that as of the date hereof is a member of the Recipient’s “affiliated group,” as such term is defined under 26 U.S.C. § 1504(a), without regard to 26 U.S.C. § 1504(b)(3), directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Recipient as of the date hereof is set forth in Part 4 (Members of the Affiliated Group) of Appendix 1 of the Guardrail Provisions.
(iv)Each Related Entity as of the date hereof is set forth in Part 5 (Related Entities Subject to Section 3 of Annex C (Guardrail Provisions)) of Appendix 1 of the Guardrail Provisions.
(v)Each Mitigation Agreement, if any, required pursuant to the Guardrail Provisions, is in full force and effect and no violation thereof has occurred.
(c)Inverted Corporation Requirement. The Recipient represents that it is not a foreign incorporated entity which is treated as an inverted domestic corporation under Section 835(b) of the Homeland Security Act of 2002 (6 U.S.C. § 395(b)) or a Subsidiary of such an entity.
Section 6.17Foreign Entity of Concern; Prohibited Persons; Sanctions; Export Controls; Anti-Corruption; Anti-Money Laundering Laws.
(a)The Recipient is not a Foreign Entity of Concern.
(b)No Recipient Party nor any of their respective members, directors, or officers is a Prohibited Person, and to the Recipient’s Knowledge, none of the employees, agents or representatives of any Recipient Party acting in such capacities is a Prohibited Person.
(c)To the Recipient’s Knowledge, no event has occurred, and no condition exists, that is reasonably likely to result in any Recipient Party becoming a Prohibited Person.
(d)There are no Actions pending or, to the Recipient’s Knowledge, threatened, against or affecting any Recipient Party or their respective members, directors, officers, employees, agents or representatives acting in such capacities regarding any actual or alleged non-compliance with any Sanctions, Export Control Laws, Anti-Money Laundering Laws, or Anti-Corruption Laws.
(e)The Recipient has adopted and implemented and maintains policies and procedures designed to promote and achieve compliance with all applicable Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws.
(f)Each Recipient Party and the respective members, directors, officers, and, to the Recipient’s Knowledge, employees, agents and representatives thereof acting in such capacities, are, and for the last five (5) years have been, in compliance with (i) all Sanctions and all applicable Anti-Money Laundering Laws; and (ii) all applicable Export Control Laws in all respects, except for any actual or potential violations that involve only unintentional minor, technical infractions, which either (A) were voluntarily self-disclosed to BIS within sixty (60) days of the Recipient Party becoming aware of the violation, and, within sixty (60) days of disclosure resulted in the issuance of a warning or no action letter by BIS; or (B) otherwise could not reasonably be expected to give rise to an enforcement action, or the imposition of any fine or penalty by any Governmental Authority.
(g)Each Recipient Party and each of their respective Principal Persons, and, to the Recipient’s Knowledge, their employees, agents, and representatives acting in such capacities have complied with all applicable Sanctions, Export Control Laws (except as provided in the exception in Section 6.3(h) (Compliance with Laws)), Anti-Money Laundering Laws and Anti-Corruption Laws in obtaining any consents, licenses, approvals, authorizations, rights, or privileges with respect to the Project and, otherwise, have conducted the Project in compliance with all applicable Sanctions, Export Control Laws (except as provided in the exception in Section 6.3(h) (Compliance with Laws)), Anti-Money Laundering Laws, and Anti-Corruption Laws.
(h)None of the Recipient, nor its members, directors, officers, nor, to the Recipient’s Knowledge, employees, agents or representatives acting in such capacities, has made, offered or promised to make, provided or paid any unlawful contributions, entertainment or anything of value to any local or foreign official (including employees of state-owned or controlled entities), foreign political party or party official or any candidate for foreign political office:
(i)in order to influence any act or decision of any foreign official, foreign political party, party official or candidate for foreign political office in his or her official capacity, including a decision to fail to perform his or her official functions;
(ii)to secure an advantage; or
(iii)with the intent to induce the Recipient to misuse his or her official position to direct business to the Recipient or any of its Affiliates or to any other Person, in each case, in violation of any applicable Anti-Corruption Laws or any other Applicable Law.
Section 6.18Insolvency Proceedings.
(a)No Recipient Party is the subject of any pending, or to the Recipient’s Knowledge, threatened (in writing), Insolvency Proceedings, in each case, to extent such Insolvency Proceedings are bona fide and non-frivolous.
(b)The Recipient is and, after giving effect to any requested Disbursement, will be solvent. For purposes of the preceding sentence, “solvent” means (i) the fair saleable value (on a going concern basis) of the Recipient’s assets exceed its liabilities, contingent or otherwise, fairly valued; (ii) the Recipient will be able to pay its debts as they become due; and (iii) upon paying its debts as they become due, the Recipient will not be left with unreasonably small capital as is necessary to satisfy all of its current and reasonably anticipated obligations.
Section 6.19No Defaults. No Event of Default or Potential Event of Default has occurred and is continuing.
Section 6.20Material Adverse Effect. No event or circumstance (including any legal, arbitral or other dispute review proceeding or any change in law) has occurred and is continuing that has or would reasonably be expected to have or result in a Material Adverse Effect.
Section 6.21Full Disclosure. The statements and information contained in the Financing Documents, taken together with all documents, reports or other written information pertaining to the Project that have been furnished by or on behalf of the Recipient or any other Recipient Party to the Department or any Consultant from time to time, are true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading at the time they were made.
Section 6.22No Immunity. The Recipient nor any of its assets is entitled to immunity in any jurisdiction in which judicial proceedings would reasonably be expected at any time be commenced with respect to this Agreement or any other Financing Document.
Section 6.23No Federal Debt Delinquency. No Recipient Party has (a) any judgment Lien against any of its Property for a debt owed to the United States; or (b) any Indebtedness owed to the United States or any Governmental Authority thereof that is in delinquent status, as the term “delinquent status” is defined in in 31 C.F.R. 285.13(d), including any Tax liabilities (other than those Taxes that it is contesting in good faith and by appropriate proceedings, for which reserves have been established to the extent required by the Applicable Accounting Requirements except to the extent such delinquency has been resolved with the appropriate Governmental Authority in accordance with Applicable Law.
Section 6.24No Debarment.
(a)No event has occurred and no condition exists that is likely to result in the debarment or suspension of any Recipient Party or their respective members, directors, officers or employees from contracting with the U.S. government or any agency or instrumentality thereof.
(b)No Recipient Party nor any of their respective members, directors or officers is or has been subject to any debarment or suspension.
Section 6.25Information Technology; Cyber Security.
(a)The information technology (including data communications systems, equipment and devices) used in the business of the Recipient (collectively, the “IT Systems”) operates and performs in all material respects as necessary: (i) for the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation or maintenance of the Project; (ii) to complete the activities designated to achieve the Project Completion Date; and (iii) to exercise the Recipient’s rights and perform its obligations under the Financing Documents in a timely manner.
(b)The Recipient has implemented and maintains, and has caused, or no later than the first Disbursement Date, will have caused, each other Recipient Party to implement and maintain in connection with the Project, commercially reasonable privacy, information security, cyber security, disaster recovery, business continuity, data backup and incident response plans, policies and procedures consistent with Prudent Industry Practice (including administrative, technical and physical safeguards) designed to protect: (i) Sensitive Information from any unauthorized, accidental, or unlawful Processing or loss; (ii) each applicable IT System from any unauthorized or unlawful access, acquisition, use, control, disruption, destruction, or modification; and (iii) the integrity, security and availability of the Sensitive Information and IT Systems.
Section 6.26Acknowledgement Regarding Use of Data. The Recipient has taken commercially reasonable measures to safeguard protected personally identifiable information and other confidential or sensitive personal or business information created or obtained in connection with the Award.
Article 7

AFFIRMATIVE COVENANTS
Section 7.1Reporting Covenants. The Recipient covenants and agrees that, unless the Department waives compliance in writing the Recipient shall, at its own expense, furnish, or cause to be furnished, to the Department, all information as and when required in accordance with Annex F (Reporting Covenants).
Section 7.2Affirmative Covenants during the Period of Performance. The Recipient covenants and agrees that during the Period of Performance, unless the Department waives compliance in writing:
7.2.1Internal Controls; Monitoring and Reporting.
(a)The Recipient acknowledges and understands that the Department is responsible for protecting taxpayer resources, including by ensuring strong compliance and accountability measures for the Recipient with respect to any Disbursement.
(b)The Recipient shall establish and maintain effective internal control over the proceeds of any Disbursements to provide reasonable assurance that any costs of the Recipient or any Person paid or reimbursed with such Disbursement constitute Eligible Uses of Funds.
(c)The Recipient shall monitor activities funded by any Disbursement to provide reasonable assurance that the proceeds of such Disbursement are used in compliance with the terms of this Agreement and performance expectations with respect to the Project.  Upon reasonable request by the Department, the Recipient shall provide any invoices, other financial records, and performance reporting information provided by any third party that has received proceeds of any Disbursement from the Recipient for the purpose of demonstrating performance in alignment with this Agreement.
7.2.2Operations. The Recipient shall own, operate and maintain (or cause to be owned, operated and maintained) the Project in all material respects in accordance with Prudent Industry Practice.
7.2.3Compliance with Applicable Law. The Recipient shall comply with and conduct its business, operations, assets, equipment, property, leaseholds, the Project and the Facility in compliance with:
(a)the CHIPS Act;
(b)the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.);
(c)the False Claims Amendments Act of 1986 (18 U.S.C. § 287);
(d)the False Statements Accountability Act of 1996 (18 U.S.C. § 1001);
(e)the Civil False Claims Act (31 U.S.C. §§ 3729 - 3733);
(f)[reserved];
(g)the Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970 (42 U.S.C. § 4601 et seq.) in all material respects;
(h)all applicable federal labor and employment laws, including Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), the Fair Labor Standards Act (29 U.S.C. § 203), the Occupational Safety and Health Act (29 U.S.C. § 653) and the National Labor Relations Act (29 U.S.C. § 151 et seq.) in all material respects; all applicable Export Control Laws in all respects, except for any actual or potential violations that involve only unintentional minor, technical infractions, which either (A) were voluntarily self-disclosed to BIS within sixty (60) days of the Recipient Party becoming aware of the violation, and, within sixty (60) days of disclosure resulted in the issuance of a warning or no action letter by BIS; or (B) otherwise could not reasonably be expected to give rise to an enforcement action, or the imposition of any fine or penalty by any Governmental Authority; and

(i)without prejudice to Section 7.2.3 (Compliance with Applicable Law), Section 7.2.9 (Intellectual Property), Section 7.2.10 (Required Approvals), Section 7.2.13 (Federal Requirements), all other Applicable Law in all material respects.
7.2.4Insurance. The Recipient shall maintain, or cause to be maintained, in effect at all times insurance with reputable insurance companies (or self-insurance), with respect to its present and future Properties (including liability and business interruption coverage), against such risks and hazards, in such amounts, and in such form, as is usually carried by companies of a similar size that are engaged in the same or a similar business (after giving effect to any self-insurance which in the good faith judgment and management of the Recipient is reasonable and prudent in light of the size and nature of its business).
7.2.5Taxes.
(a)The Recipient shall pay or cause to be paid on or before the date payment is due all applicable Taxes (including stamp taxes), duties, fees, Periodic Expenses, or other charges payable on or in connection with the execution, issue, delivery, registration, or notarization, or for the legality, validity, or enforceability, of the Award Documents (other than those Taxes that it is contesting in good faith and by appropriate proceedings for which reserves have been established to the extent required by the Applicable Accounting Requirements); provided that, the Recipient shall promptly pay any valid, final judgment rendered upon the conclusion of any relevant Action enforcing any Tax and cause it to be satisfied of record.
(b)The Recipient shall file all tax returns required by Applicable Laws to be filed by it and shall pay or cause to be paid on or before the date payment is due (i) all income Taxes required to be paid by it; and (ii) all other material Taxes and assessments required to be paid by it (other than those Taxes that it contests in good faith and by appropriate proceedings, for which reserves are established to the extent required by the Applicable Accounting Requirements).
7.2.6Eligible Uses of Funds. The Recipient shall apply the proceeds of each Direct Funding Disbursement for the Project exclusively to reimburse the Recipient for Eligible Uses of Funds incurred in connection with the relevant Disbursement Milestone for which the Direct Funding Disbursement was made which Eligible Uses of Funds have not been paid with the proceeds of (i) any federal grants, assistance or loans; (ii) other funds guaranteed by the federal government; or (iii) tax credits. For the avoidance of doubt, Eligible Uses of Funds may have been incurred by the Recipient on or after the Eligible Start Date.
7.2.7Diligent Execution of Project.
(a)The Recipient shall use commercially reasonable efforts to achieve each Disbursement Milestone for the Project by the relevant Anticipated Completion Date.
(b)The Recipient shall construct and complete, or cause to be constructed and completed, the Project diligently in accordance with the applicable Construction Contracts and the other applicable Project Documents, in all material respects, as each is permitted to be amended, supplemented or otherwise modified under this Agreement, and Prudent Industry Practice.
7.2.8Equipment. The Recipient shall own, maintain, repair and replace (or cause to be owned, maintained, repaired and replaced) all material Properties and equipment, spare parts, and inventory necessary for the operation and maintenance of the Project in accordance with Prudent Industry Practice.
7.2.9Intellectual Property. The Recipient shall at all times acquire and maintain ownership of, or obtain and maintain licenses or other authorizations or rights to use, know-how sufficient to operate and maintain the Existing Facilities to manufacture the Products.
7.2.10Required Approvals. The Recipient shall (a) procure (or renew, as applicable) each Required Approval at or prior to such time as such Required Approval is required or necessary and in any event in accordance with any applicable deadline set forth in the relevant Permitting Plan; and (b) maintain each such Required Approval in full force and effect and comply with the terms thereof in all material respects.
7.2.11ASAP Account. The Recipient shall maintain an account in ASAP at all times.
7.2.12Public Announcements. The Recipient shall, prior to the making thereof, provide reasonable advance notice to the Department with respect to any public announcement made by the Recipient or, to the Recipient’s Knowledge, any other Recipient Party:
(a)in connection with material developments in respect of the Project (including, inter alia, the Project’s ground-breaking ceremony or going into operation) or satisfaction of any Disbursement Milestone); and
(b)that directly refers to the Award or any Award Document (including by submitting the full text of any proposed public statement to the Department for review and refraining from making any such public statement without the Department’s prior written approval), other than any such statements that are, as may be determined by any Recipient Party or any Affiliate thereof: (i) required by or to comply with Applicable Law or stock exchange rules or regulations applicable to such Person; or (ii) made in connection with any Action brought by or against any Recipient Party or any of its Affiliates.
7.2.13Federal Requirements.
(a)Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws. The Recipient shall:
(i)comply with all Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws;
(ii)comply with all applicable Export Control Laws in all respects. except for any actual or potential violations that involve only unintentional minor, technical infractions, which either (A) were voluntarily self-disclosed to BIS within sixty (60) days of the Recipient Party becoming aware of the violation, and, within sixty (60) days of disclosure resulted in the issuance of a warning or no action letter by BIS; or (B) otherwise could not reasonably be expected to give rise to an enforcement action, or the imposition of any fine or penalty by any Governmental Authority;
(iii)maintain in effect policies and procedures designed to promote and achieve compliance with all applicable Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws;
(iv)maintain in effect disclosure controls and procedures to provide reasonable assurance that material information regarding the Recipient’s compliance with Applicable Laws (including Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws) is made known to Principal Persons of the Recipient; and
(v)take all responsible and prudent steps to ensure that each of its directors, officers, employees, agents, and representatives comply with applicable Sanctions, Export Control Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
(b)Prohibited Persons; Foreign Entities of Concern. The Recipient shall provide written notice to the Department as soon as practicable from the date that the Recipient knew or should have known that any Principal Person of the Recipient has become a Prohibited Person or the Recipient has become a Foreign Entity of Concern. For the purposes of this paragraph (b), (i) the date that the Recipient “should have known” such Principal Person became a Prohibited Person shall include, if applicable, (A) the date on which such Principal Person was identified on any Sanctions List; and (b) the date on which such Principal Person became domiciled in a Sanctioned Country; and (ii) the date that the Recipient “should have known” that the Recipient became a Foreign Entity of Concern shall include, if applicable, the date on which the change in ownership or management that made the Recipient a Foreign Entity of Concern occurred.
(c)Lobbying Restriction. The Recipient shall:
(i)comply with all requirements of 31 U.S.C. § 1352, as amended, including the requirement that no proceeds of any Disbursement be expended by the Recipient or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Award or any other action described in 31 U.S.C. § 1352(a)(2) and with the implementing regulations at 15 C.F.R. Part 28; and
(ii)disclose to the Department any registrations as required under the Lobbying Disclosure Act (2 U.S.C. § 1601 et seq.) or the Foreign Agents Registration Act (22 U.S.C. § 611 et seq.) related to the Project.
(d)Program Requirements. The Recipient shall comply with all applicable covenants set forth in Annex D (Program Requirements).
(e)Davis-Bacon Act. The Recipient shall comply with the affirmative covenants set forth in Section 5 (Affirmative Covenants) of Annex E (Davis-Bacon Act Requirements).
(f)Guardrail Provisions.
(i)The Recipient shall, and shall cause each other Recipient Party to, comply with the Guardrail Provisions.
(ii)The Recipient shall comply with each Mitigation Agreement, if any, required pursuant to the Guardrail Provisions.
(g)Compliance with Non-Discrimination Laws. The Recipient shall comply in all material respects with the following non-discrimination statutes and authorities:
(i)Title VI of the Civil Rights Act of 1964 (42 U.S.C. § 2000d et seq.) and the Department’s implementing regulations (15 C.F.R. Part 8);
(ii)Title IX of the Education Amendments of 1972 (20 U.S.C. § 1681 et seq.), and the Department’s implementing regulations (15 C.F.R. Part 8a) prohibiting discrimination on the basis of sex;
(iii)Sections 503 and 504 of the Rehabilitation Act of 1973, as amended (29 U.S.C. §§ 793, 794), and the implementing regulations (15 C.F.R. Part 8b, 41 C.F.R. § 60-741) prohibiting discrimination on the basis of handicap;
(iv)the Age Discrimination Act of 1975, as amended (42 U.S.C. § 6101 et seq.), and the Department’s implementing regulations (15 C.F.R. Part 20);
(v)Sections 202(1)-(3) of Executive Order 11246;
(vi)the implementing regulations of the Vietnam Era Veterans’ Readjustment Assistance Act (41 C.F.R. §§ 60-300.20-21); and
(vii)any other applicable non-discrimination laws.
(h)Compliance with Whistleblower Protections. The Recipient shall:

(i)promptly disclose in writing, (A) to each of the Director of the CHIPS Program Office, the Department’s Chief Counsel for Semiconductor Incentives and the OIG, whenever, in connection with this Agreement or the Project, the Recipient has credible evidence that a principal, officer, director, employee, agent, or entity has committed a violation of (1) federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations (see Title 18 of the United States Code); or (2) the Civil False Claims Act (see 31 U.S.C. §§ 3729-3733); and (B) to the OIG (through https://www.oig.doc.gov/Pages/Hotline.aspx), whenever, in connection with this Agreement or the Project, the Recipient has credible evidence of fraud, waste, and abuse;
(ii)comply with 41 U.S.C. § 4712 and the whistleblower protections afforded to employees thereby to not discharge, demote, or otherwise discriminate against an employee as a reprisal for disclosing to a Body of Information that the employee reasonably believes is evidence of gross mismanagement of the Award, a gross waste of the Award, an abuse of authority relating to the Award, a substantial and specific danger to public health or safety, or a violation of law, rule, or regulation related to a Federal award, subaward, or contract under a Federal award or subaward; and
(iii)inform the Recipient’s employees and contractors in writing, in the predominant native language of the workforce, of the rights under this paragraph (h).
(i)Compliance with Trafficking in Persons Laws. The Recipient and its employees shall not (a) engage in severe forms of trafficking in persons (as defined in the TVPA at 22 U.S.C. § 7102); (b) procure a commercial sex act (as defined in the TVPA at 22 U.S.C. § 7102); or (c) use forced labor in the performance of the Award.
(j)Compliance with Fly America Act. If the Recipient requests a Direct Funding Disbursement to pay expenses for air travel in connection with the Project, such air travel shall be on a U.S. flag certified air carrier in compliance with the Fly America Act (49 U.S.C. § 40118), unless (a) a bilateral or multilateral agreement with the United States provides otherwise; (b) air travel on a U.S. flag certified air carrier between locations outside of the United States is not reasonably available; or (c) air travel on a U.S. flag certified air carrier between the United States and a location outside of the United States is not available.
7.2.14Code of Conduct; Conflict of Interest.
(a)The Recipient shall establish and maintain written standards of conduct that include (i) safeguards to prohibit any Principal Persons and the Recipient’s employees from using their positions for a purpose that constitutes or presents the appearance of personal or organizational Conflict of Interest, or personal gain in the administration of the Award; and (ii) the performance of the Recipient’s employees engaged in the selection, award and administration of contracts.
(b)The Recipient shall only provide any in-kind goods or services for the purposes of transportation, travel, or any other expenses for any federal government employee to the extent it falls within a permissible exception or de minimis threshold in accordance with Applicable Law.
7.2.15Authorized Purpose of the Project. The Recipient shall use, construct and operate the Project in accordance with its Authorized Purpose.
7.2.16Advanced Packaging Resiliency Plan. The Recipient Parties shall (a) implement the Advanced Packaging Resiliency Plan in accordance with its terms; and (b) achieve the Advanced Packaging Resiliency Objectives as and when required by the Advanced Packaging Resiliency Plan.
Section 7.3Affirmative Covenants during the Upside Sharing Term. The Recipient covenants and agrees that during the Upside Sharing Term, unless the Department waives compliance in writing:
7.3.1Books, Records and Inspections; Accounting and Auditing Matters.

(a)The Recipient shall:
(i)keep proper records and books of account in which full, true and correct entries in accordance with the Applicable Accounting Requirements and all Applicable Laws in all material respects are made in respect of all dealing and transactions relating to the Project-related business and activities of the Recipient; and
(ii)maintain adequate internal controls, reporting systems and cost control systems that are designed to ensure that the Recipient satisfies its obligations under the Financing Documents:
(A)for overseeing the financial operations of the Recipient, including its cash management, accounting and financial reporting;
(B)for overseeing the Recipient’s relationship with the Department and the Recipient’s Accountant;
(C)for facilitating the effective and accurate audit and performance evaluation of the Project; and
(D)for maintaining such records as are necessary to facilitate an effective and accurate audit and performance evaluation of the Project as required by the CHIPS Act and the Guardrail Provisions.
(b)The Recipient shall:
(i)reasonably cooperate with the Department, OIG and the Consultants regarding the Project upon the Department’s reasonable request in connection with monitoring the construction, operation and performance of the Project and the compliance by the Recipient Parties with the Financing Documents;
(ii)upon reasonable notice and at reasonable times during normal business hours, and subject to reasonable access restrictions and security controls, permit officers and designated representatives of the Department, its employees, its agents, OIG, the Comptroller General and the Consultants to visit, audit and inspect the Project and any other facilities and Properties of the Recipient, in connection with (A) determining whether Disbursement Milestones have been achieved or the calculation of the True-Up Amount; (B) monitoring the Recipient’s progress on any Disbursement Milestone or the calculation of the True-Up Amount; or (C) performing any audit or investigation of the Project or the Recipient; provided that such access shall not unreasonably interfere with the business and operations of the Recipient or the Project;
(iii)perform an audit of the Recipient in accordance with generally accepted auditing standards, if so requested by the Department, its employees, its agents, OIG, the Comptroller General or their authorized representatives;
(iv)cooperate with any reasonable request of the Department, its employees, its agents, OIG, the Comptroller General or their authorized representatives for information or documentation deemed necessary by such party to respond to any audit, evaluation, compliance review, or congressional inquiry, including, but not limited to, the biannual GAO audit requirement described in 15 U.S.C. § 4652(c) of the CHIPS Act and the compliance review authorized by 15 U.S.C. § 4652(a)(6)(C) of the CHIPS Act with respect to an Event of Default set forth in Section 9.1.1(c) (Expansion Clawback Event); and
(v)provide to officers and designated representatives of the Department, its employees, its agents, OIG, the Comptroller General and the Consultants access to any pertinent books, documents, papers and records of the Recipient related to the Project for the purpose of audit, examination, inspection and monitoring as may be reasonably requested by the Department in connection with the Financing Documents.
(c)The Recipient shall retain all records relating to Eligible Uses of Funds with respect to which Disbursements were made for three (3) years after the Period of Performance.
7.3.2Maintenance of Existence, Property.
(a)The Recipient shall preserve and maintain (i) its legal existence and corporate status; and (ii) all of its licenses, rights, privileges and franchises material to the conduct of its business or the Project.
(b)The Recipient shall keep (or cause to be kept) all its Properties and IT Systems, to the extent material and related to the Project, in good working order and condition to the extent necessary to ensure that its business can be conducted properly and in compliance with (i) the CHIPS Act and its Organizational Documents; and (ii) all other Applicable Laws and Required Approvals in all material respects.
(c)Except as otherwise permitted hereunder, the Recipient shall preserve and maintain good and marketable title to or leasehold interest in or rights to the Property material to the Project and such rights to use the Project Site as are necessary to construct, operate and maintain the Project in accordance with the requirements of the Financing Documents and shall, at its own expense, take all actions to ensure that it has sufficient rights to the Project Site as is necessary for the development, construction and operation of the Project as contemplated by the Financing Documents.
7.3.3SAM Registration. The Recipient shall maintain its SAM database registration at all times.
7.3.4Recipient’s Accountant. The Recipient shall:
(a)maintain engagement of the Recipient’s Accountant at all times; and
(b)promptly provide notice to the Department of any change of the Recipient’s Accountant.
7.3.5Close Out Procedure. The Recipient shall cooperate with the Department to complete the Recipient’s final reports, reconcile all accounting matters, enable the Department to complete its final reports and otherwise perform reasonable tasks as requested by the Department to close out the Award at the expiration of the Period of Performance.
Article 8

NEGATIVE COVENANTS
Section 8.1Negative Covenants during the Period of Performance. The Recipient covenants and agrees that during the Period of Performance, unless the Department waives compliance in writing:
8.1.1Prohibited Persons; Foreign Entities of Concern.
(a)Each Recipient Party shall not become (whether through a transfer or otherwise) a Prohibited Person or a Foreign Entity of Concern.
(b)The Recipient shall not use any proceeds of any Direct Funding Disbursement, or lend, contribute, or otherwise make available such funds to any Person:

(i)to fund any activities or business of or with any Prohibited Person, or in or with any Sanctioned Country; or
(ii)in any other manner that would result in a violation of Sanctions, Export Control Laws, Anti-Money Laundering Laws, or Anti-Corruption Laws by any Person.
8.1.2Debarment Regulations.
(a)Unless authorized by the Department in writing, the Recipient shall not enter into any transactions in connection with the construction, operation or maintenance of the Project with any Person who is debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations.
(b)The Recipient shall not fail to comply with any or all Debarment Regulations in a manner which results in the Recipient being debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any Debarment Regulations.
8.1.3No Affiliate Transactions. The Recipient shall not, directly or indirectly: (a) enter into any transaction or series of related transactions related to the Project with any Person (including any Affiliate) other than in the ordinary course of business and on an arm’s-length basis; (b) except as permitted pursuant to clause (a) above, enter into any transaction or series of related transactions related to the Project with any Affiliate, other than any transaction contemplated in a contract or agreement set forth on Schedule E (Affiliate Transactions) or entered into in substantially the form of Exhibit E (Form of Intercompany Agreement); or (c) establish any sole and exclusive purchasing or sales agency, or enter into any transaction, whereby the Recipient might pay more than the fair market value for products or services of others with respect to the Project.
8.1.4Subsidiaries; Partnerships. The Recipient shall not:
(a)form or have any Subsidiaries;
(b)enter into any partnership or a joint venture;
(c)acquire any Equity Interests in or make any capital contribution to any other Person;
(d)enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Recipient’s income or profits are, or might be, shared with any other Person other than the Sponsor Guarantor (or another entity wholly owned directly or indirectly by the Sponsor Guarantor); or
(e)enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person other than the Sponsor Guarantor (or another entity wholly owned directly or indirectly by the Sponsor Guarantor).
8.1.5Merger; Disposition; Sharing of Assets; Transfer. The Recipient shall not, and shall not agree to:
(a)enter into any transaction of merger or consolidation;
(b)carry out a Disposition of all or any part of its ownership interests in the Project or any other part of its business or Properties (other than Property that is acquired or improved with the Direct Funding Award, which shall be governed by clause (c) below), of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now or hereafter acquired, except for than Permitted Dispositions;

(c)carry out a Disposition of Property acquired or improved with the Direct Funding Award unless (i) the proceeds of such Disposition are applied by the Recipient to the acquisition of replacement assets for use in connection with the Project within one hundred eighty (180) days of such Disposition; or (ii) to the extent such net proceeds are not applied to the acquisition of such replacement assets within one hundred eighty (180) days of such Disposition, the Recipient has paid the Department an amount equal to the product of (A) the net proceeds from the Disposition of the relevant Disposed property; and (B) the percentage of the Department’s participation in the original cost of acquiring or improving such property for the Project; or
(d)enter into any shared facilities agreement or other similar arrangement whereby the Project, the Project Site or any of the Recipient’s Properties are, or might be, shared with any other Person.
8.1.6Environmental Laws. The Recipient shall not undertake any action or Release any Hazardous Substances in violation of any Environmental Law or construct, operate or otherwise carry out the Project in any manner in violation of Environmental Law that would pose a hazard to public health or safety or to the environment or violate any Environmental Law in all material respects, except for, in each case, any actual or potential violations that involve only minor or technical infractions, which (i) were voluntarily disclosed to a Governmental Authority within sixty (60) days of the Recipient Party becoming aware of the violation, or (ii) otherwise could not reasonably be expected to give rise to an enforcement action that results in imposition of a fine or penalty by any Governmental Authority in excess of one million Dollars ($1,000,000).
8.1.7Telecommunication and Video Surveillance. The Recipient shall not, and shall cause any contractors or subrecipients of proceeds of the Award not to, obligate or expend any proceeds of the Award to procure or obtain, or extend or renew a contract to procure or obtain, covered telecommunication and video surveillance services or equipment as described in Section 889 of the National Defense Authorization Act of 2019 (Pub. L. No. 115- 232).
8.1.8No Subawards. The Recipient shall not enter into any construction Subawards for any part of the Direct Funding Award to any agency or employee of the Department or to any other federal employee, department, agency, or instrumentality, without the Department’s prior written consent.
Section 8.2Negative Covenants during the Upside Sharing Term. The Recipient covenants and agrees that during the Upside Sharing Term, unless the Department waives compliance in writing:
8.2.1Accounting Policies; Corporate Form. Unless otherwise required by GAAP, the Recipient shall not amend or modify its accounting policies, reporting practices, or corporate form if such change would reasonably be expected to have a Material Adverse Effect on the Department’s rights to receive the Upside Sharing Amount or any portion thereof.
Article 9

EVENTS OF DEFAULT; REMEDIES
Section 9.1Events of Default. The occurrence of any of the following events described in this Section 9.1 (Events of Default) shall constitute an Event of Default. For the avoidance of doubt, each clause of this Section 9.1 (Events of Default) shall operate independently, and the occurrence of any such event shall constitute an Event of Default.
9.1.1Clawback Events.
(a)Project Completion Clawback Event. The Project Completion Date shall not have occurred by the Project Completion Clawback Date.

(b)Technology Clawback Event. During the Technology Clawback Term, the Recipient or any Related Entity engages in any Joint Research or Technology Licensing activity with any Foreign Entity of Concern in violation of the Guardrail Provisions.
(c)Expansion Clawback Event. During the Expansion Clawback Term, the Recipient or any Member of its Affiliated Group engages in any Significant Transaction involving the Material Expansion of Semiconductor Manufacturing Capacity in any Foreign Country of Concern in violation of the Guardrail Provisions.
(d)Authorized Purpose Clawback Event. The occurrence of an Event of Default under Section 9.1.3 (Other Breaches Under Financing Documents) with respect to Section 7.2.15 (Authorized Purpose of the Project).
(e)Property Disposition Clawback Event. Any Disposition in breach of Section 8.1.5(c) (Merger; Disposition; Sharing of Assets; Transfer).
(f)NY Fab 1 Project Clawback Event. The failure of the NY Recipient to achieve [***].
(g)NY Fab 2 Project Clawback Event. The failure of the [NY] Recipient to achieve [***] for the NY Fab 2 Project.
(h)Advanced Packaging Resiliency Plan Clawback Event. Commencing with [***] the failure of the Recipient Parties to meet each of the Advanced Packaging Resiliency Objectives if such failure shall have continued for a period of more than thirty (30) days.
9.1.2Payment Defaults. Any Recipient Party fails to pay, in accordance with the terms of any Financing Document, any fee, charge or any other amount due under any Financing Document on or before the date such amount is due and such failure to pay shall continue unremedied for a period of (a) in the case of any payment of the Upside Sharing Amount, forty-five (45) days after the date on which such Upside Sharing Amount was due; and (b) in the case of any other payment, thirty (30) days after the date on which such amount was due.
9.1.3Other Breaches Under Financing Documents.
(a)The Recipient fails to perform or observe any covenant, term or obligation described in any provision of Section 7.2.9 (Intellectual Property), Section 7.2.13 (Federal Requirements), Article 8 (Negative Covenants), or Section 2 of Annex D (Program Requirements).
(b)The Recipient fails to perform or observe any covenant, term or obligation described in any provision of Section 3 of Annex D (Program Requirements), subject to the cure period set forth in Annex D (Program Requirements).
(c)Any Recipient Party fails to perform or observe any covenant, term or obligation under this Agreement or any other Financing Document to which it is a party (other than any covenant, term or obligation expressly referred to in another provision of this Section 9.1.3 (Other Breaches Under Financing Documents)), unless, such failure (A) would not reasonably be expected to have a Material Adverse Effect; and (B) if capable of being remedied, has been remedied (as determined by the Department based on evidence in form and substance satisfactory to it) within (x) the relevant cure period, if any, specified for such term, covenant or agreement (as applicable) in such Financing Document; or (y) if no cure period is specified therein, thirty (30) days following such failure.
9.1.4Cross Default. At any time during the Period of Performance, any Recipient Party shall default in the payment of any principal, interest or other amount due under any agreement or instrument evidencing, or under which such Recipient Party has outstanding at any time, any Indebtedness for Borrowed Money in an aggregate amount in excess of one hundred million Dollars ($100,000,000) (in respect of each of the Sponsor Guarantor and the Recipient), in each case, for a period beyond any applicable grace period, or any other default occurs under any such agreement or instrument, if the effect of such default is to accelerate, or to permit the acceleration of, such Indebtedness for Borrowed Money in an aggregate amount in excess of one hundred million Dollars ($100,000,000) (in respect of each of the Sponsor Guarantor and the Recipient).
9.1.5Unenforceability, Termination, Repudiation or Transfer of Any Financing Document. Prior to the date which is the tenth (10th) anniversary from the Award Date, any Financing Document at any time and for any reason: (a) is or becomes invalid, illegal, void or unenforceable or any Recipient Party thereto has repudiated or disavowed or taken any action to challenge the validity or enforceability of such agreement; (b) except as otherwise expressly permitted hereunder, ceases to be in full force and effect except at the stated termination date thereof, or shall be assigned or otherwise transferred terminated by any Recipient Party thereto during the Upside Sharing Term (other than with the prior written consent of the Department); or (c) is suspended, revoked or terminated (other than upon expiration in accordance with its terms when fully performed), or any Recipient Party thereto has given irrevocable notice of its intention to terminate.
9.1.6Required Approvals. At any time during the Period of Performance (a) the Recipient or any other Recipient Party fails to obtain, renew, maintain or comply in all material respects with any Required Approval; (b) any such Required Approval is rescinded, terminated (other than in accordance with its terms), suspended, withdrawn or withheld, is determined to be invalid or ceases to be in full force and effect (other than as a result of the termination of such Required Approval in accordance with its terms); (c) any such Required Approval is modified in a manner that materially adversely impacts the Recipient or the Project; or (d) any notice shall be issued or any proceedings shall be commenced by or before any Governmental Authority for the purpose of rescinding, terminating, suspending, modifying, withdrawing or withholding any such Required Approval and such proceedings have not been stayed, withdrawn or suspended within thirty (30) days, unless, in the case of clauses (a)-(c), such failure has been remedied (as determined by the Department based on evidence in form and substance satisfactory to it) thirty (30) days following such failure.
9.1.7Bankruptcy; Insolvency; Dissolution. Prior to the date which is the tenth (10th) anniversary from the Award Date:
(a)the commencement of any Insolvency Proceeding against any Recipient Party, and such proceeding remains unstayed and in effect for a period of at least sixty (60) days;
(b)the institution by any Recipient Party of any Insolvency Proceeding, or the admission by it in writing of its inability to pay its Indebtedness generally as it becomes due or its general failure to pay its Indebtedness as it becomes due, or any other event has occurred that under any Applicable Law would have an effect analogous to any of those events listed above, or any action is taken by any such Recipient Party for the purpose of effecting any of the foregoing; or
(c)the dissolution of any Recipient Party.
9.1.8Attachment. At any time during the Period of Performance, an attachment or analogous process is levied or enforced upon or issued against any of the assets of the Project in excess of one hundred million Dollars ($100,000,000) or against any of the assets of the Sponsor Guarantor in excess of one hundred million Dollars ($100,000,000), or which, in any case, would reasonably be expected to have a Material Adverse Effect.
9.1.9Judgments. At any time during the Period of Performance, one or more Governmental Judgments shall be entered (a) against the Recipient and such Governmental Judgments have not been vacated, discharged or stayed or bonded pending appeal for any period of thirty (30) days, and the aggregate amount of all such Governmental Judgments outstanding at any time (except to the extent any applicable insurer(s) have acknowledged liability therefor) exceeds one hundred million Dollars ($100,000,000), or such Governmental Judgment would reasonably be expected to have a Material Adverse Effect; (b) against the Sponsor Guarantor and such Governmental Judgments have not been vacated, discharged or stayed or bonded pending appeal for any period of thirty (30) consecutive days and would reasonably be expected to have a Material Adverse Effect; or (c) such Governmental

Judgment is in the form of an injunction or similar form of relief that is not satisfied or discharged requiring suspension or Abandonment of operation of the Project.
9.1.10Abandonment. At any time during the Period of Performance, the Recipient (a) Abandons the Project; (b) otherwise permanently ceases to pursue the construction or operation of the Project; or (c) relinquishes all possession and control of the Project.
9.1.11Environmental Matters. At any time during the Period of Performance (a) any material Action (i) under, or relating to, any Environmental Law or any Required Approval; or (ii) that asserts any Environmental Claim, in each case, has been instituted and a Governmental Authority is a party to such Action; or (b) any Governmental Judgment is issued against the Recipient or otherwise in connection with the Project in respect of clause (a), and, in each case of clauses (a) and (b), such Action or Governmental Judgment involves actual or potential monetary remedies, unless the Recipient reasonably believes that such Action or Governmental Judgment will result in no monetary remedies, or in monetary remedies, exclusive of interest and costs, of less than one million Dollars ($1,000,000) and the Recipient has taken, or caused to be taken, commercially reasonable steps to resolve or satisfy such Action or Governmental Judgment.
9.1.12Misstatements; Omissions. At any time during the Period of Performance, any representation or warranty confirmed or made in any Financing Document by or on behalf of the Recipient or any other Recipient Party or in any certificate, Financial Statement or other document provided by or on behalf of any such Recipient Party to the Department or any Consultant in connection with the transactions contemplated by the Financing Documents shall be found to have been incorrect, false or misleading in any material respect when made or deemed to have been made.
9.1.13Change of Control. At any time during the Period of Performance, a Change of Control occurs.
9.1.14Certain Governmental Actions. At any time during the Period of Performance, any Governmental Authority: (a) lawfully condemns or assumes custody of all of the property or assets (or a substantial part thereof) of any Recipient Party; or (b) takes lawful action to displace the management of any Recipient Party.
9.1.15Compliance with Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws. At any time prior to the date which is the tenth (10th) anniversary from the Award Date:
(a)any making or use of any Direct Funding Disbursement or any use of any proceeds of the Award violates, or causes any Person to violate, any Sanctions, Export Control Laws, Anti-Money Laundering Laws, or Anti-Corruption Laws;
(b)any violation by any Recipient Party of any Sanctions, Export Control Laws (except as provided in the exception in Section 7.2.13(a)(ii) (Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws)), Anti-Money Laundering Laws, or Anti-Corruption Laws;
(c)the Recipient or the Sponsor Guarantor becomes a Prohibited Person; or
(d)any Principal Person of the Recipient or the Sponsor Guarantor becomes a Prohibited Person, unless the Recipient removes or replaces such Principal Person within thirty (30) days from the Recipient’s Knowledge of such occurrence.
Section 9.2Remedies for Events of Default. Subject to Section 9.3 (Automatic Acceleration) below, upon the occurrence and during the continuance of an Event of Default, the Department may, subject to the Federal Claims Collection Act of 1966, as amended, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived (to the extent permitted by Applicable Laws), exercise one or more of the rights and remedies set forth below (in any combination or order that the Department may elect):
(a)provide the Recipient with written notice specifying the nature and extent of the Event of Default and requiring the Recipient to remedy the same in accordance with a corrective action plan in form and substance satisfactory to the Department;
(b)impose additional conditions pending implementation of any corrective actions required by the Department;
(c)suspend or, with respect to any Fundamental Event of Default, terminate all or any portion of, the Maximum Award Amount;
(d)temporarily withhold or suspend a Disbursement;
(e)with respect to any Fundamental Event of Default, terminate this Agreement and the Award;
(f)refuse, and the Department shall not be obligated, to review any Disbursement Request;
(g)with respect to a breach of Section 7.2.13(i) (Compliance with Trafficking in Persons Laws), take such action available to the Department pursuant to 22 U.S.C. § 7104(c);
(h)with respect to an Event of Default under Section 9.1.1(a) (Project Completion Clawback Event), demand recovery on a progressive basis up to the full amount of the proceeds paid to the Recipient for the applicable Project in a manner to be determined and notified by the Department to the Recipient in connection with such demand; provided that, in establishing a progressive recovery schedule, the Department may consider the following factors, as determined by the Department:
(i)the time the Department estimates will be required beyond the Project Completion Clawback Date for the Recipient to achieve the Project Completion Date;
(ii)the likelihood, in the Department’s belief, that the Recipient can achieve the Project Completion Date;
(iii)the then-current production of the Project relative to expected capacity;
(iv)the reasons for the delay in achieving the Project Completion Date, including economic cyclicality; and
(v)any other relevant factors determined by the Department;
provided, however, that notwithstanding the forgoing, in the event that the Recipient does not achieve the Project Completion Date by the Project Completion Clawback Date, in no instance shall the Department recover more than twenty percent (20%) of the Direct Funding Disbursements paid to the Recipient if the Recipient is expected to achieve the Project Completion Date within one (1) year after the Project Completion Clawback Date;
(i)with respect to an Event of Default under Section 9.1.1(b) (Technology Clawback Event) or Section 9.1.1(c) (Expansion Clawback Event), exercise the remedies, mitigation, and clawbacks available under Section 7 (Remedies, Mitigation and Clawbacks) of the Guardrail Provisions;

(j)with respect to an Event of Default under Section 9.1.1(e) (Property Disposition Clawback Event), demand recovery of an amount equal to the net proceeds from the relevant Disposition as a debt payable to the Department in a manner to be determined and notified by the Department to the Recipient in connection with such demand;
(k)with respect to an Event of Default under Section 9.1.1(d) (Authorized Purpose Clawback Event), demand recovery of an amount up to the full amount of such proceeds for the Project in a manner to be determined and notified by the Department to the Recipient in connection with such demand;
(l)with respect to an Event of Default under Section 9.1.1(f) (NY Fab 1 Project Clawback Event), demand recovery of an amount up to [***] of Direct Funding Disbursements made from the Maximum Direct Funding Award Amount; provided, that such amount shall not exceed an amount equal to [***] less the sum of any portions of any Scheduled Disbursement Amounts in respect of any Disbursement Milestones that are not disbursed to Recipient or its Affiliate pursuant to Sections 5.1.4(b) or 5.1.4(c) (Completion of Disbursement Milestone) on account of the failure of the Recipient to provide evidence of completion of the [***] or [***];
(m)with respect to an Event of Default under Section 9.1.1(g) (NY Fab 2 Project Clawback Event), demand recovery of an amount up to [***] of Direct Funding Disbursements made from the Maximum Direct Funding Award Amount provided, that if the recovery of amounts under Section 9.2(l) was not already limited pursuant to the proviso in such Section 9.2(l), such amount shall not exceed an amount equal to [***] less the sum of any portions of any Scheduled Disbursement Amounts in respect of any Disbursement Milestones that are not disbursed to Recipient or its Affiliate pursuant to Section 5.1.4(a) or 5.1.4(c) on account of the failure of the Recipient to provide evidence of [***] or the [***];
(n)with respect to an Event of Default under Section 9.1.1(h) (Advanced Packaging Resiliency Plan Clawback Event), demand recovery of up to [***] of Direct Funding Disbursements made from the Maximum Direct Funding Award Amount;
(o)with respect to any Fundamental Event of Default, demand recovery of all or part of the Disbursements paid to the Recipient as a debt payable to the Department in accordance with the terms of such demand;
(p)with respect to a breach of Section 7.2.6 (Eligible Uses of Funds), demand recovery of an amount equal to the proceeds of the relevant Direct Funding Disbursement used for Ineligible Uses of Funds in a manner to be determined and notified by the Department to the Recipient in connection with such demand;
(q)take such action available to the Department pursuant to the Civil False Claims Act (31 U.S.C. §§ 3729 – 3733);
(r)reject any current or future application for any CHIPS Incentives submitted by the Recipient or any Affiliate;
(s)initiate suspension or debarment proceedings in accordance with Applicable Law; and
(t)exercise any other rights and remedies available under the Financing Documents or otherwise available under Applicable Law by appropriate proceedings, including to enforce the payment of any amount due and payable under the Financing Documents, to charge interest, penalties and administrative costs on overdue debts in accordance with the Debt Collection Act, for damages, or for the specific performance of any provision of this Agreement or any other Financing Document, as further set out in Section 9.4 (Specific Performance);

provided, however, that (a) for the occurrence of an Event of Default under 9.1.1(e) (Property Disposition Clawback Event), the Department shall be limited to the remedy set forth in Section 9.2(j) above; and (b) the Parties agree that, where the Department is entitled to recover all or part of the Disbursements described in this Section 9.2 (Remedies for Events of Default), the Recipient shall be required to repay such amounts no later than one hundred twenty (120) days from the date on which the Department demands such payment.
Section 9.3Automatic Acceleration. Upon the occurrence of any Event of Default referred to in any provision of Section 9.1.7 (Bankruptcy; Insolvency; Dissolution) (a) the Maximum Award Amount shall automatically be terminated; and (b) the full amount of the Disbursements theretofore disbursed in respect of the Project for which the Project Completion Requirements have not been achieved and all other liabilities of the Recipient accrued hereunder shall automatically become due and payable as a debt to the Department, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Recipient hereby expressly waives.
Section 9.4Specific Performance. The Parties acknowledge and agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any Recipient Party does not perform the provisions of this Agreement or any other Financing Document to which it is a party in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Department shall be entitled to an injunction, specific performance and/or other equitable relief of the following obligations under the Financing Documents, Section 7.1 (Reporting Covenants), Section 7.2.1 (Internal Controls; Monitoring and Reporting), Section 7.2.8 (Equipment), Section 7.2.13(d) (Program Requirements), Section 7.2.13(e) (Davis-Bacon Act), Section 7.2.13(f) (Guardrail Provisions), Section 7.2.13(h) (Compliance with Whistleblower Protections), Section 7.2.14 (Code of Conduct; Conflict of Interest), Section 7.3.1 (Books, Records and Inspections; Accounting and Auditing Matters), Section 7.3.3 (SAM Registration), Section 7.3.4 (Recipient’s Accountant), Section 7.3.5 (Close Out Procedure), Section 8.1.2 (Debarment Regulations), Section 8.1.3 (No Affiliate Transactions), Section 8.1.4 (Subsidiaries; Partnerships), Section 8.1.5 (Merger; Disposition; Sharing of Assets; Transfer), Section 8.1.7 (Telecommunication and Video Surveillance), Section 8.1.8 (No Subawards), Section 8.2.1 (Accounting Policies; Corporate Form) and Sections 2.2 (Workforce) and 3.5.4 (Community Investments) of Annex D (Program Requirements), in addition to any other remedy to which the Department may be entitled (other than the Department’s remedy set out under Section 9.2(h) (Remedies for Events of Default)) at law or in equity and the Recipient agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on the basis that the Department has an adequate remedy at law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at law or in equity; provided, however that, for the avoidance of doubt, the Department shall be not entitled to any injunction, specific performance and/or other equitable relief with respect to (a) Section 7.2.7 (Diligent Execution of Project) or Section 7.2.2 (Operations) or any implied contractual obligation to achieve the Project Completion Date for the Project, (b) Section 3.1.2 (Production) and Section 3.5.4 (Community Investments) of Annex D (Program Requirements), (c) if the Project Commencement Date in respect of the Project has not occurred, or if the Project has been Abandoned, (d) if the Project Completion Date for the Project has not occurred, or (e) the Department Obligations have been paid in full. In seeking (a) an injunction or injunctions to prevent breaches of this Agreement or any other Financing Document; (b) to enforce specifically the terms and provisions of this Agreement or any other Financing Document; and/or (c) other equitable relief, the Department shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.
Section 9.5[Reserved]
Section 9.6Department Rights. The Parties agree that each determination by the Department of any amount or fees payable hereunder shall be conclusive and binding for all purposes, absent manifest error.

Article 10

MISCELLANEOUS
Section 10.1Addresses. Except as otherwise set forth in Section 10.2 (Use of Websites), any communications, including any notices, between or among the parties to the Financing Documents shall be provided using the addresses listed in Schedule G (Addresses). All notices or other communications required or permitted to be given under the Financing Documents shall be in writing and shall be considered as properly given: (a) if delivered in person; (b) if sent by overnight delivery service for domestic delivery or international courier for international delivery; (c) in the event that overnight delivery service or international courier service is not readily available, if mailed by first class mail (or airmail for international delivery), postage prepaid, registered or certified with return receipt requested; (d) if sent by facsimile or telecopy with transmission verified; or (e) if transmitted by electronic mail, to the electronic mail address set forth in Schedule G (Addresses). Notice so given shall be effective upon delivery to the addressee, except that communication or notice so transmitted by facsimile or telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the following Business Day) on which it is validly transmitted if transmitted before 5:00 p.m., Recipient’s time, and if transmitted after that time, on the next following Business Day. Any Party has the right to change its address for notice under any of the Financing Documents to any other location by giving prior written notice to each of the other Parties in the manner set forth hereinabove.
Section 10.2Use of Websites.
(a)The Recipient hereby agrees that it shall provide to the Department all information, documents and other materials that it is obligated to furnish to the Department pursuant to the Financing Documents, including, inter alia, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding (i) any such communication that relates to service of process; (ii) any notice, certificate or other document required under the terms of the relevant Financing Document to be sent in a specific format or via a specific method; or (iii) any notifications, certifications or additional information submitted pursuant to the Guardrail Provisions (all such non-excluded communications being referred to herein collectively as “Communications”), by posting the Communications, in an electronic/soft medium in a format acceptable to the Department and using procedures acceptable to the Department, on Salesforce or a substantially similar electronic transmission system used by the Department and which is notified in writing to the Recipient (the “Platform”). In addition, the Recipient agrees to continue to provide the Communications to the Department in any other manner specified in the Financing Documents, but only to the extent requested by the Department. If, at any point, the Platform is not available, the Recipient shall provide Communications to the Department pursuant to Section 10.1 (Addresses).
(b)The Department may, but is not obligated to, furnish all notices, requests, demands, information or other communication (other than service of process) to the Recipient under the Financing Documents by posting them on the Platform. Nothing herein shall prejudice the right of the Department to give any notice, request, demand, information or other communication pursuant to any Award Document in any other manner specified in such Award Document.
(c)Any communication or document as specified in paragraph (a) or (b) above made or delivered by one Party to another shall be effective only when actually made available in readable form on the Platform.
(d)Any communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the party to whom the relevant communication or document is made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
Section 10.3Further Assurances. The Recipient shall execute and deliver to the Department such additional documents and take such additional actions as the Department may require to carry out the purposes of the Financing Documents or that the Department may reasonably request in writing to:

(a) cause the Financing Documents to be properly executed, binding and enforceable in all relevant jurisdictions; and (b)  enable the Department to preserve, protect, exercise and enforce all other rights, remedies, or interests granted or purported to be granted under the Financing Documents.
Section 10.4Non-Discrimination. No person in the United States may, on the ground of race, color, national origin, handicap, age, religion, or sex, be excluded from participation in, be denied the benefits of, or be subject to discrimination under, this Agreement.
Section 10.5Waiver and Amendment.
(a)No failure or delay by the Department in exercising any right, power or remedy shall operate as a waiver thereof or otherwise impair any rights, powers, or remedies of the Department. No single or partial exercise of any such right, power, or remedy shall preclude any other or further exercise thereof or the exercise of any other legal right, power, or remedy.
(b)The rights, powers or remedies provided for herein are, to the extent permitted by Applicable Law, cumulative and are not exclusive of any other rights, powers or remedies provided by law or in any other Financing Document. The assertion or employment of any right, power or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other right, power or remedy.
(c)Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof may be amended, waived, discharged, or terminated unless such amendment, waiver, discharge, or termination is in writing and executed by the Recipient and the Department.
(d)Any waiver or amendment of the Project Completion Clawback Date shall be subject to the waiver and congressional notification provisions set forth in 15 U.S.C. § 4652(a)(5)(D).
Section 10.6Entire Agreement. This Agreement, including any agreement, document, or instrument attached to this Agreement or referred to herein, integrates all the terms and conditions mentioned herein or incidental to this Agreement and supersedes all prior drafts, discussions, term sheets, commitments, negotiations, agreements, and understandings, oral or written, of the Parties in respect to the subject matter of this Agreement.
Section 10.7Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, the federal law of the United States. To the extent that federal law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the Parties that the law of the State of New York (without giving effect to its conflict of laws principles (except Section 5-1401 of the New York General Obligations Law)) shall be adopted as the governing federal rule of decision.
Section 10.8Severability. In case any one or more of the provisions contained in any Financing Document should be illegal, invalid, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the Parties hereto shall engage the parties to the Financing Documents to enter into good faith negotiations to replace the illegal, invalid, or unenforceable provision with a provision as similar in its terms and purpose to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.
Section 10.9Limitation on Liability. No claim shall be made by any Recipient Party against the Department or any of its Affiliates, directors, employees, attorneys, or agents, including the Consultants, for any special, indirect, consequential, or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Financing Documents or any act or omission or event occurring in connection therewith; and the Recipient hereby waives, releases, and agrees not to sue upon any such claim for any such damages, whether or not accrued, and whether or not known or suspected to exist in its favor.

Section 10.10Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE RECIPIENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS. EACH OF THE PARTIES REPRESENTS THAT IT HAS DISCUSSED THIS WAIVER OF RIGHT TO JURY WITH ITS COUNSEL, UNDERSTANDS THE RAMIFICATIONS OF SUCH WAIVER, AND KNOWINGLY AND VOLUNTARILY AGREES TO THIS WAIVER.
Section 10.11Consent to Jurisdiction. By execution and delivery of this Agreement, the Recipient irrevocably and unconditionally:
(a)submits for itself and its Property in any legal action or proceeding against it arising out of or in connection with this Agreement, or any other Financing Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (i) the courts of the United States in or for the District of Columbia; (ii) the courts of the United States in and for the Southern District of New York; (iii) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its Property may be found; and (iv) appellate courts from any of the foregoing;
(b)consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)agrees that nothing herein shall (i) affect the right of the Department to effect service of process in any other manner permitted by law; or (ii) limit the right of the Department to commence proceedings against or otherwise sue the Recipient or any other Person in any other court of competent jurisdiction nor shall the commencement of proceedings in any one or more jurisdictions preclude the commencement of proceedings in any other jurisdiction (whether concurrently or not) if, and to the extent, permitted by the Applicable Laws; and
(d)agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Recipient’s obligation.
Section 10.12Dispute Resolution.
10.12.1Scope and Severability. Any disagreement, claim, misunderstanding, request for waiver or modification, or dispute (collectively, a “Dispute”) between the Parties concerning any question of fact or law arising from, or in connection with, this Agreement, irrespective of whether such Dispute concerns an alleged breach of this Agreement or interpretation of this Agreement, may be raised by either Party under this Section 10.12 (Dispute Resolution), except that (a) any Dispute relating to any provision of this Agreement set forth in Section 10.12.9 (Exempt Provisions) shall not be subject to this Section 10.12 (Dispute Resolution); (b) this Section 10.12 (Dispute Resolution) shall be subject to and superseded by the rights and requirements of the Secretary under 15 CFR § 231.304 – 231.307, as applicable; and (c) no Party shall have the right to raise any matter as a Dispute arbitrarily or capriciously, or concerning a question of fact or law that has previously been raised (or in relation to which a substantially similar matter has already been raised) under this Section 10.12 (Dispute Resolution).
10.12.2General Principles. If a Dispute arises, the Parties shall attempt to resolve the Dispute by discussion and mutual agreement as soon as practicable. In no event shall a Dispute that arose more than sixty (60) days prior to the notification made under Section 10.12.3 (Dispute Notice) constitute the basis for relief under this Section 10.12 (Dispute Resolution) unless the Department, at its sole discretion, waives this requirement. For the avoidance of doubt, failure of a Party to raise a Dispute within the sixty (60) day period prior to the notification made under Section 10.12.3 (Dispute Notice) shall not prejudice any judicial remedies available to such Party.
10.12.3Dispute Notice. Upon failure to resolve a Dispute by mutual agreement of the Parties as described under Section 10.12.2 (General Principles), the aggrieved Party may document the Dispute by notifying the other Party (the “Responding Party”) in writing (such notice, a “Dispute Notice”), documenting the relevant facts, identifying unresolved issues, specifying the clarification or remedy sought, documenting the rationale as to why the clarification/remedy is appropriate, and identifying the type of event related to such Dispute in the column headed “Relevant Event” contained in the table set forth in Schedule G (Addresses) (any such event, a “Relevant Event”).
10.12.4Referral to Initial Decision-Maker. The aggrieved Party shall deliver the Dispute Notice (the “Referral”) to (a) the “Department Initial Decision-Maker” identified in the table in Schedule H (Dispute Resolution) corresponding to the applicable Relevant Event if the Recipient is the aggrieved Party and (b) the “Recipient Initial Decision-Maker” identified in the table in Schedule H (Dispute Resolution) corresponding to the applicable Relevant Event if the Department is the aggrieved Party.
10.12.5Decision by Initial Decision-Maker. During the ten (10) days after providing a Dispute Notice to the Responding Party in accordance with Section 10.12.4 (Referral to Initial Decision-Maker), the aggrieved Party may provide any other new relevant facts in writing to the Initial Decision-Maker of the Responding Party. Such Initial Decision-Maker shall conduct a review of the Dispute and render a decision in writing with respect to the Dispute within thirty (30) days of receipt of the Dispute Notice. The Initial Decision-Maker may make any reasonable inquiries to aid in the preparation of its decision with respect to the matter and seek extension of any applicable time limits, by mutual agreement of the Parties. Any decision issued by the Initial Decision-Maker shall be the final and binding decision of the Responding Party, unless the aggrieved Party shall, within ten (10) days from the receipt of the written decision of the Initial Decision-Maker, request escalation as provided by Section 10.12.6 (Escalation). A failure by the Initial Decision-Maker to issue a written decision within thirty (30) days of the receipt of a Dispute Notice or a mutually agreed extension of time will constitute a final and binding decision denying the Dispute.
10.12.6Escalation.
(a)Within ten (10) days of receipt of the written decision of the Initial Decision-Maker pursuant to Section 10.12.5 (Decision by Initial Decision-Maker) above, the aggrieved Party may submit a notice to the Responding Party (the “Escalation Notice”) requesting a formal consultation with (a) the “Department Escalation Decision-Maker” identified in the table in Schedule H (Dispute Resolution) corresponding to the applicable Relevant Event if the Recipient is the aggrieved Party and (b) the “Recipient Escalation Decision-Maker” identified in the table in Schedule H (Dispute Resolution) corresponding to the applicable Relevant Event if the Department is the aggrieved Party.
(b)The Escalation Notice shall be submitted by (i) the “Recipient Escalation Decision-Maker” identified in the table in Schedule H (Dispute Resolution) corresponding to the applicable Relevant Event if the Recipient is the aggrieved Party and (ii) the “Department Escalation Decision-Maker” identified in the table in Schedule H (Dispute Resolution) corresponding to the applicable Relevant Event if the Department is the aggrieved Party.
(c)Unless mutually agreed otherwise by the Parties, each Party’s Escalation Decision-Maker (or authorized designee thereof with full and final decision-making authority) shall meet in-person or electronically by video within thirty (30) days of receipt of the Escalation Notice, at a mutually convenient time and place (the “Escalation Decision-Maker Meeting”).
(d)The Responding Party’s Escalation Decision-Maker (or authorized designee thereof) shall submit a written decision with respect to the Dispute as soon as possible after the Escalation Decision-Maker Meeting, and in any event within one hundred eighty (180) days of the date of the Referral.

(e)The decision issued by the Responding Party’s Escalation Decision-Maker shall be the final and binding decision of the Responding Party. The failure by the Responding Party’s Escalation Decision-Maker to issue a written decision within 180 days of the date of the Referral, will constitute a final and binding decision denying the Dispute.
10.12.7Unresolved Dispute. In the event an aggrieved Party disagrees with the decision of the Responding Party’s Escalation Decision-Maker described in Section 10.12.6 (Escalation), or in the absence of any written decision by the Responding Party’s Escalation Decision-Maker (or authorized designee thereof) within one hundred eighty (180) days of the date of the Referral, either Party may pursue any right or remedy under the Financing Documents or provided by Applicable Law, provided that neither Party may pursue any such right or remedy prior to the date that is one hundred eighty (180) days after the date of the Referral (or such earlier date as may be mutually agreed by the Parties).
10.12.8Stay of Remedies. During the pendency of any Dispute under this Section 10.12 (Dispute Resolution), each of the Department's remedies (other than those remedies relating to a Dispute regarding an Event of Default in connection with the provisions under Section 10.12.9 (Exempt Provisions)) shall be stayed.
10.12.9Exempt Provisions. The following provisions of this Agreement shall not be subject to this Section 10.12 (Dispute Resolution):
(a)Section 6.17(a) (Foreign Entity of Concern; Prohibited Persons; Sanctions; Export Controls; Anti-Corruption);
(b)Section 7.2.13(b) (Prohibited Persons; Foreign Entities of Concern);
(c)Section 8.1.1(a) (Prohibited Persons; Foreign Entities of Concern);
(d)Section 9.1.4 (Cross Default);
(e)Section 9.1.7 (Bankruptcy; Insolvency; Dissolution);
(f)Section 9.1.13 (Change of Control);
(g)Section 9.1.15 (Compliance with Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws); and
(h)the Guardrail Provisions.
Section 10.13Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
(b)The Recipient shall not assign or otherwise transfer any of its rights or obligations under this Agreement or under any Award Document without the prior written consent of the Department.
Section 10.14Reinstatement. This Agreement and each other relevant Financing Document shall continue to be effective or be reinstated, as the case may be, if at any time payment or performance of the Recipient’s obligations hereunder, or any part thereof, is, pursuant to Applicable Laws or Governmental Judgment, rescinded or reduced in amount or must otherwise be restored or returned by the Department. In the event that any payment or any part thereof is so rescinded, reduced, restored, or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored, or returned, and this Agreement, each other relevant Financing Document shall remain in full force and effect until the indefeasible payment and discharge in full of such obligations.
Section 10.15No Partnership; Etc.Nothing contained in this Agreement or in any other Financing Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture, or co-ownership by, between, or among the Department and the Recipient or any other Person. The Department shall not be in any way responsible or liable for the indebtedness, losses, obligations, or duties of the Recipient or any other Person with respect to the Project or otherwise. All obligations to pay Real Property or other taxes, assessments, insurance premiums, and all other fees and expenses in connection with or arising from the ownership, operation, or occupancy of the Project or any other assets and to perform all obligations under the agreements and contracts relating to the Project or any other assets shall be the sole responsibility of the Recipient.
Section 10.16Marshaling. The Department shall not be under any obligation to marshal any assets in favor of the Recipient or any other Person or against or in payment of any or all of the Department Obligations.
Section 10.17Indemnification.
(a)The Recipient shall indemnify the Department and each of its officers, employees, attorneys and agents (each, an “Indemnified Party”) from and against any liabilities, obligations, losses, damages, penalties, claims, judgments, lawsuits, costs and expenses (other than attorneys’ costs and fees) (each, an “Indemnified Liability”) for which an Indemnified Party may become responsible because of a claim asserted by a third party related to the Award, the use of Disbursements, this Agreement, any Financing Document, or the Project; provided, that the Recipient shall not have an any indemnification obligation hereunder if the third Party’s claim is based solely on the conduct of the Department (and no other Party) or arises from the bad faith, gross negligence or willful misconduct of any Indemnified Party (as determined pursuant to a final, non-appealable judgment by a court of competent jurisdiction).
(b)An Indemnified Party shall give timely notice to the Recipient of any action for which indemnification hereunder may be sought; provided that any failure to give such notice shall not release the Recipient from any of its indemnification obligations hereunder.
(c)The Recipient agrees that the Department has sole authority regarding the conduct of any litigation brought against any Indemnified Party and the Recipient agrees that the decisions of the Department regarding any such litigation, trial or settlement shall not relieve the Recipient of its indemnification obligations hereunder. The Department agrees that it will advise the Recipient regarding the conduct of any such litigation and that Recipient shall be given the opportunity at its own cost and expense to advise the Department of its views regarding such litigation, including any settlement related thereto. The Department agrees that it will not compromise or settle any Indemnified Liability, until it has advised the Recipient, as provided above, and has been authorized by the government official with authority to approve settlements pursuant to applicable rules. No provision herein shall restrict, modify or otherwise affect the authority of the United States to settle or compromise any claim according to Applicable Law.
(d)All sums paid and costs incurred by any Indemnified Party with respect to any matter indemnified hereunder shall be immediately due and payable by the Recipient.
Section 10.18Counterparts; Electronic Signatures. This Agreement may be executed in one or more duplicate counterparts and when executed by all of the Parties shall constitute a single binding agreement. The delivery of an executed counterpart of this Agreement by electronic means, including by facsimile or by portable document format (PDF) attachment to email, shall be as effective as delivery of an original executed counterpart of this Agreement. Except to the extent Applicable Law would prohibit the same, make the same unenforceable, or affirmatively requires a manually executed counterpart signature: (a) the delivery of an executed counterpart of a signature page of this Agreement by fax, emailed .pdf, or any other electronic means approved by the Department in writing (which may be via email) that reproduces an image of the actual executed signature page shall be as effective as the delivery of a manually executed counterpart of this Agreement; (b) the delivery of an executed counterpart of a signature page of this Agreement by fax, emailed .pdf, or any other electronic delivery means approved by the Department in writing (which may be via email) that contains a DocuSign signature or, in the case of the Department’s signature, a digital signature associated with a Personal Identity Verification card, or any other electronic signature means approved by the Department in writing (which may be via email) shall be as effective as the delivery of a manually executed counterpart of this Agreement; and (c) if agreed by the Department in writing (which may be via email) with respect to this Agreement, the delivery of an executed counterpart of a signature page of this Agreement by electronic means that types in the signatory to a document as a “conformed signature” from an email address approved by the Department in writing (which may be via email) shall be as effective as the delivery of a manually executed counterpart of this Agreement. In furtherance of the foregoing, the words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof, or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 10.19Benefits of Agreement. Nothing in this Agreement, any other Financing Document, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors and permitted assigns hereunder or thereunder, any benefit or any legal or equitable right or remedy under this Agreement, any other Financing Document.
Section 10.20Termination; Survival.
(a)The terms and conditions of this Agreement and the Award, and all rights and obligations of the Parties thereunder, shall terminate on the Termination Date, unless otherwise extended by mutual written agreement of the Parties; provided however the termination of this Agreement and the Award on the Termination Date shall not affect any rights or remedies of any Party that have accrued prior to or on the Termination Date, or any obligations or liabilities of the Recipient that expressly survive the Termination Date as set forth in clauses (b) and (c) below or by Applicable Law.
(b)All representations and warranties made by the Recipient in any Award Document or other documents delivered in connection therewith shall be considered to have been relied upon the Department and shall survive the Termination Date.
(c)The provisions of (a) Section 3.4 (Net of Tax), Section 3.3 (Payment of Costs and Expenses), Section 9.1.1(c) (Expansion Clawback Event), Section 10.7 (Governing Law), Section 10.10 (Waiver of Jury Trial), Section 10.11 (Consent to Jurisdiction), Section 10.12 (Dispute Resolution) Section 10.14 (Reinstatement), and Section 10.17 (Indemnification); and (b) the Guardrail Provisions (excluding Section 2 (Prohibition on Certain Joint Research or Technology Licensing) and Section 7(d) (Remedies, Mitigation and Clawbacks) thereof) and all other provisions and definitions set forth in this Agreement required to give effect thereto, including, inter alia, Section 10.5 (Waiver and Amendment) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Department Obligations, the expiration or termination of the Award, or the termination of this Agreement or any provision hereof on the Termination Date.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be executed and delivered by their respective officers or representatives hereunto duly authorized as of the date first written above.
MICRON IDAHO SEMICONDUCTOR MANUFACTURING (TRITON) LLC
as Recipient

/s/ Scott Gatzemeier
Name: Scott Gatzemeier
Title: President

UNITED STATES DEPARTMENT OF COMMERCE, an agency of the Federal Government of the United States of America

/s/Michael Schmidt
Name: Michael Schmidt
Title: CHIPS Program Officer

Annex A
DEFINITIONS
“Abandonment” means the relinquishment of possession and control of the Project by the Recipient or the complete cessation of work or activity for [***] consecutive days (or [***] non-consecutive days in any Fiscal Year) at the Project, except as a result of the occurrence of an Event of Force Majeure, and the term “Abandon” shall have a correlative meaning.
“Action” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign or other regulatory body or any arbitrator.
“Actual Capex Amount” means, as of the Actual Milestone Completion Date for any Disbursement Milestone, the amount of Capital Expenditures certified in writing by the Recipient and Sponsor Guarantor to the Department that have been incurred and paid by the Recipient in respect of such Disbursement Milestone.
“Actual Cumulative Capex Amount” means, as of any date of determination, the aggregate Actual Capex Amount for all Disbursement Milestones for the Project for which an Actual Milestone Completion Date has occurred, including the then-current Disbursement Milestone (whether before or after the Award Date).
“Actual Cumulative Disbursement Amount” means, as of any date of determination, the aggregate amount of Direct Funding Disbursements made to the Recipient for the Project as of such date.
“Actual Cumulative Unlevered Free Cash Flow” means, with respect to the Project and for any Relevant Period, the cumulative total of all Actual Unlevered Free Cash Flow for the Project from the Project Initiation Date for the Project through the end of such Relevant Period.
“Actual Unlevered Free Cash Flow” means, with respect to the Project and for any Fiscal Year and as calculated in accordance with the Applicable Accounting Requirements, the amount calculated as the total (which may be positive or negative) of
(1) Total Revenue
minus
(2) Cost of Goods Sold
minus
(3) Operating Expenses,
minus
(4) Cash Taxes
minus
(5) Net Capital Expenditures
plus
(6) Depreciation and Amortization (previously included in Cost of Goods Sold).
1.

“Agreed Upon Procedures” means agreed-upon procedures to be performed by the Recipient’s Accountant’s in accordance with SSAE No. 19 with respect to the calculation of the Upside Sharing Amount and the Carve-Out Financials pursuant to an agreed-upon procedures engagement by Recipient which agreed-upon procedures are specified in the engagement letter and are approved by the Department.
“Actual Cumulative Disbursement Ratio” means, as of any date of determination, the ratio, expressed as a percentage, equal to (a) the Actual Cumulative Disbursement Amount as of such date divided by (b) the Actual Cumulative Capex Amount as of such date.
“Actual Milestone Completion Date” means, with respect to any Disbursement Milestone, the date on which the Recipient has actually completed such Disbursement Milestone, as such date is to be confirmed by the Department in consultation with the Construction Advisor after the receipt of a Direct Funding Disbursement Request.
“Advanced Packaging Resiliency Objectives” means the following advanced packaging resiliency objectives:
(a)on or before [***], the Sponsor Guarantor and its subsidiaries, on a Consolidated Basis, shall have the operational capability and installed equipment capacity to package HBM wafers in [***] in an amount of not less than [***] of the total amount of HBM wafers that the Sponsor Guarantor and its subsidiaries have the operational capability and installed equipment capacity to produce on a global basis; and
(b)the operational capability to package [***] of HBM wafers manufactured by the Recipient in [***].
“Advanced Packaging Resiliency Plan” means the Recipient’s advanced packaging resiliency plan, in form and substance satisfactory to the Department, from time to time in effect, which plan shall (a) provide for the construction and/or expansion of one or more advanced packaging facilities in [***] and (b) include a production ramp plan that commences on or before calendar year [***] and provides for an expected production output capacity of at least [***] by the end of calendar year[***], for the purpose of meeting the Advanced Packaging Resiliency Objectives.
“Affiliate” means with respect to any Person, any other Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person; provided, that, in any event and for all purposes of the Financing Documents, the Sponsor Guarantor, or any Affiliate of the Sponsor Guarantor shall be deemed an “Affiliate” of the Recipient.
“Agreement” has the meaning set forth in the preamble hereto, which agreement states the terms and conditions by which the Secretary agrees to make an Award available to the Recipient and the obligations and duties of the Recipient in connection therewith and satisfies the meaning as “Required Agreement” in 15 C.F.R. § 112.
“Amortization” has the meaning set forth in the Applicable Accounting Requirements.
“Anticipated Completion Date” means, with respect to any Disbursement Milestone, the relevant date set forth in the Disbursement Milestone Schedule under the column entitled “Anticipated Completion Date” for such Disbursement Milestone.
“Anti-Corruption Laws” means all laws, rules, regulations, or orders with jurisdiction over any Recipient Party or the Project concerning or relating to bribery or corruption in the public or private sector, including, the United States Foreign Corrupt Practices Act of 1977, as amended.
“Anti-Deficiency Act” means 31 U.S.C. §§ 1341 and 1517.
2.

“Anti-Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the Patriot Act, the Anti-Money Laundering Act of 2020, the Money Laundering Control Act, the rules and regulations thereunder and any similar Applicable Laws relating to money laundering, terrorist financing, or financial recordkeeping and recording requirements administered or enforced by any United States of America governmental agency, or any other jurisdiction in which the Recipient operates or conducts business.
“Applicable Accounting Requirements” means GAAP, and in respect of Section 3.2 (Upside Sharing), the following (with each element of the Carve-Out Financials specified below being at the Project level using Recipient financial information for the applicable Fiscal Year, unless otherwise specified as being based on Sponsor Guarantor consolidated information):

Applicable Accounting Requirements	Definition
Total Revenue	(1)[***]
Cost of Goods Sold (“COGS”)	The sum of: (1)Core COGS plus (2)Other COGS.
Core COGS
The sum of the following costs:
(1)Direct and indirect fully loaded labor cost.
plus
(2)Material and spares costs, including, but not limited to, prime wafers, chemicals, photoresist, gases, slurry, test wafers, targets, polishing pads, repairs and maintenance, service contracts and operating supplies.
plus
(3)Utilities costs, including, but not limited to, electricity, gas, wastewater treatment, and water.
plus
(4)Depreciation and Amortization arising from property, plant and equipment and intangible assets recognized in accordance with the Sponsor Guarantor’s GAAP accounting policies.
plus
(5)Back end and other cost of sales, measured as the product of:
(x)Sponsor Guarantor’s consolidated cost of goods sold (as set forth in Sponsor Guarantor’s audited GAAP financial statements) multiplied by [***]%.
multiplied by
(y)the quotient of
1)Total Revenue
divided by
2)Sponsor Guarantor’s consolidated total revenue (as set forth in Sponsor Guarantor’s audited GAAP financial statements).

Other COGS	The product of: (1)[***]% multiplied by (2)Core COGS.
3.

Operating Expenses
The sum of :
(1)Research and development (“R&D”) expense equal to the product of:
(x)the quotient of :
1)Sponsor Guarantor’s research and development expense
divided by
2)Sponsor Guarantor’s consolidated total revenue (each as set forth in Sponsor Guarantor’s audited GAAP financial statements)
multiplied by
(y)[***]%
multiplied by
(z)Total Revenue
plus
(2)Selling, general and administrative (“SG&A”) expense equal to the product of :
(x)the quotient of:
1)Sponsor Guarantor’s SG&A expense
divided by
2)Sponsor Guarantor’s consolidated total revenue (each as set forth in Sponsor Guarantor’s audited GAAP financial statements)
multiplied by
(y)[***]%
multiplied by
(z)Total Revenue

Cash Tax
The product of:
(1)The sum of 1) the Federal corporate tax rate in effect (currently 21%) and 2) [***]% as the representative blended US state income tax rate multiplied by
(2)the Project’s profit before tax (calculated under the Applicable Accounting Requirements defined herein) and with net interest expense (income) for purposes of the Project’s profit before tax calculation equal to the product of:
(x)the Sponsor Guarantor’s net interest expense (income)
multiplied by
(y)a fraction equal to 1) Total Revenue divided by 2) Sponsor Guarantor’s consolidated total revenue.

Net Capital Expenditures
The difference of:
(1)gross capital expenditures
minus
(2)the sum of :
(x)(i) Direct Funding Disbursements received minus (ii) Direct Funding returned to the Department pursuant to the exercise of any of the Department’s remedies under this Agreement or the Sponsor Guarantee plus
(y)Federal investment tax credits cash received
plus
(z)Idaho State investment tax credits cash received.

“Applicable Law” means, with respect to any Person, any constitution, statute, law, rule, regulation, code, ordinance, treaty, judgment, order or any published directive, guideline, requirement or other governmental rule or restriction which has the force of law, or any determination or interpretation of any of the foregoing by any Governmental Authority having jurisdiction over or a
4.

judicial authority, that is binding on such Person or any of its properties, whether in effect as of the date of this Agreement or as of any date hereafter.
“Application” has the meaning set forth in the recitals hereto.
“Approved Jurisdictions” means [***].
“ASAP” has the meaning set forth in Section 2.2.1 (ASAP System).
“AUP Letter” has the meaning set forth in Section 3.2.3 (Upside Sharing Amount Certification).
“Authorized Officer” means:
(a)with respect to any Person that is (i) a corporation, the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of such Person; (ii) a partnership, each general partner of such Person or the chairman, chief executive officer, president, a vice president, an assistant vice president, treasurer, an assistant treasurer, any Person holding equivalent positions in such partnership, or any other Financial Officer of a general partner of such Person; or (iii) a limited liability company, the manager, managing partner or duly appointed officer of such Person, the individuals authorized to represent such Person pursuant to the Organizational Documents of such Person, or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of the manager or managing member of such Person; and
(b)with respect to any Recipient Party, only those individuals holding any of the foregoing positions whose name appears on the certificate of incumbency delivered pursuant to Section 4.2.1 (Recipient Parties Organizational Documents), as such certificate of incumbency may be amended from time to time to identify the individuals then holding such offices and the capacity in which they are acting.
“Authorized Purpose” means the construction of the Facilities and the manufacturing of Semiconductors, including leading edge DRAM chips in the United States (including any reasonable ancillary uses and purposes related thereto).
“Award” means that CHIPS Incentive provided by the Department to the Recipient pursuant to terms of the CHIPS Act and the Award Documents, including the Direct Funding Award.
“Award Date” means the date on which this Agreement and the first Funding Obligation are executed by the Department and the Recipient.
“Award Documents” means collectively:
(c)this Agreement;
(d)each Funding Obligation; and
(e)each other document attached to this Agreement or any Funding Obligations.
“Base Case Financial Model” means the base case financial model delivered by the Recipient, and approved by the Department, in connection with the Award Date, pursuant to Section 4.9 (Base Case Financial Model)
“BIS” means the Department’s Bureau of Industry and Security.
5.

“Body of Information” means (a) a Member of Congress or a representative of a committee of Congress; (b) the OIG; (c) the Government Accountability Office; (d) a Federal employee responsible for management of the Award; (e) an authorized official of the Department of Justice or other law enforcement agency; (f) a court or grand jury; or (g) a management official or other employee of the Recipient or Recipient Party who has the responsibility to investigate, discover, or address misconduct subject to whistleblower protections.
“Breakeven Date” means the first (1st) date on which the Cumulative Actual Unlevered Free Cash Flow generated by the Project since the Project Initiation Date is equal to or greater than zero Dollars ($0).
“Business Day” means any day other than Saturday, Sunday or other day on which either the Department of Treasury or the Federal Reserve Bank of New York is not open for business.
“Capital Expenditures” means all expenditures that are capitalized in accordance with the Applicable Accounting Requirements.
“Carve-Out Financials” has the meaning set forth in Section 3.2 (Upside Sharing).
“Cash Taxes” means, per the relevant period, (a) Total Revenue, minus Cost of Goods Sold including Depreciation, minus Operating Expenses for such period, then (b) multiplied by the applicable corporate tax rate for the relevant period.
“Change of Control” means the occurrence of any of the following:
(f)any Person or group (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), acquires Control of more than thirty five percent (35%) of the voting Equity Interests or the economic value of Equity Interests of the Sponsor Guarantor;
(g)a Prohibited Person or Foreign Entity of Concern acquires Control of any Recipient Party; and
(h)the Sponsor Guarantor ceases (i) to hold and Control, directly or indirectly, one hundred percent (100%) of the voting Equity Interests, or to hold the economic value of the Equity Interests, of the Recipient; or (ii) to Control, directly or indirectly, the Recipient.
“CHIPS Act” means Title XCIX—Creating Helpful Incentives to Produce Semiconductors for America of the William M. (Mac) Thornberry National Defense Authorization Act for Fiscal Year 2021 (Pub. L. 116-283), as amended by the CHIPS Act of 2022 (Division A of Pub. L. 117-167).
“CHIPS Incentives” means the provision of direct funding (via grants, cooperative agreements, or other transactions), loans and loan guarantees as described in the NOFO.
“CHIPS Incentives Program” has the meaning set forth in the Recitals.
“CHIPS Program Office” means the office of the Department overseeing the administration of the CHIPS Incentive Program.
“Communications” has the meaning set forth in Section 10.2 (Use of Websites).
“Comptroller General” means the Comptroller General of the United States.
“Conflict of Interest” means the occurrence of any of the following:
(i)participation by an Interested Party in a matter that has a direct and predictable effect on the Interested Party’s personal or financial interests, which may include employment,
6.

stock ownership, a creditor or debtor relationship, or prospective employment with the organization selected or to be selected for a Subaward; and
(j)an appearance that an Interested Party’s objectivity in performing his or her responsibilities under the Project is impaired.
“Consolidated” or “Consolidated Basis” means, with respect to any Financial Statements to be provided by any Person, or any financial calculation to be made, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant Financial Statements of each of the entities whose accounts are to be consolidated with the accounts of the such Person plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Recipient.
“Construction Advisor” means AECOM Technical Services, Inc., acting as Construction Advisor to the Department, or any successor Construction Advisor appointed by the Department.
“Construction and Tool Installation Budget” means the budget delivered by the Recipient to the Department prior to the first Direct Funding Disbursement Date pursuant to Section 4.12 (Construction and Tool Installation Budget), as amended or supplemented.
“Construction Contract” means collectively:
(k)Construction contracts with [***] to provide design and construction related services related to the construction of a new semiconductor fab with a current contract value of approximately [***], and expected to eventually total approximately [***] once executed by the Recipient;
(l)each other construction contract contemplated in the Sources and Uses Plan and entered into between the Recipient and a Construction Contractor in connection with the construction of the Project prior to the first Direct Funding Disbursement Date and is otherwise in form and substance satisfactory to the Department; and
(m)any other document designated in writing as a Construction Contract by the Recipient and the Department.
“Construction Contractor” means each contractor and each material subcontractor (if any), under any Construction Contract.
“Consultants” means, collectively, (a) the Financial Advisor; (b) the Construction Advisor; (c) Allen Overy Shearman Sterling US LLP as legal counsel to the Department; and (d) any other advisor, legal counsel or consultant retained by the Department from time to time in connection with the Award, the Project or the Financing Documents.
“Contingent Obligations” means as to any Person, any obligation of such Person with respect to any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, as a guarantee or otherwise:
(n)for the purchase, payment or discharge of any such primary obligation;
(o)to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, including the obligation to make take or pay or similar payments;
(p)to advance or supply funds;
7.

(q)to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor;
(r)to purchase property, securities or services primarily for the purpose of assuring the holder of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or
(s)otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, including with respect to letter of credit obligations, swap agreements, foreign exchange contracts and other similar agreements (including agreements relating to derivative instruments), provided that, (x) the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business; (y) the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith; and (z) if recourse to the Person with an obligation in respect of Indebtedness of another Person is limited to specified Property, the amount of the Contingent Obligation of such Person in respect thereof shall not exceed the value of such Property on the books and records of the applicable Person in accordance with Applicable Accounting Standards (regardless of the amount of the primary obligations).
“Control” means the power, directly or indirectly, to direct or cause the direction of the management or business or policies of a Person (whether through the ownership of voting securities or partnership or other ownership interests, by contract, or otherwise); and the words “Controlling,” “Controlled,” and similar constructions shall have correlative meanings.
“Cost of Goods Sold” has the meaning set forth in the Applicable Accounting Requirements.
“Covered Incentive” has the meaning set forth in 15 U.S.C. § 4651 (Definitions).
“Customer Agreement” means any contract entered into, or to be entered into, by the Recipient for the sale of Product throughout the stated term thereof.
“Data Protection Laws” means any and all foreign or domestic (including U.S. federal, state and local) Applicable Laws relating to the privacy, security, notification of breaches, Processing of any data or information that identifies or can be used to identify an individual, household or device, whether directly or indirectly, in each case, in any manner applicable to any Recipient Party or any Subsidiary of any Recipient Party.
“Debarment Regulations” means all of the following:
(t)OMB Guidelines to Agencies on Government-wide Debarment and Suspension (Non-procurement) (2 C.F.R. Part 180); and
(u)Debarment, Suspension, and Ineligibility (48 C.F.R. Subpart 9.4).
“Debt Collection Act” means the Debt Collection Act of 1982 as amended (31 U.S.C. § 3717) and 31 C.F.R. § 901.9.
“Department” has the meaning set forth in the preamble hereto.
8.

“Department Obligations” means all amounts, without duplication, owing to the Department under the Financing Documents, including:
(v)any payments, interest, charges, expenses, fees, attorneys’ or other Consultants’ fees and disbursements, indemnities and other amounts payable by the Recipient under any Financing Document and any reimbursement amounts in respect of any of the foregoing that the Department may elect to pay or advance on behalf of the Recipient; and
(w)all liabilities, and obligations, howsoever arising, owed by the Recipient under the Financing Documents (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to any of the Financing Documents, including all interest, fees and Periodic Expenses chargeable to the Recipient and payable by the Recipient hereunder or thereunder.
“Depreciation” has the meaning set forth in the Applicable Accounting Requirements.
“Direct Funding” means direct funding under the NOFO in the form of an other transaction.
“Direct Funding Award” has the meaning set forth in Section 2.1(a) (Award Amount).
“Direct Funding Disbursement” means a disbursement of the Direct Funding for a Disbursement Milestone made in accordance with this Agreement.
“Direct Funding Disbursement Approval Notice” means a notice issued by the Department, substantially in the form attached hereto as Exhibit C (Form of Direct Funding Disbursement Approval Notice), delivered to the Recipient pursuant to Section 2.2 (Disbursement Procedure).
“Direct Funding Disbursement Date” means a Disbursement Date on which a Direct Funding Disbursement is made in accordance with this Agreement.
“Direct Funding Disbursement Period” means the period commencing on the Award Date and ending on the earlier of:
(x)the Milestone Completion Longstop Date for the last Disbursement Milestone set forth in the Disbursement Milestone Schedule;
(y)the date of the Direct Funding Disbursement for the last Disbursement Milestone set forth in the Disbursement Milestone Schedule; and
(z)the date on which the Maximum Direct Funding Award Amount is reduced to zero.
“Direct Funding Disbursement Request” means a request for a Direct Funding Disbursement, substantially in the form attached hereto as Exhibit B-1 (Form of Direct Funding Disbursement Request), delivered to the Department.
“Disbursement” means any disbursement of the Award in accordance with this Agreement, including any Direct Funding Disbursement.
“Disbursement Date” means a Business Day on which funds are transferred through the ASAP System to make a Disbursement in accordance with Article 2 (Award and Disbursements), including any Direct Funding Disbursement Date.
“Disbursement Milestone” means, the Project milestone set forth in the Disbursement Milestone Schedule under the column entitled “Disbursement Milestone”.
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“Disbursement Milestone Schedule” means that schedule attached hereto as Schedule B (Project Milestone Schedule).
“Disbursement Request” means any Direct Funding Disbursement Request.
“Disposition” means, with respect to any Property or assets, any single or series of related sales, transfers, assignments, donations, conveyances, leases, licenses, abandonment or other dispositions thereof, and the terms “Dispose” and “Disposed of” shall have correlative meanings; provided, that the term “Disposition” shall not include the creation or existence of any Liens, unless ownership is transferred to any party pursuant thereto.
“Dispute” has the meaning set forth in Section 10.12.1 (Scope and Severability).
“Dispute Notice” has the meaning set forth in Section 10.12.3 (Dispute Notice).
“DOL” means the United States Department of Labor.
“Dollars” or “$” means the lawful currency of the United States.
“DRAM” means dynamic random access memory.
“EAR” means the Export Administration Regulations, 15 C.F.R. Parts 700-786, administered by BIS.
“Electronic Signature” has the meaning assigned to it by 15 U.S.C. § 7006.
“Eligibility Start Date” means March 29, 2024, which is the effective date of the PMT.
“Eligible Facility” means a Facility that meets eligibility requirements set forth in the CHIPS Act and the Guardrail Regulations, including those set forth in 15 U.S.C. § 4652 (Semiconductor incentives).
“Eligible Uses of Funds” means, with respect to the Project, Project Costs that:
(aa)are incurred or will be incurred for any of the following purposes to:
(i)finance the construction, expansion or modernization of the applicable Eligible Facility or to acquire, maintain, repair, or transport equipment to be used for the applicable Eligible Facility, as determined necessary by the Secretary for purposes relating to the national security and economic competitiveness of the United States;
(ii)support workforce development for such Eligible Facility, as determined by the Secretary;
(iii)support site development for such Eligible Facility, as determined by the Secretary; or
(iv)pay reasonable costs related to the operating expenses for such Eligible Facility including specialized workforce, essential materials, and complex equipment maintenance for the Project, as determined by the Secretary;
(ab)are incurred on or following the Eligibility Start Date; and
(ac)are not Ineligible Uses of Funds.
“Environmental Claim” means any and all obligations, liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, notices of
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noncompliance or violation, investigations (excluding routine inspections), proceedings, clean-up, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees, out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, relating in any way to any violation of Environmental Law or any violation of any Governmental Approval issued under any such Environmental Law including (a) any and all indemnity claims by any Governmental Authority for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and (b) any and all indemnity claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances, the violation or alleged violation of any Environmental Law or Governmental Approval issued thereunder, or arising from alleged injury or threat of injury to health, safety or the environment.
“Environmental Laws” means any Applicable Law in effect as of the date hereof or hereafter, and in each case as amended, regulating, relating to or imposing obligations, liability or standards of conduct concerning or otherwise relating to (a) environmental impacts resulting from the use of the Project Site or environmental conditions present on, in or under the Project Site; (b) pollution, protection of human health or safety or the environment, including flora and fauna, or Releases or threatened Releases of pollutants, contaminants, chemicals, radiation or industrial, toxic or hazardous substances or wastes, including Hazardous Substances; or (c) the generation, manufacture, processing, distribution, use, treatment, storage, recycling, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, including Hazardous Substances.
“Equity Commitment” means, with respect to the Project, the obligation of the Sponsor Guarantor under the Sponsor Guarantee to fund an aggregate amount equal to [***], which is an amount equal to the positive difference between (i) the Estimated Project Costs; and (ii) the sum of (A) the Maximum Direct Funding Award Amount; (B) the aggregate debt funding amounts provided for in the Third Party Debt Funding Documents in respect of the Project; and (C) Covered Incentives in respect of the Project.
“Equity Contribution” means an equity contribution to the Recipient made in accordance with the Sponsor Guarantee in the form of share capital subscriptions or Permitted Shareholder Loans.
“Equity Documents” means, collectively:
(ad)the Sponsor Guarantee; and
(ae)any other agreement designated in writing by the mutual agreement of the Recipient and the Department as an “Equity Document.”
“Equity Interest” means any and all shares, interest, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the common or preferred equity or preference share capital of an entity, including partnership interests, limited liability interests and trust beneficial interests.
“Escalation Decision-Maker” means any “Department Escalation Decision-Maker” or “Recipient Escalation Decision-Maker” identified in Schedule H (Dispute Resolution), as applicable.
“Escalation Decision-Maker Meeting” has the meaning set forth in Section 10.12.6 (Escalation).
“Escalation Notice” has the meaning set forth in Section 10.12.6 (Escalation).
“Estimated Project Costs” means an amount equal to [***].
“Event of Default” means any of the events described in Section 9.1 (Events of Default).
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“Event of Force Majeure” means any event, circumstance or condition in the nature of force majeure that would entitle any Person to any abatement, postponement, or other relief from any of its contractual obligations under the Project Document to which such Person is party.
“Event of Loss” means any event that causes any portion of the Project or any other property of the Recipient to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, including through a failure of title, or any loss of such property, or a condemnation or taking (including by any Governmental Authority) of any portion of the Project, the Facility or the Properties.
“Expansion Clawback Term” means the period commencing on the Award Date and ending on to the tenth (10th) anniversary of the Award Date.
“Export Control Laws” means any and all laws which have as a purpose or effect of restricting or controlling the export, re-export, transfer or access of controlled or sensitive information, commodities, software, technology or services between or within one or more countries or their nationals, including without limitation, the EAR and ITAR.
“Facility” means a fabrication facility located at the Project Site and including all the buildings, fixtures and other improvements situated, or to be situated, on the Project Site.
“Federal Register” means the publication provided for by the Federal Register Act (44 U.S.C. §1501 et seq.).
“Finance Lease” means, for any Person, any lease of (or other agreement conveying the right to use) any property of such Person that would be required, in accordance with the Applicable Accounting Requirements, to be capitalized and accounted for as a finance lease on a balance sheet of such Person.
“Financial Advisor” means Alvarez & Marsal Federal LLC, acting as financial advisor to the Department in connection with the Project, or any successor financial advisor appointed by the Department.
“Financial Officer” means with respect to any Person, the general manager, any director, the chief financial officer, the controller, the treasurer or any assistant treasurer, any vice president-finance or any assistant vice president-finance or any other vice president or assistant vice president with significant responsibility for the financial affairs of such Person.
“Financial Statements” means:
(af)with respect to the Recipient, the Recipient’s quarterly or annual unaudited balance sheet and statements of income, and cash flow for such fiscal period, except for during the first (1st) Fiscal Year, with comparable figures for the corresponding period of its previous fiscal period, each prepared in Dollars and in accordance with the Applicable Accounting Requirements; and
(ag)with respect to the Sponsor Guarantor, the Sponsor Guarantor’s quarterly unaudited or annual audited balance sheet and statements of income, retained earnings, and cash flow for such fiscal period, together with all notes thereto and, except for during the first (1st) Fiscal Year, with comparable figures for the corresponding period of its previous fiscal period, each prepared in Dollars and in accordance with the Applicable Accounting Requirements.
“Financing Documents” means, collectively:
(ah)the Award Documents;
(ai)the Equity Documents;
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(aj)any Third Party Debt Funding Documents; and
(ak)each other document or agreement entered into after the date hereof that is designated as a “Financing Document” by the mutual written agreement of the Recipient and the Department, but in all cases excluding any Project Documents.
“First Wafers Out Milestone” means the commencement of commercial wafer production, including production of the first wafer for commercial use.
“Fiscal Quarter” means each of the quarterly accounting periods of the Recipient Parties ending on or about the last day of February, May, August and November of each Fiscal Year.
“Fiscal Year” means: (a) with respect to the Recipient, the accounting year of the Recipient beginning on or about September 1 and ending on or about August 31; and (b) with respect to any other Person, such Person’s accounting year.
“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.
“Foreign Country of Concern” has the meaning set forth in the Guardrail Provisions.
“Foreign Entity” has the meaning set forth in the Guardrail Provisions.
“Foreign Entity of Concern” has the meaning set forth in the Guardrail Provisions.
“Fundamental Event of Default” means the occurrence of any of the following:
(al)an Event of Default under Section 9.1.1(d) (Authorized Purpose Clawback Event);
(am)any Recipient Party becomes a Foreign Entity of Concern or Sanctioned Person in breach of Section 8.1.1 (Prohibited Persons; Foreign Entities of Concern);
(an)the Recipient fails to perform or observe any covenant, term or obligation described in Section 2.1 (Economic and National Security Objectives) of Annex D (Program Requirements);
(ao)the Recipient acts or fails to act in a manner resulting in a material breach of the Section 7.3.1 (Books, Records and Inspections; Accounting and Auditing Matters) with respect to the Department’s auditing rights; or
(ap)an Event of Default under Section 9.1.10 (Abandonment);
(aq)an Event of Default under Section 9.1.13 (Change of Control), other than an Event of Default occurring as a result of a Change of Control as set forth in paragraph (a) of the definition thereof;
(ar)an Event of Default under Section 9.1.12 (Misstatements; Omissions), solely to the extent that any representation or warranty of the Recipient or any other Recipient Party referenced therein shall be found to have been Knowingly incorrect, false or misleading in any material respect when made or deemed to have been made.
“Funding Obligation” means each Other Transaction Agreement Action Sheet issued by the Department in respect of the Maximum Award Amount and acknowledged by the Recipient.
“GAAP” means generally accepted accounting principles in the United States in effect from time to time including, where appropriate, generally accepted auditing standards, including the pronouncements and interpretations of appropriate accountancy administrative bodies (including the
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Financial Accounting Standards Board and any predecessor and successor thereto), applied on a consistent basis both as to classification of items and amounts.
“GAO” means the U.S. Government Accountability Office.
“Governmental Approval” means any approval, consent, authorization, license, permit, order, certificate, qualification, waiver, exemption, or variance, or any other action of a similar nature, of or by a Governmental Authority, including any of the foregoing that under Applicable Law are or may be deemed given or withheld by failure to act within a specified time period.
“Governmental Authority” means any United States federal, state, county, municipal, or regional authority, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory, or administrative function of government.
“Governmental Judgment” means with respect to any Person, any judgment, order, decision, or decree, or any act of a similar nature, of or by a Governmental Authority having jurisdiction over such Person or any of its properties.
“Ground Prep Milestone” means the completion of groundwork necessary to commence construction of the NY Fab 1 Project, which may include tree clearing, grubbing and excavation.
“Guarantee” means, as to any Person, obligations, contingent or otherwise (including a Contingent Obligation), guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person in any manner, whether directly or indirectly, and including any obligation:
(as)to purchase or pay any Indebtedness or to purchase or provide security for the payment of any Indebtedness;
(at)to purchase or lease property, securities or services for the purpose of assuring the payment of any Indebtedness;
(au)to maintain working capital, equity capital or any other financial statement condition or liquidity of any other Person; or
(av)in respect of any letter of credit, letter of guarantee or bond issued to support any obligation or Indebtedness, except that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guardrail Provisions” means Annex C (Guardrail Provisions) hereto, as the same may be deemed amended or otherwise modified from time to time in accordance with Section 10.5 (Waiver and Amendment).
“Guardrail Regulations” has the meaning set forth in the Guardrail Provisions.
“Hazardous Substance” means any hazardous or toxic substances, chemicals, materials, pollutants or wastes defined, listed, classified or regulated as such in or under any Environmental Laws, including: (a) any petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the import, storage, transport, use or disposal of, or exposure to or Release of which is prohibited, limited or otherwise regulated under, or for which liability is imposed pursuant to, any Environmental Law.
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[***].
“HBM” means high-bandwidth memory consistent with JEDEC HBM3E standards or later.
“Indebtedness” means as to any Person, and at any date, without duplication:
(aw)all Indebtedness for Borrowed Money of such Person;
(ax)all obligations of such Person evidenced by bonds, debentures, notes, letters of credit, or other similar instruments;
(ay)all obligations of such Person to purchase securities (or other property) that arise out of or in connection with the sale or acquisition of the same or similar securities (or property);
(az)all obligations of such Person issued, undertaken or assumed as the deferred purchase price of property or services other than trade credit in the ordinary course of business;
(ba)all Guarantees by such Person;
(bb)all obligations of such Person under leases that are or should be, in accordance with the Applicable Accounting Requirements, recorded as Finance Leases in respect of which such Person is liable;
(bc)all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument;
(bd)the currently available amount of all surety bonds, performance bonds, letters of credit or other similar instruments issued for the account of such Person;
(be)all liabilities secured by (or for which the holder of such liabilities has an existing right, contingent, or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such liabilities;
(bf)all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of any default are limited to repossession or sale of such property);
(bg)obligations pursuant to any agreement to purchase materials, supplies or other property if such agreement provides that payment shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered;
(bh)all obligations in respect of any hedging agreement or similar arrangement between such Person and a financial institution providing for the transfer or mitigation of interest risks either generally or under specific contingencies (but without regard to any notional principal amount relating thereto); and
(bi)all Contingent Obligations of such Person with respect to Indebtedness of the types specified in clauses (a) through (l) above.
“Indebtedness for Borrowed Money” means, as to any Person, indebtedness for borrowed money. For the avoidance of doubt, Indebtedness for Borrowed Money with respect to a Person only includes indebtedness for the repayment of money provided to such Person, and does not include any other kind of indebtedness or obligation notwithstanding that such other indebtedness or obligation
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may be evidenced by a note, bond, debenture or other similar instrument, may be in the nature of a financing transaction, or may be an obligation that under GAAP is classified as “debt” or another type of liability, whether required to be reflected on the balance sheet of the obligor or otherwise.
“Indemnified Liability” has the meaning set forth in Section 10.17(a) (Indemnification).
“Indemnified Party” has the meaning set forth in 10.17 (Indemnification).
“Ineligible Uses of Funds” means the uses of Direct Funding to:
(bj)construct, modify, or improve a facility outside of the United States;
(bk)physically relocate existing facility infrastructure to another jurisdiction in the United States, unless the Department has concluded that such relocation is in the interest of the United States;
(bl)purchase any equity security that is listed on a national securities exchange of any Recipient Party or any Affiliate of such Recipient Party
(bm)pay dividends or make other capital distributions with respect to the common stock (or equivalent interest) of any Recipient Party or any Affiliate of such Recipient Party;
(bn)pay off any federal direct or guaranteed loan or any other form of federal debt;
(bo)pay any indirect cost of the Recipient, except to pay an Intermediary or other workforce organization approved by the Department in this Agreement;
(bp)pay profits, fees, or other incremental charges to the Recipient above the actual costs incurred in executing the approved scope of work subject to the Award;
(bq)pay costs of certain covered telecommunications or video surveillance services or equipment prohibited by Section 889 of the National Defense Authorization Act of 2019 (Pub. L. No. 115-232);
(br)apply any costs for purposes contrary to Applicable Law; or
(bs)provide any funds to any Foreign Entity of Concern.
“Initial Decision-Maker” means any “Department Initial Decision-Maker” or “Recipient Initial Decision-Maker” identified in Schedule H (Dispute Resolution), as applicable.
“Insolvency Proceeding” means any bankruptcy, insolvency, liquidation, company reorganization, restructuring, controlled management, suspension of payments, scheme of arrangement, appointment of provisional liquidator, receiver or administrative receiver, notification, resolution, or petition for winding up or similar proceeding, under any Applicable Law, in any jurisdiction and whether voluntary or involuntary.
“Intellectual Property” means any and all rights, priorities and privileges with respect to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including any and all of the following, as they exist anywhere in the world, whether registered or unregistered and including all registrations, issuances and applications therefor (whether or not any such applications are modified, withdrawn, abandoned or resubmitted) and all extensions and renewals thereof and whether now or hereafter existing, created, acquired or held:
(bt)all U.S., international and foreign patents and patent applications and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof;
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(bu)all Trade Secrets;
(bv)all copyrights or other rights associated with works of authorship, including all copyright registrations and applications for copyright registration, renewals and extensions thereof, and all other rights corresponding thereto throughout the world;
(bw)all mask work rights, mask work registrations and applications therefor, and any equivalent or similar rights in Semiconductor masks, layouts, architectures or topology;
(bx)all rights in industrial designs and any registrations and applications therefor throughout the world;
(by)all rights to trade names, logos, trademarks and service marks, including registered trademarks and service marks and all applications to register trademarks and service marks throughout the world;
(bz)all rights in Software;
(ca)all rights to any databases and data collections throughout the world;
(cb)all moral and economic rights of authors and inventors, however denominated, throughout the world; and
(cc)any similar or equivalent rights to any of the foregoing anywhere in the world.
“Intellectual Property Embodiments” means tangible embodiments of Intellectual Property or Technology (including as embodied in Software) in any form or medium (including without limitation, electronic media) that is Project IP.
“Interested Party” means any (a) officer; (b) employee; (c) member of the board of directors or other governing board of the Recipient; (d) parties that advise, approve, recommend, or otherwise participate in the business decisions of the Recipient, such as agents, advisors, consultants, attorneys, accountants or shareholders; or (e) immediate family and other Persons directly connected to the Interested Party by law or through a business arrangement.
“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder. Section references to the Internal Revenue Code are to the Internal Revenue Code as in effect as of the date hereof and any subsequent provisions of the Internal Revenue Code, amendatory thereof, supplemental thereto or substituted therefor.
“ITAR” means the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130, administered by the US Department of State.
“IT Systems” has the meaning set forth in Section 6.25(a) (Information Technology; Cyber Security).
“Investment Grade Rating” means a rating equal to or higher than BBB-/Baa3 or the equivalent as determined by at least two of Moody’s, S&P or Fitch.
“Joint Research” has the meaning set forth in the Guardrail Provisions.
“Knowingly” has the meaning set forth in the Guardrail Provisions.
“Knowledge” means with respect to any Recipient Party, (a) the actual knowledge of any Principal Persons of such Recipient Party; or (b) any knowledge that should have been obtained by any
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Principal Person of such Recipient Party upon reasonable investigation and inquiry in the ordinary course of such Principal Person performing its duties based on its applicable title or position.
“Lease” means any agreement that would be characterized under the Applicable Accounting Requirements as an operating lease, including sub-leases.
“Lien” means any lien (statutory or other), pledge, mortgage, charge, security interest, deed of trust, assignment, hypothecation, title retention, fiduciary transfer, deposit arrangement, easement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of an asset, whether or not filed, recorded or otherwise perfected or effective under Applicable Law, as well as the interest of a vendor or lessor under any conditional sale agreement, Finance Lease or other title retention agreement relating to such asset, (including any conditional sale or other title retention agreement, any Finance Lease having substantially the same economic effect as any of the foregoing, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind).
“Material Adverse Effect” means, as of any date of determination by the Department, a material and adverse effect on: (a) the Project (excluding for these purposes, any effect on the Total Project Costs of the Project); (b) the ability of any Recipient Party to observe and perform its material obligations or enforce its rights in a timely manner under any Financing Document to which it is a party; (c) the business, operations, liabilities, condition (financial or otherwise) or Property of the Recipient Parties taken as a whole; (d) the validity or enforceability of any material provision of any Financing Document; or (e) any material right or remedy of any Recipient Party or the Department under the Financing Documents.
“Material Expansion” has the meaning set forth in the Guardrail Provisions.
“Maximum Award Amount” has the meaning set forth in Section 2.1(a) (Award Amount).
“Maximum Direct Funding Award Amount” has the meaning set forth in Section 2.1(a) (Award Amount).
“Members of the Affiliated Group” has the meaning set forth in the Guardrail Provisions.
“Milestone Based Schedule” means, with respect to the Project, a milestone-based construction schedule that sets out each critical path construction milestone (including each Disbursement Milestone) necessary to achieve the Project Completion Date for the Project, which schedule shall include at a minimum (a) anticipated progress on a no less than monthly interim for each construction milestone; (b) estimated and actual start dates for each construction milestone; (c) estimated and actual completion dates for each construction milestone; (d) progress metrics for each construction milestone; and (e) other information requested by the Department.
“Milestone Completion Longstop Date” means, with respect to any Disbursement Milestone, the relevant date set forth in the Disbursement Milestone Schedule under the column entitled “Milestone Completion Longstop Date” for such Disbursement Milestone.
“Mitigation Agreement” has the meaning set forth in the Guardrail Provisions.
“Moody’s” means Moody’s Ratings (formerly known as Moody’s Investors Service, Inc.), so long as it is a rating agency.
“NOFO” has the meaning set forth in the recitals hereto.
“Non-Appealable” means, with respect to any Required Approval, unless otherwise agreed by the Department, (a) such Required Approval is not subject to any pending appeal, intervention or similar proceeding or any unsatisfied condition which may result in modification or revocation; and (b) all
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applicable appeal periods have expired (except for any Required Approval which does not have any limit on an appeal period under Applicable Law).
“NY DFA” has the meaning set forth in the recitals hereto.
“NY Fab 1 Project” has the meaning assigned to such term in the NY DFA.
“NY Fab 2 Project” has the meaning assigned to such term in the NY DFA.
“NY Recipient” has the meaning set forth in the recitals hereto.
“OFAC” means the Office of Foreign Assets Control, agency of the United States Department of the Treasury under the auspices of the Under-Secretary of the Treasury for Terrorism and Financial Intelligence.
“Officer’s Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by an Authorized Officer thereof and relating to the items or matters for which such certificate is required, in each case, in form and substance reasonably acceptable to the Department.
“OIG” means the Office of Inspector General of the Department.
“Operating Expenses” has the meaning set forth in the Applicable Accounting Requirements.
“Organizational Documents” means, with respect to any Person: (a) to the extent such Person is a corporation, the certificate or articles of incorporation and the by-laws of such Person; (b) to the extent such Person is a limited liability company, the certificate of formation or articles of formation or organization and operating or limited liability company agreement of such Person; and (c) to the extent such Person is a partnership, joint venture, trust or other form of business, the partnership, joint venture, trust or other applicable agreement of formation or organization, and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization or formation of such Person.
“Party” and “Parties” has the meaning set forth in the preamble hereto.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and all regulations promulgated thereunder.
“Period of Performance” means the period commencing on the Award Date and ending on the earlier of (a) the fifth (5th) anniversary of the Project Completion Date, and (b) the date on which the Project is Abandoned prior to the Project Completion Date and the Department Obligations have been paid in full.
“Periodic Expenses” means all of the following amounts from time to time incurred under or in connection with the Financing Documents: (a) recordation and other costs, fees and charges in connection with the execution, delivery, filing, registration, or performance of the Financing Documents; (b) fees, charges, and expenses of any Consultants, in each case, solely to the extent payable by the Recipient pursuant to the applicable fee letter or similar arrangements; and (c) other fees, charges, expenses and other amounts from time to time due under or in connection with the Financing Documents.
“Permitted Disposition” means:
(cd)any transaction permitted under the Financing Documents, including any Disposition of Product under any Customer Agreement; and
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(ce)any Disposition of any equipment or property of the Recipient that is: (i) obsolete; (ii) no longer used or useful in the operation of the Project; or (iii) replaced by other equipment of equal value and utility, and in all cases for which the (A) Recipient has received proceeds from such Disposition in an amount equal to the value that would have been obtained in an arm’s length transaction with an unaffiliated third party (unless such assets only have scrap value); and (B) such proceeds are either (1) applied towards the purchase of replacement equipment or property for use in connection with any Project or (2) are not applied towards the purchase of replacement equipment or property for use in connection with the Project and do not exceed (in an aggregate amount) two hundred fifty million Dollars ($250,000,000) in any Fiscal Year of the Recipient.
“Permitted Shareholder Loans” means:
(cf)loans made pursuant to the Revolving Credit Agreement dated December 12, 2022, by and between the Sponsor Guarantor, as lender, and the Recipient, as borrower; and
(cg)any loans that are made:
(i)by or on behalf of, the Sponsor Guarantor to the Recipient in lieu of purchasing Equity Interests or reflecting non-cash intercompany allocations of overhead and other costs appropriately attributable to the Recipient and allocated in accordance with the Sponsor Guarantor’s customary allocation practices,
(ii)are unsecured; and
(iii)are made on the terms and conditions substantially similar to those described in clause (a) above.
“Permitting Plan” means the list of Required Approvals for the Project and corresponding deadline for each such Required Approval to be obtained set forth Schedule C (Permitting Plan) hereto, as the same may be updated or otherwise modified from time to time.
“Person” means any individual, firm, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization, Governmental Authority, committee, department, authority or any other body, incorporated or unincorporated, whether having distinct legal personality or not.
“Platform” has the meaning set forth in Section 10.2 (Use of Websites).
“PMT” means the preliminary memorandum of terms in respect of the Project dated March 29, 2024.
“Potential Event of Default” means an event or circumstance that, with the giving of notice or passage of time or both, would become an Event of Default.
“Practice” means to practice Intellectual Property in any way, including to use, reproduce, distribute, modify, improve, make, display, perform, create derivative works of, access and utilize.
“Principal Persons” means:
(a)with respect to the Recipient, any officer, director, beneficial owner of ten percent (10%) or more of equity interests that are not publicly traded securities (other than the Recipient), the Principal Persons of the Sponsor Guarantor, or other natural person (whether or not an employee) with executive responsibilities over the Recipient or who has practical control over the Recipient, and each of their respective successors or assigns; and
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(b)with respect to the Sponsor Guarantor, any officer or employee of the Sponsor Guarantor responsible for (i) the construction and operation of the Project; (ii) any Project-related legal, technology, engineering or financial matters; and (iii) preparing, in the ordinary course of performing such Person’s duties, any reporting deliverables to the Department under the Award Documents.
“Processing” means any operation or set of operations that are performed on data or on sets of data, whether or not by automated means, including creation, receipt, maintenance, access, acquisition, use, disclosure, transmission, storage, retention, processing, destruction, modification or transfer (including cross-border transfer), and the words “Process” and similar constructions shall have correlative meanings.
“Product” means leading edge DRAM Semiconductor wafers and die, including double data rate (DDR), graphics DDR (GDDR), low-power DDR (LPDDR), and HBM (high-bandwidth memory).
“Program Requirement” means each requirement set forth in Annex D (Program Requirements).
“Prohibited Person” means any Person or entity that is:
(c)a Sanctioned Person;
(d)debarred or suspended from contracting with the U.S. government or any agency or instrumentality thereof;
(e)debarred, suspended, proposed for debarment with a final determination still pending, declared ineligible or voluntarily excluded (as such terms are defined in any of the Debarment Regulations) from contracting with any U.S. federal government department or any agency or instrumentality thereof or otherwise participating in procurement or non-procurement transactions with any U.S. federal government department or agency pursuant to any of the Debarment Regulations; or
(f)indicted, convicted or had a Governmental Judgment rendered against it for any of the offenses listed in any of the Debarment Regulations.
“Project” has the meaning set forth in the recitals hereto.
“Project Commencement Clawback Date” means the Award Date.
“Project Commencement Date” means, with respect to the Project, and as demonstrated by evidence delivered to the Department, in form and substance satisfactory to the Department, the date on which the Recipient commenced the Project.
“Project Completion Clawback Date” means, with respect to the Project, the date the Recipient is required to achieve the Project Completion Date for the Project, as set forth in the Disbursement Milestone Schedule under the column entitled “Clawback Date” with respect to the final Disbursement Milestone for the Project.
“Project Completion Date” means the first date on which the Project Completion Requirements have been achieved to the satisfaction of the Department, as evidenced by a written notification from the Department to the Recipient.
“Project Completion Requirements” means:
(g)the final Disbursement Milestone for the Project has been achieved to the satisfaction of the Department;
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(h)the contractual requirements for completion of the construction of the Project under the Construction Contracts and any other relevant Project Documents have been met, and the Project has commenced commercial operations;
(i)no Event of Default or Potential Event of Default shall exist as of the Project Completion Date or would result from the occurrence of the Project Completion Date;
(j)each of the representations and warranties made (or deemed made) by any Recipient Party in any Award Document shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect” or a similar qualifier, in which case it shall be true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty shall be true and correct as of such date or time); and
(k)the Recipient has delivered to the Department a project completion certificate executed by an Authorized Officer of the Recipient, substantially in the form attached as Exhibit E (Form of Project Completion Certificate), certifying that each of the requirements set forth in clauses (a) through (d) has been satisfied as of the date of such certificate.
“Project Costs” means all costs that have been incurred or are projected to be incurred by the Recipient, or on behalf of the Recipient and incurred by the Sponsor Guarantor in connection with the construction of the Project through the Project Completion Date, including:
(l)amounts payable under the Construction Contracts entered into in connection with the Project;
(m)fees and expenses payable under the Financing Documents prior to the end of the Direct Funding Disbursement Period;
(n)costs to acquire title or use rights to the Project Site, necessary easements and other real property interests;
(o)costs and expenses of legal, engineering, accounting, construction management and other advisors or Consultants incurred in connection with the Project;
(p)fees, commissions and expenses payable to the Department;
(q)development costs to the extent permitted to be paid under the Financing Documents;
(r)insurance premiums in connection with the Project obtained prior to the Project Completion Date;
(s)the Recipient’s labor costs and general and administration costs;
(t)costs incurred under the relevant operations and management agreement and mobilization costs included in the Base Case Financial Model;
(u)operating losses through the Breakeven Date; and
(v)such other costs or expenses approved by the Department.
“Project Document” means each contract entered into by the Recipient that is necessary for or material to the construction and operation of the Project.
“Project Initiation Date” means, with respect to the Project, the first date on which any Recipient Party or any affiliate of the Recipient made expenditures related to the Project.
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“Project IP” means, all Technology and Intellectual Property, excluding patents, that are: (a) necessary for, or arising from, the achievement of any Disbursement Milestone by the respective Milestone Completion Longstop Date; or (c) necessary to exercise the Recipient’s rights and perform its obligations under the Project Documents for the Project, as applicable at the relevant time, but excluding any Software or equipment that: (i) has not been modified or customized for the Recipient; (ii) is readily commercially available; and (iii) is licensed or procured under standard terms and conditions. For clarity, the Recipient’s or the Sponsor Guarantor’s research and development of Semiconductor processes and related product designs are independent of the Project, and accordingly, the Department does not take any security interest in the Project IP except to the extent expressly provided for in the Award Documents.
“Project IP Agreement” means, with respect to the Project, each agreement granting or document evidencing the Recipient’s exclusive ownership of or rights to use Project IP (including assignment agreements) for the Project.
“Project Site” means the Real Property described in Schedule D (Project Site)).
“Projected Cumulative Unlevered Free Cash Flow” means, with respect to the Project and for any Relevant Period, the cumulative total of all projected cumulative unlevered free cash flow for the Project from the Project Initiation Date for the Project through the end of such Relevant Period, as set forth in and as calculated in accordance with the Base Case Financial Model for the Project and set forth in the “Upside Sharing Baseline FCF” tab in the Base Case Financial Model.
“Property” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Prudent Industry Practice” shall mean that range of practices, methods, equipment, specifications, and standards of safety and performance, as are commonly accepted in the Semiconductor industry as good, safe, prudent and commercial practices in connection with the design, construction, operation, maintenance, repair and use of the Project; provided that the standard operating practices of the Sponsor Guarantor as of the Award Date shall be deemed to be Prudent Industry Practice.
“Real Property” means, with respect to any Person, all right, title and interest of such Person in and to any and all parcels of real property owned, leased or encumbered by such Person, together with all improvements and appurtenant fixtures, equipment, easements, mineral rights and other property and rights incidental to the ownership, lease or operation thereof.
“Recipient Party” means each of (a) the Recipient; and (b) the Sponsor Guarantor
“Recipient’s Accountant” means PricewaterhouseCoopers LLP, or such other firm of independent certified public accountants of nationally recognized standing as may be appointed by the Recipient from time to time.
“Recipient” has the meaning set forth in the preamble hereto.
“Referral” has the meaning set forth in Section 10.12.4 (Referral to Initial Decision-Maker).
“Related Entity” has the meaning set forth in the Guardrail Provisions.
“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, depositing or seeping into the environment, and the term “Released” and similar constructions have correlative meanings.
“Relevant Event” has the meaning set forth in Section 10.12.3 (Dispute Notice).
“Relevant Period” means (a) Relevant Period 1; and (b) Relevant Period 2, as applicable.
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“Relevant Period 1” means, the five (5) Fiscal Year period commencing with the first (1st) Fiscal Year after the Fiscal Year in which the Breakeven Date occurs.
“Relevant Period 2” means, the ten (10) Fiscal Year period commencing with the first (1st) Fiscal Year after the Fiscal Year in which the Breakeven Date occurs for the Project (it being understood that such Relevant Period 2 and any calculations of the Upside Sharing Amount for such Relevant Period 2 is applicable commencing with sixth (6th) Fiscal Year after the Fiscal Year in which the Breakeven Date occurs).
“Responding Party” has the meaning set forth in Section 10.12.3 (Dispute Notice).
“Required Approvals” means all material Governmental Approvals and other consents and approvals of third parties necessary or required by any Recipient Party (or with respect to its respective Properties) under Applicable Law, the Program Requirements, the Financing Documents or any contractual obligation including: (a) the due execution, delivery recordation, filing or performance by any Recipient Party of any Financing Document to which such Recipient Party or is or is to be a party; (b) the grant by any Recipient Party of any Liens granted by such Person pursuant to the Financing Documents; (c) the exercise by the Department of its rights under any of the Financing Documents; (d) the development, construction, operation or maintenance of the Project; and (e) the Recipient’s ownership of the Project, other than those that are of a routine nature and can be obtained in the ordinary course of business.
“S&P” means Standard & Poor’s Financial Services LLC, so long as it is a rating agency.
“SAM” means the System for Award Management electronic database administered by the United States General Services Administration, found at www.sam.gov.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive country-wide or territory-wide Sanctions.
“Sanctioned Person” means, at any time, (a) any Person identified on any Sanctions List; (b) any Person located, organized or resident in a Sanctioned Country; (c) any Person owned fifty percent (50%) or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b); or (d) any Person that is otherwise the subject or target of any Sanctions.
“Sanctions” means any and all laws concerning or relating to economic, financial or trade sanctions, embargoes, or similar restrictive measures imposed, administered, enacted or enforced by a Sanctions Authority.
“Sanctions Authority” means any agency, department, division or instrumentality of the United States federal government, including OFAC, the U.S. Department of State, and BIS.
“Sanctions List” means any list of designated Persons maintained by any Sanctions Authority, including, without limitation, the “Specially Designated Nationals and Blocked Persons” list, “Sectoral Sanctions Identifications List,” and “Non-SDN Chinese Military-Industrial Complex Companies List” maintained by OFAC and the “Denied Persons List,” “Entity List,” “Unverified List,” and “Military End-User List” maintained by BIS.
“Scheduled Capex Amount” means, with respect to any Disbursement Milestone for the Project, the scheduled amount of Capital Expenditures to be paid or incurred by the Recipient for such Disbursement Milestone as set forth in the Disbursement Milestone Schedule under the column entitled “Scheduled Capex Amount.”
“Scheduled Cumulative Capex Amount” means, with respect to any Disbursement Milestone and as of any date of determination, the aggregate Scheduled Capex Amount for all Disbursement Milestones as of such date, including the then-current Disbursement Milestone, as set forth in the Disbursement Milestone Schedule under the column entitled “Scheduled Cumulative Capex Amount.”
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“Scheduled Cumulative Disbursement Amount” means, as of any date of determination, an amount equal to the aggregate Scheduled Disbursement Amount for all Disbursement Milestones as of such date, including the then-current Disbursement Milestone, as set forth in the Disbursement Milestone Schedule under the column entitled “Scheduled Disbursement Amount.”
“Scheduled Cumulative Disbursement Ratio” means, as of any date of determination, the ratio, expressed as a percentage, equal to (a) the Scheduled Cumulative Disbursement Amount as of such date divided by (b) the Scheduled Cumulative Capex Amount as of such date.
“Scheduled Disbursement Amount” means, with respect to any Disbursement Milestone, the scheduled amount of the Maximum Direct Funding Award Amount to be made by the Department for such Disbursement Milestone, as set forth in the Disbursement Milestone Schedule under the column entitled “Scheduled Disbursement Amount.
“Secretary” has the meaning set forth in the Guardrail Provisions.
“Semiconductor” has the meaning set forth in Section 7(h) (Remedies, Mitigation and Clawbacks) of the Guardrail Provisions.
“Semiconductor Manufacturing Capacity” has the meaning set forth in the Guardrail Provisions.
“Sensitive Information” means: (a) any information that is subject to Data Protection Laws; (b) Trade Secrets, or any other information in which any Recipient Party has confidential Intellectual Property (including any relevant Project IP owned by any Recipient Party); and (c) any information with respect to which any Recipient Party has contractual non-disclosure obligations owed to any Person.
“Significant Transaction” has the meaning set forth in the Guardrail Provisions.
“Software” means any and all: (a) computer programs and software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or any other form; (b) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, firmware, development tools, configurations, interfaces, platforms and applications; (c) data, databases and compilations; and (d) documentation supporting or related to any of the foregoing (including training materials). Software shall include “software” as such term is defined in the UCC and computer programs that may be construed as included in the definition of “goods” in the UCC, including any licensed rights to Software, and all media that may contain Software or recorded data of any kind.
“Source Code” means, with respect to any Software, the human-readable form of such Software.
“Sources and Uses Plan” means the detailed description of the overall financing plan for the Project, including expected sources and uses of funding associated with the Project (including specific line items for each material component, phase or element of the Project); and reflecting Capital Expenditures and operating losses for the Project through the Breakeven Date, delivered by the Recipient to the Department pursuant to Section 4.3 (Sources and Uses Plan).
“Sponsor Guarantee” means that certain Sponsor Guarantee and Equity Contribution Agreement in favor of the Department entered into by and between the Sponsor Guarantor and the Department as of the Award Date.
“Sponsor Guarantor” means Micron Technology, Inc., a corporation organized and existing under the laws of Delaware, in its capacity as guarantor under the Sponsor Guarantee.
“Sponsor Guarantor’s Accountant” means PricewaterhouseCoopers LLP, or such other firm of independent certified public accountants of nationally recognized standing as may be appointed by the Sponsor from time to time.
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“Start of Construction Milestone” means the commencement of vertical construction of the NY Fab 1 Project, which may include case in place walls, setting of precast concrete, or structural steel for the main fab building.
“Subaward” means an award to carry out the Authorized Purpose that is not a contract for goods or services.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with the Applicable Accounting Requirements as of such date, as well as any other corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“Taxes” means all taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, penalties or additions thereto imposed in respect thereof.
“Technology” means regardless of form, any invention (whether or not patentable or reduced to Practice), discovery, information, work of authorship, articles of manufacture, machines, methods, processes, models, procedures, protocols, designs, diagrams, drawings, documentation, flow charts, network configurations and architectures, schematics, specifications, concepts, data, databases and data collections, algorithms, formulas, know-how, and techniques, Software code, including all Source Code, object code, firmware, development tools and application programming interfaces, tools, materials, marketing and development plans, and other forms of technology and all media on which any of the foregoing is recorded.
“Technology Clawback Term” means the period commencing on the Award Date and ending on to the last day of the Period of Performance.
“Technology Licensing” has the meaning set forth in Section 7(c) (Remedies, Mitigation and Clawbacks) of the Guardrail Provisions.
“Termination Date” means the date that is the later of (a) the last day of the Upside Sharing Term; and (b) the tenth (10th) anniversary from the Award Date.
“Third Party Debt Funding Documents” any debt financing received by the Recipient from third parties used to fund Eligible Uses of Funds.
“Threshold” means, with respect to each Relevant Period, the amount equal to the product of:
(1)    the applicable percentage set forth in the table below for the Project and Relevant Period:

Relevant Period	Threshold
Relevant Period 1	[***]%
Relevant Period 2	[***]%

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multiplied by
(2)    the Projected Cumulative Unlevered Free Cash Flow for the Project for such Relevant Period.
“Total Funding Available” means, as of any date of determination, the sum of: (a) the unused portion of the Maximum Direct Funding Award Amount; plus (b) the unused portion (if any) of the Equity Commitment; plus (c) any other unused equity funding that is committed for the Project; plus (d) any debt provided under the Third Party Debt Funding Documents for the Project; plus (e) any other funding that the Department determines to be reasonably likely to become available to the Recipient for the Project after such date of determination to pay all remaining Project Costs.
“Total Project Costs” means, as of any date of determination, the total amount of Project Costs reasonably likely to be required to be paid by the Recipient to achieve the Project Completion Date.
“Total Revenue” has the meaning set forth in the Applicable Accounting Requirements.
“Trade Secrets” means any trade secrets and other confidential or proprietary information, including know-how, inventions, processes, procedures, algorithms, Source Code, databases, concepts, ideas, research or development information, techniques, technical information and data, specifications, methods, discoveries, modifications, extensions, and customer and supplier lists, in each case, whether or not reduced to a written or other tangible form.
“Transfer” means any sale, assignment, pledge, creation of a security interest or other transfer, regardless of whether carried out directly or indirectly.
“True-Up Amount” means, with respect to any requested Direct Funding Disbursement for any Disbursement Milestone and as of any date of determination, an amount equal to:
(w)the lesser of (i) the product of (A) the Scheduled Cumulative Disbursement Ratio for such Disbursement Milestone multiplied by (B) the Actual Cumulative Capex Amount as of such date; and (ii) the Scheduled Cumulative Disbursement Amount as of such date; minus
(x)the Actual Cumulative Disbursement Amount as of such date.
“TVPA” means the Trafficking Victims Protection Act of 2000 (22 U.S.C. § 7101 et seq.).
“UCC” means the Uniform Commercial Code of the applicable jurisdiction.
“United States” or “U.S.” means the United States of America.
“Upside Sharing Amount” means, for each Relevant Period, the amount due (if any) to the Department for such Relevant Period calculated in accordance with Section 3.2.2 (Upside Sharing Amount Calculation).
“Upside Sharing Amount Certification” has the meaning set forth in Section 3.2.3 (Upside Sharing Amount Certification).
“Upside Sharing Percentage” means, with respect to each Relevant Period, [***] percent ([***]%).
“Upside Sharing Term” means, the period commencing on the Award Date and ending on the earlier of (a) the last day of the tenth (10th) Fiscal Year after the Fiscal Year in which the Breakeven Date occurs; and (b) the date on which all Upside Sharing Amounts owing by the Recipient have been made by the Recipient to the Department pursuant to this Agreement.
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Annex B
RULES OF INTERPRETATION
For all purposes of this Agreement, including any Exhibits, Schedules, Annexes and Appendices hereto, unless otherwise indicated or required by the context:
1.Plurals and Gender. Defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders.
2.Use of Or. The word “or” is not exclusive.
3.Change of Law. Each reference to an Applicable Law or Environmental Law includes any amendment, supplement or modification of such Applicable Law or Environmental Law, as the case may be, and all regulations, rulings and other Applicable Laws or Environmental Laws promulgated thereunder, including with respect to any successor Applicable Law or Environmental Law.
4.Successor and Assigns. A reference to a Person includes its successors and permitted assigns.
5.Including. The words “include,” “includes” and “including” are not limiting and mean include, includes and including “without limitation,” “without limitation by specification” and “but not limited to.”
6.Hereof, Herein, Hereunder. The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.
7.Articles, Sections, Exhibits. A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated.
8.Attachments, Replacements, Amendments. References to any document, instrument or agreement (a) shall include all Exhibits, schedules, annexes and appendices thereto, and all Exhibits, schedules, annexes or appendices to any document shall be deemed incorporated by reference in such document; (b) shall include all documents, instruments or agreements issued or executed in replacement thereof; and (c) shall mean such document, instrument or agreement, or replacement thereto, as amended, amended and restated, supplemented, or otherwise modified from time to time and in effect at any given time to the extent that any such amendment, amendment and restatement, supplement, or modification is permitted under the terms of such document, instrument or agreement and under the terms of the Financing Documents.
9.Periods and Time. Unless otherwise specified, references to “days,” “weeks,” “months” and “years” shall mean calendar days, weeks, months and years, respectively. References to a time of day shall mean such time in Washington, D.C.
10.Department Determinations. Any determination made by the Department pursuant to this Agreement or any other the Award Document shall be determined at the discretion of the Department, provided that the Department shall not unlawfully withhold or unreasonably delay a decision, nor act in an arbitrary or capricious manner, abuse of its discretion, or otherwise act not in accordance with the law (including, for the avoidance of doubt, determinations related to any Direct Funding Disbursement Approval Notice or regarding conditions precedent applicable to Disbursements hereunder).
11.Ambiguities. The Financing Documents are the result of negotiations and have been reviewed by each party to the Financing Documents and their respective counsel. Accordingly, the
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Financing Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against any Person.
12.Continuing Definitions. With respect to any term that is defined by reference to any document, for purposes hereof, such term shall continue to have the original definition notwithstanding any termination, expiration or modification of such document.
13.Headings. The table of contents and article and section headings and other captions have been inserted as a matter of convenience for the purpose of reference only and do not limit or affect the meaning of the terms and provisions thereof.
14.Accounting Terms. All accounting terms not specifically defined shall be construed in accordance with GAAP.
15.Reasonable Efforts. The expression “reasonable efforts” and expressions of like import, when used in connection with an obligation of either party, means taking in good faith and with due diligence all commercially reasonable steps to achieve the objective and to perform the obligation, including doing all that can reasonably be done in the circumstances taking into account each party’s obligations hereunder to mitigate delays and additional costs to the other party, and in any event taking no less steps and efforts than those that would be taken by a commercially reasonable and prudent person in comparable circumstances, where the whole of the benefit of the obligation and where all the results of taking such steps and efforts accrued solely to that person’s own benefit.
16.Reasonableness. The words “reasonable”, “reasonably”, “unreasonably” and words of similar import, when applied to the Department’s satisfaction, acceptance, determination, consent, discretion or approval, take into account any special consideration affecting decisions of the Department in its capacity as a governmental entity or its responsibilities as such and are based on its policies, practices, and procedures, and law and regulations applicable to it.
17.Conflict. Except as otherwise expressly provided for herein, in the case of any conflict between the terms of this Agreement and the terms of any Financing Document, the terms of this Agreement, as between the Recipient and the Department, shall prevail.
18.Independence of Covenants. All covenants hereunder and under the other Financing Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Potential Event of Default or an Event of Default if such action is taken or condition exists.
19.Order of Precedence. In the event of a conflict between the terms and conditions included in the body of this Agreement, the Funding Obligation and the terms and conditions included in any of the attachments hereto, the order of precedence shall be: (a) Funding Obligation; (b) Annex B (Rules of Interpretation); (c) Annex C (Guardrail Provisions) (including the Definitions set forth therein); Annex E (Davis-Bacon Act Requirements) (including the Definitions set forth therein);(e) the body of this Agreement; (f) Annex A (Definitions) (g) Schedule B (Project Milestone Schedule); (h) Schedule A (Fiscal Year Appropriations); (i) Annex D (Program Requirements); and (j) Annex F (Reporting Covenants).

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Annex C
GUARDRAIL PROVISIONS
Section 1.PROHIBITION ON CERTAIN EXPANSION TRANSACTIONS
During the Expansion Clawback Term, the Recipient and Members of the Affiliated Group may not engage in any Significant Transaction involving the Material Expansion of Semiconductor Manufacturing Capacity in a Foreign Country of Concern; provided that, this prohibition will not apply to:
(a)Existing Facilities or equipment of a Recipient or any Member of the Affiliated Group for manufacturing Legacy Semiconductors; or
(b)Significant Transactions involving Material Expansion of Semiconductor Manufacturing Capacity that:
(i)produce Legacy Semiconductors; and
(ii)Predominately Serve the Market of a Foreign Country of Concern.
Section 2.PROHIBITION ON CERTAIN JOINT RESEARCH OR TECHNOLOGY LICENSING
(a)During the Technology Clawback Term, the Recipient may not Knowingly engage in any Joint Research or Technology Licensing with a Foreign Entity of Concern that relates to a Technology or Product that Raises National Security Concerns.
(b)Notwithstanding paragraph (a) of this Section 2 (Prohibition On Certain Joint Research Or Technology Licensing), this prohibition will not apply to Joint Research or Technology Licensing with a Foreign Entity of Concern that relates to a Technology or Product that Raises National Security Concerns that was ongoing prior to (i) being listed as a Technology or Product that Raises National Security Concerns in 68 Fed. Reg. 65600 (September 25, 2023), or (ii) an announcement by the Secretary identifying such technology or product as a Technology or Product that Raises National Security Concerns as set forth in part (c) of the definition of such term. All ongoing Joint Research or Technology Licensing that the Recipient has with a Foreign Entity of Concern that relates to a Technology or Product that Raises National Security Concerns that was ongoing as of September 25, 2023 is set forth in Part 2 (Joint Research or Technology Licensing of Recipient) of Appendix 1 hereto, which Appendix will be amended by the Recipient in connection with any public determinations by the Secretary of Technologies or Products that Raise National Security Concerns to memorialize that such technology or product was ongoing as of the date of such announcement.
Section 3.ADDITIONAL CONDITIONS ON CERTAIN JOINT RESEARCH OR TECHNOLOGY LICENSING
(a)If, during the Technology Clawback Term, the Business Unit of any Related Entity that designs, manufactures or packages a Specified Technology or Product (or any other technology or product substantially the same thereto) engages in Joint Research or Technology Licensing with a Foreign Entity of Concern with respect to the Specified Technology or Product (or any other technology or product substantially the same thereto), then the Secretary may take any measures to mitigate the risk to national security, which measures may include, but are not limited to, recovering up to the full amount of any Award made to the Recipient that is within the Technology Clawback Term for such Award (which recovery may be pursuant to Section 7(d) (Remedies, Mitigation and Clawbacks) of this Annex C (Guardrail Provisions)), negotiating an amendment to this Agreement, or exercising any other remedy available to the Secretary at equity or in law.
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(b)Notwithstanding paragraph (a) of this Section 3 (Additional Conditions on Certain Joint Research or Technology Licensing), this condition will not apply to Joint Research or Technology Licensing with a Foreign Entity of Concern that relates to a Technology or Product that Raises National Security Concerns that was ongoing prior to (i) being listed as a Technology or Product that Raises National Security Concerns in 68 Fed. Reg. 65600 (September 25, 2023), or (ii) an announcement by the Secretary identifying such technology or product as a Technology or Product that Raises National Security Concerns as set forth in part (c) of the definition of such term. All such ongoing Joint Research or Technology Licensing that would otherwise be prohibited by paragraph (a) that was ongoing as of September 25, 2023 is set forth in Part 3 (Joint Research or Technology Licensing of Related Entities) of Appendix 1, which Schedule will be amended by the Recipient in connection with any public determinations by the Secretary of Technologies or Products that Raise National Security Concerns to memorialize that such technology or product was ongoing as of the date of such announcement.
Section 4.RETENTION OF RECORDS.
(a)During the Expansion Clawback Term and for a period of seven (7) years following any Significant Transaction involving the Material Expansion of Semiconductor Manufacturing Capacity in a Foreign Country of Concern, a Recipient or Member of the Affiliated Group planning or engaging in any such Significant Transaction involving the Material Expansion of Semiconductor Manufacturing Capacity in a Foreign Country of Concern will maintain records related to the Significant Transaction in a manner consistent with the recordkeeping practices used in their ordinary course of business for such transactions.
(b)A Recipient that is notified that a transaction is being reviewed by the Secretary in accordance with the Guardrail Regulations will immediately take steps to retain all records relating to such transaction, including if those records are maintained by a Member of the Affiliated Group or by Related Entities. Any failure to maintain such records will be an adverse inference regarding compliance with the provisions of this Annex.
Section 5.PROCEDURES FOR NOTIFYING THE SECRETARY OF SIGNIFICANT TRANSACTIONS
During the Expansion Clawback Term, the Recipient will submit written notification to the Secretary regarding any planned Significant Transactions of the Recipient or Members of the Affiliated Group that may involve the Material Expansion of Semiconductor Manufacturing Capacity in a Foreign Country of Concern, regardless of whether the Recipient believes the transaction falls within an exception stated in Section 1 (Prohibition on Certain Expansion Transactions) of this Annex C (Guardrail Provisions). Each notification must include the information set forth in Section 6 (Contents Of Notifications; Certifications; Additional Information) and be submitted to the Secretary in accordance with the notice provisions of this Agreement and to notifications@chips.gov.
Section 6.CONTENTS OF NOTIFICATIONS; CERTIFICATIONS; ADDITIONAL INFORMATION
(a)The notification required by Section 5 (Procedures For Notifying The Secretary Of Significant Transactions) of this Annex C (Guardrail Provisions) will be certified by the Recipient’s chief executive officer, president, or equivalent corporate officer, and will contain the following information about the parties and the transaction, which must be accurate and complete:
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(i)the Recipient and any Member of the Affiliated Group that is party to any Award Document, including for each a primary point of contact, telephone number, and email address;
(ii)the identity and location(s) of all other parties to the transaction;
(iii)information, including organizational chart(s), on the ownership structure of parties to the transactions;
(iv)a description of any other significant foreign involvement, e.g., through financing, in the transaction;
(v)the name(s) and location(s) of any entity in a Foreign Country of Concern where or at which Semiconductor Manufacturing Capacity may be Materially Expanded by the transaction;
(vi)a description of the transaction, including the specific types of Semiconductors currently produced at the facility planned for expansion, the current production technology node (or equivalent information) and Semiconductor Manufacturing Capacity, as well as the specific types of Semiconductors planned for manufacture, the planned production technology node, and planned Semiconductor Manufacturing Capacity;
(vii)if the Recipient asserts that the transaction involves the Material Expansion of Semiconductor Manufacturing Capacity that produces Legacy Semiconductors that will Predominately Serve the Market of a Foreign Country of Concern, documentation as to where the final products incorporating the Legacy Semiconductors are to be used or consumed, including the percent of Semiconductor Manufacturing Capacity or percent of sales revenue that will be accounted for by use or consumption of the final goods in the Foreign Country of Concern; and
(viii)If applicable, an explanation of how the transaction meets the exemptions set forth in Section 1 (Prohibition on Certain Expansion Transactions) of this Annex C (Guardrail Provisions), including details on the calculations for Semiconductor Manufacturing Capacity and/or sales revenue by the market in which the final goods will be consumed.
(b)If during the review of the notification specified in Section 5 (Procedures For Notifying The Secretary Of Significant Transactions) of this Annex C (Guardrail Provisions) the Secretary requests additional information from the Recipient, the Recipient will promptly provide any additional information.
Section 7.REMEDIES, MITIGATION AND CLAWBACKS
(a)If the Secretary makes a final determination that a transaction would violate Section 1 (Prohibition on Certain Expansion Transactions) of this Annex C (Guardrail Provisions) or that the Recipient or a Member of the Affiliated Group has violated Section 1 (Prohibition on Certain Expansion Transactions) of this Annex C (Guardrail Provisions) by engaging in a prohibited Significant Transaction, the Recipient must cease or abandon the transaction (or, if applicable, ensure that the Member of the Affiliated Group ceases or abandons the transaction), and the Recipient’s chief executive officer, president, or equivalent corporate official, must submit electronically a signed letter in accordance with the notice provisions of this Agreement to notifications@chips.gov within forty-five (45) days of the final determination certifying that the transaction has ceased or been abandoned. Such letter must certify, under the penalties provided in the False
3

Statements Accountability Act of 1996, as amended (18 U.S.C. § 1001), that the information in the letter is accurate and complete.
(b)Unless recovery is waived by the Secretary, a violation of Section 1 (Prohibition on Certain Expansion Transactions) of this Annex C (Guardrail Provisions) for engaging in a prohibited Significant Transaction or failing to cease or abandon a planned Significant Transaction that the Secretary has determined would be in violation of Section 1 (Prohibition on Certain Expansion Transactions) of this Annex C (Guardrail Provisions), will result in the recovery of the full amount of any Award made to the Recipient that is within the Expansion Clawback Term for such Award. If the means of recovery is not otherwise specified in this Agreement, the amount of any Award to be recovered will be treated as a debt owed to the U.S. Government which is immediately due and payable.
(c)If the Secretary determines that a Recipient or Member of the Affiliated Group is planning to undertake or has undertaken a Significant Transaction that violates or would violate Section 1 (Prohibition on Certain Expansion Transactions) of this Annex C (Guardrail Provisions), the Secretary may seek to take measures in connection with the transaction to mitigate the risk to national security. Such measures may include negotiation with the Recipient of an amendment to this Agreement to mitigate the risk to national security in connection with the transaction (a “Mitigation Agreement”). In such a Mitigation Agreement, the Secretary may (but is not required to) waive the recovery of funds for violation of Section 1 (Prohibition on Certain Expansion Transactions) of this Annex C (Guardrail Provisions). If a Recipient fails to comply with the Mitigation Agreement or if other conditions in the Mitigation Agreement are violated, the Secretary may recover the full amount of any Award made to the Recipient that is within the Expansion Clawback Term for such Award, in accordance with paragraph (b) of this Section 7 (Remedies, Mitigation and Clawbacks).
(d)If the Secretary makes a final determination that the Recipient is not in compliance with Section 2 (Prohibition On Certain Joint Research Or Technology Licensing) of this Annex C (Guardrail Provisions), the Secretary will recover the full amount of any Award made to the Recipient that is within the Technology Clawback Term for such Award. If the means of recovery is not otherwise specified in this Agreement, the amount of any Award to be recovered will be treated as a debt owed to the U.S. Government which is immediately due and payable.
(e)If the Secretary makes a final determination that a Related Entity has engaged in activity that would violate the conditions in Section 3 (Additional Conditions on Certain Joint Research or Technology Licensing) of this Annex C (Guardrail Provisions), the Secretary may take measures to mitigate the risk to national security, which measures may include, but are not limited to, recovering up to the full amount of any Award made to the Recipient that is within the Technology Clawback Term for such Award to the Recipient, negotiating an amendment to this Agreement, as necessary, or exercising any other remedy available to the Secretary at equity or in law. If the means of recovery is not otherwise specified in this Agreement, the amount of any Award to be recovered will be treated as a debt owed to the U.S. Government which is immediately due and payable.
(f)Interest on a debt owed under this Section 7 (Remedies, Mitigation And Clawbacks) of this Annex C (Guardrail Provisions) will be calculated from the date on which the Secretary provides a final notification to the Recipient that an action violated Section 1 (Prohibition on Certain Expansion Transactions), Section 2 (Prohibition On Certain Joint Research Or Technology Licensing) or Section 3 (Additional Conditions on Certain Joint Research or Technology Licensing) of this Annex C (Guardrail Provisions).
(g)The Secretary may take action to collect a debt due under this Section 7 (Remedies, Mitigation and Clawbacks), if such debt is not paid within the time prescribed in this
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Agreement or Mitigation Agreement. In addition, the Secretary may refer the unpaid debt to the Department of Justice for appropriate action.
(h)If the Secretary makes an initial determination that Section 1 (Prohibition on Certain Expansion Transactions), Section 2 (Prohibition On Certain Joint Research Or Technology Licensing) or Section 3 (Additional Conditions On Certain Joint Research Or Technology Licensing) of this Annex C (Guardrail Provisions) has been violated, the Secretary may, in addition to the other remedies specified herein, suspend further disbursement of Award amounts to the Recipient.
(i)The recoveries and remedies available under this Section 7 (Remedies, Mitigation and Clawbacks) are without prejudice to other available remedies, including other remedies provided in this Agreement and civil or criminal penalties.
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Definitions
Capitalized terms used in this Agreement and Appendix 1 will have the meanings set forth below, and the rules of interpretation set forth in Annex B Rules of Interpretation will apply, except, in each case, as otherwise expressly provided therein.
“Business Unit” means any division, department, function, or a segment of an entity, the business purpose of which is (a) the design of Semiconductors (other than the design of custom parts or components for the Recipient’s or Related Entity’s own procurement) or (b) the manufacture or packaging of Semiconductors.
“Existing Facility” means:
(a)any facility, the current status of which, including its Semiconductor Manufacturing Capacity, is memorialized in Part 1 (Existing Facilities) of Appendix 1 hereto, based on the Secretary’s assessments of historical capacity measurements. Only facilities built, equipped, and operating prior to entering into this Agreement are considered to be Existing Facilities. A facility that undergoes Significant Renovations will no longer qualify as an Existing Facility;
(b)notwithstanding paragraph (a), an Existing Facility is a facility that is in the process of being equipped, expanded or modernized as of the date of execution of this Agreement, and for which the Secretary has exercised his or her discretion to determine that such facility is an Existing Facility; and
(c)each Existing Facility for the purpose of this Agreement, is specified in Part 1 (Existing Facilities) of Appendix 1.
“Foreign Country of Concern” means:
(d)a country that is a covered nation (as defined in 10 U.S.C. § 4872(d)); and
(e)any country that the Secretary, in consultation with the Secretary of Defense, the Secretary of State, and the Director of National Intelligence, determines to be engaged in conduct that is detrimental to the national security or foreign policy of the United States and provides notice of the same in the Federal Register.
“Foreign Entity” means:
(f)a government of a foreign country or a foreign political party;
(g)a natural person who is not a lawful permanent resident of the United States, citizen of the United States, or any other protected individual (as such term is defined in section 8 U.S.C. § 1324b(a)(3)); or
(h)a partnership, association, corporation, organization, or other combination of persons organized under the laws of or having its principal place of business in a foreign country; and
(i)includes:
(i)any Person owned by, controlled by, or subject to the jurisdiction or direction of an entity listed in paragraph (a) of this definition;
(ii)any Person, wherever located, who acts as an agent, representative, or employee of an entity listed in paragraph (a) of this definition;
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(iii)any Person who acts in any other capacity at the order, request, or under the direction or control of an entity listed in paragraph (a) of this definition, or of a Person whose activities are directly or indirectly supervised, directed, controlled, financed, or subsidized in whole or in majority part by an entity listed in paragraph (a) of this definition;
(iv)any Person who directly or indirectly through any contract, arrangement, understanding, relationship, or otherwise, owns twenty-five percent (25%) or more of the equity interests of an entity listed in paragraph (a) of this definition;
(v)any Person with significant responsibility to control, manage, or direct an entity listed in paragraph (a) of this definition;
(vi)any Person, wherever located, who is a citizen or resident of a country controlled by an entity listed in paragraph (a) of this definition; or
(vii)any corporation, partnership, association, or other organization organized under the laws of a country controlled by an entity listed in paragraph (a) of this definition.
“Foreign Entity of Concern” means any Foreign Entity that is:
(a)designated as a foreign terrorist organization by the Secretary of State under 8 U.S.C. § 1189;
(b)included on the Department of Treasury’s list of Specially Designated Nationals and Blocked Persons (SDN List), or for which one or more individuals or entities included on the SDN list, individually or in the aggregate, directly or indirectly, hold at least fifty percent (50%) of the outstanding voting interest;
(c)owned by, controlled by, or subject to the jurisdiction or direction of a government of a foreign country that is a covered nation (as defined in 10 U.S.C. § 4872(d));
(d)a Person that is owned by, controlled by, or subject to the jurisdiction of a government of a foreign country listed in 10 U.S.C. § 4872(d) where:
(i)the Person is:
(A)a citizen, national, or resident of a foreign country listed in 10 U.S.C. § 4872(d); and
(B)located in a foreign country listed in 10 U.S.C. § 4872(d);
(ii)the Person is organized under the laws of or has its principal place of business in a foreign country listed in 10 U.S.C. § 4872(d);
(iii)twenty-five percent (25%) or more of the Person’s outstanding voting interest, board seats, or equity interest is held directly or indirectly by the government of a foreign country listed in 10 U.S.C. § 4872(d); or
(iv)twenty-five percent (25%) or more of the Person’s outstanding voting interest is held directly or indirectly by any combination of the persons who fall within clauses (i)-(iii), above;
(e)alleged by the Attorney General to have been involved in activities for which a conviction was obtained under:
(i)The Espionage Act, 18 U.S.C. § 792 et seq.;
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(ii)18 U.S.C. § 951;
(iii)The Economic Espionage Act of 1996, 18 U.S.C. § 1831 et seq.;
(iv)The Arms Export Control Act, 22 U.S.C. § 2751 et seq.;
(v)The Atomic Energy Act, 42 U.S.C. § 2274, 2275, 2276, 2277, or 2284;
(vi)The Export Control Reform Act of 2018, 50 U.S.C. § 4801 et seq.;
(vii)The International Economic Emergency Powers Act, 50 U.S.C. § 1701 et seq.; or
(viii)Title 18 U.S.C. § 1030;
(f)included on the BIS Entity List (15 CFR Part 744, supplement no. 4);
(g)included on the Department of the Treasury’s list of Non-SDN Chinese Military-Industrial Complex Companies (NS-CMIC List), or for which one or more individuals or entities included on the NS-CMIC list, individually or in the aggregate, directly or indirectly, hold at least fifty percent (50%) of the outstanding voting interest; or
(h)determined by the Secretary, in consultation with the Secretary of Defense and the Director of National Intelligence, to be engaged in unauthorized conduct that is detrimental to the national security or foreign policy of the United States.
“Guardrail Regulations” means those regulations set forth at 15 CFR Part 231.
“Joint Research” means any Research and Development activity that is jointly undertaken by two or more parties, including any Research and Development activities undertaken as part of a joint venture as defined at 15 U.S.C. § 4301(a)(6), provided, that, the following will not be considered Joint Research:
(i)a standards-related activity (as such term is defined in 15 CFR Part 772);
(j)Research and development conducted exclusively between and among employees of a Recipient or between and among entities that are Related Entities to the Recipient;
(k)research, development, or engineering related to a manufacturing process for an existing product solely to enable use of foundry, assembly, test, or packaging services for integrated circuits;
(l)research, development, or engineering involving two or more entities to establish or apply a drawing, design, or related specification for a product to be purchased and sold between or among such entities; and
(m)warranty, service, and customer support performed by a Recipient or an entity that is a Related Entity of a Recipient.
“Knowingly” means acting with knowledge that a circumstance exists or is substantially certain to occur, or with an awareness of a high probability of its existence or future occurrence. Such awareness can be inferred from evidence of the conscious disregard of facts known to a Person or of a Person’s wilful avoidance of facts.
“Legacy Semiconductor” means:
(n)for the purposes of a Semiconductor wafer facility:
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(i)a silicon wafer measuring 8 inches (or 200 millimeters) or smaller in diameter; or
(ii)a compound wafer measuring 6 inches (or 150 millimeters) or smaller in diameter;
(o)for the purposes of a Semiconductor fabrication facility:
(i)a digital or analog logic semiconductor that is of the 28-nanometer generation or older (i.e., has a gate length of 28 nanometers or more for a planar transistor);
(ii)a memory Semiconductor with a half-pitch greater than 18 nanometers for DRAM or less than 128 layers for Not AND (NAND) flash that does not utilize emerging memory technologies, such as transition metal oxides, phase-change memory, perovskites, or ferromagnetics relevant to advanced memory fabrication; or
(iii)a Semiconductor identified by the Secretary in a public notice issued under 15 U.S.C. § 4652(a)(6)(A)(ii); and
(p)for the purposes of a Semiconductor packaging facility, a Semiconductor that does not utilize advanced three-dimensional (3D) integration packaging, under clause (z) below, provided that, notwithstanding the above, the following will not be considered Legacy Semiconductors:
(x)Semiconductors Critical to National Security;
(y)Semiconductors with a post-planar transistor architecture (such as three-dimensional fin field-effect (FinFET) transistors or gate-all-around (GAA) transistors); and
(z)Semiconductors utilizing advanced three-dimensional (3D) integration packaging, such as by directly attaching one or more dies or wafers, through silicon vias, through mold vias, or other advanced methods.
“Material Expansion” means:
(a)with respect to an Existing Facility, the increase of the Semiconductor Manufacturing Capacity of an Existing Facility by more than five percent (5%) of the capacity memorialized in Part 1 (Existing Facilities) of Appendix 1, due to the addition of a cleanroom, production line or other physical space, or a series of such additions; or
(b)any new construction of a facility for Semiconductor Manufacturing.
“Members of the Affiliated Group” means any entity that is or becomes a member of the Recipient’s “Affiliated Group,” as such term is defined under 26 U.S.C. § 1504(a), without regard to 26 U.S.C. § 1504(b)(3), including the Members of the Affiliated Group identified in Part 4 (Members of the Affiliated Group) of Appendix 1.
“Mitigation Agreement” has the meaning set forth in Section 7(c) (Remedies, Mitigation and Clawbacks) of this Annex C (Guardrail Provisions).
“Person” means an individual, partnership, association, corporation, organization, or any other combination of individuals.
“Predominately Serves the Market” means that at least eighty-five percent (85%) of the output of the Semiconductor Manufacturing facility (e.g., wafers, Semiconductor devices, or packages) by value is incorporated into final products (i.e., not an intermediate product that is used as factor inputs for producing other goods) that are used or consumed in that market.
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“Related Entity” means any entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Recipient.
“Research and Development” means theoretical analysis, exploration, or experimentation; or the extension of investigative findings and theories of a scientific or technical nature into practical application, including the experimental production and testing of models, devices, equipment, materials, and processes.
“Secretary” means the Secretary of Commerce or the Secretary’s designee.
“Semiconductor” means an integrated electronic device or system most commonly manufactured using materials such as, but not limited to, silicon, silicon carbide, or III-V compounds, and processes such as, but not limited to, lithography, deposition, and etching. Such devices and systems include but are not limited to analog and digital electronics, power electronics, and photonics, for memory, processing, sensing, actuation, and communications applications.
“Semiconductor Manufacturing” means Semiconductor wafer production, Semiconductor fabrication or Semiconductor packaging. Semiconductor wafer production includes the processes of wafer slicing, polishing, cleaning, epitaxial deposition, and metrology. Semiconductor fabrication includes the process of forming devices such as transistors, poly capacitors, non-metal resistors, and diodes on a wafer of semiconductor material. Semiconductor packaging means the process of enclosing a Semiconductor in a protective container (package) and providing external power and signal connectivity for the assembled integrated circuit.
“Semiconductor Manufacturing Capacity” means the productive capacity of a facility for Semiconductor Manufacturing. In the case of a wafer production facility, Semiconductor Manufacturing Capacity is measured in wafers per year. In the case of a Semiconductor fabrication facility, Semiconductor Manufacturing Capacity is measured in wafer starts per year. In the case of a Semiconductor fabrication facility for wafers designed for wafer-to-wafer bonding structure, Semiconductor Manufacturing Capacity is measured in stacked wafers per year. In the case of a packaging facility, Semiconductor Manufacturing Capacity is measured in packages per year.
“Semiconductors Critical to National Security” means:
(c)Semiconductors utilizing nanomaterials, including 1D and 2D carbon allotropes such as graphene and carbon nanotubes;
(d)compound and wide- and ultra-wide bandgap Semiconductors;
(e)radiation-hardened by process (“RHBP”) Semiconductors;
(f)fully depleted silicon on insulator (“FD-SOI”) Semiconductors, other than with regard to Semiconductor packaging operations with respect to such Semiconductors of a 28-nanometerer generation or older;
(g)silicon photonic Semiconductors;
(h)Semiconductors designed for quantum information systems;
(i)Semiconductors designed for operation in cryogenic environments (at or below 77° Kelvin); and
(j)any other Semiconductors that the Secretary, in consultation with the Secretary of Defense and the Director of National Intelligence, determines is a Semiconductor Critical to National Security and issues a public notice of that determination.
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“Significant Renovations” means building new cleanroom space or adding a production line or other physical space to an Existing Facility that, in the aggregate during the applicable term of the required agreement, increases semiconductor manufacturing capacity by ten percent (10%) or more of the capacity memorialized in the Agreement.
“Significant Transaction” means:
(k)an investment, whether proposed, pending or completed, including any capital expenditure, loan, or gift;
(l)the formation of a subsidiary;
(m)a merger, acquisition, or takeover, including:
(i)the acquisition of a new or additional ownership interest in an entity;
(ii)the acquisition of a material portion of the assets of an entity; or
(iii)a consolidation; or
(n)the formation of a joint venture; including a long-term lease or concession arrangement under which a lessee (or equivalent) makes substantially all business decisions concerning the operation of a leased entity (or equivalent), as if it were the owner;
(o)provided, however, that for any facility listed in Part 1 of Appendix 1 that has been designated pursuant to 15 C.F.R. § 231.101(b) as an “Existing Facility”, “significant transaction” shall mean only those activities or investments set forth in paragraphs (a)-(d) above that occur after such facility has been built, equipped, and is operating.
"Specified Technology or Product” means any Technology or Product that Raises National Security Concerns that is designed, manufactured or assembled at the Project.
“Technology Licensing” means:
(p)An express or implied contractual agreement in which the rights owned by, licensed to or otherwise lawfully available to one party in any, trade secrets or knowhow are sold, licensed or otherwise made available to another party.
(q)Notwithstanding paragraph (a), the following is not Technology Licensing:
(i)licensing of patents, including licenses related to standard essential patents or cross licensing activities;
(ii)licensing or transfer agreements conducted exclusively between a Recipient and Related Entities, or between or among Related Entities of the Recipient;
(iii)a standards-related activity (as such term is defined in 15 CFR Part 772);
(iv)agreements that grant patent rights only with respect to “published information” and no proprietary information is shared;
(v)an implied or general intellectual property license relating to the use of a product that is sold by a Recipient or Related Entities;
(vi)Technology Licensing related to a manufacturing process for an existing product solely to enable use of assembly, test, or packaging services for integrated circuits;
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(vii)Technology Licensing involving two or more entities to establish or apply a drawing, design, or related specification for a product to be purchased and sold between or among such entities;
(viii)warranty, service, and customer support performed by a Recipient or an entity that is a Related Entity of a Recipient; and
(ix)disclosures of technical information to a customer solely for the design of integrated circuits to be manufactured by the funding recipient for that customer.
“Technology or Product that Raises National Security Concerns” means:
(a)any Semiconductor Critical to National Security;
(b)any item listed in Category 3 of the Commerce Control List (supplement no. 1 to Part 774 of the Export Administration Regulations, 15 CFR § 774) that is controlled for National Security (“NS”) reasons, as described in 15 CFR § 742.4, or Regional Stability (“RS”) reasons, as described in 15 CFR § 742.6; and
(c)any other technology or product that the Secretary determines raises national security concerns and provides notice of the same in the Federal Register.
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Appendix 1
The Recipient hereby represents and warrants that the information provided to the Department in connection with this Appendix 1 is true, accurate and complete as of the date hereof.
Part 1 - Existing Facilities.
The Department has identified the following Existing Facilities based on information disclosed by the Recipient and relied upon by the Department: [***].
Part 2 - Joint Research or Technology Licensing of Recipient.
The Department has identified the following Joint Research or Technology Licensing of the Recipient based on information disclosed by the Recipient and relied upon by the Department as of the date hereof:
Part 3 [***] - Joint Research or Technology Licensing of Related Entities.
The Department has identified the following Joint Research or Technology Licensing of the Related Entities based on information disclosed by the Recipient and relied upon by the Department as of the date hereof:
Part 4 [***] - Members of the Affiliated Group.
The Department has identified the following Members of the Affiliated Group, based on information disclosed by the Recipient and relied upon by the Department as of the date hereof: [***].
Part 5- Related Entities Subject to Section 3 of Annex C (Guardrail Provisions).
The Department has determined that the following Related Entities are subject to Section 3 of Annex C (Guardrail Provisions), based on information disclosed by the Recipient and relied upon by the Department as of the date hereof:
[***]
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Annex D
PROGRAM REQUIREMENTS
The Program Requirements shall apply through the applicable Period of Performance, unless otherwise specified. The Program Requirements set forth in Section 2 (Program Requirements Not Subject to Cure Period) shall not be subject to a cure period. The Program Requirements set forth in Section 3 (Program Requirements Subject to Cure Period) shall be subject to a forty-five (45) day cure period. Any waiver of a breach of any such Program Requirement shall be subject to the prior written consent of the Department. The applicable Recipient may request such a waiver upon submission of a proposed corrective action plan to the Department.
Article 1

DEFINED TERMS
“DRAM Wafer Expansion Capital Expenditures” means the Sponsor Guarantor and its Consolidated Subsidiaries’ capital expenditures to build and equip new front-end cleanroom space that is built or acquired after the Award Date (until such cleanroom space is fully ramped) to increase DRAM Semiconductor Manufacturing Capacity in terms of wafer starts or stacked wafers per year; provided, that DRAM Wafer Expansion Capital Expenditures shall exclude capital expenditures related to capacity expansion due to technology node transitions.
“EBITDA” means, for any Measurement Period, (a) Consolidated EBITDA minus (b) any direct government incentives provided by the U.S. federal government under the CHIPS Incentives Program and similar U.S. government programs commenced after the Award Date to the extent added to consolidated net income in Consolidated EBITDA.
“Facility Staffing Targets” has the meaning set forth in Section 2.2 (Workforce) of this Annex D (Program Requirements).
“Facility Workforce” means all full-time and part-time staff employees that are directly employed by the applicable Recipient to perform work at an Eligible Facility, including (a) production workers and technicians who operate machines and other equipment to assemble goods or distribute energy (e.g., including operators and machinists), and (b) non-technicians who perform other roles at the Eligible Facility, including engineering, administrative, support (e.g., finance, procurement) and managerial staff.
“Free Cash Flow” means, for any Measurement Period, the sum of (a) net cash provided by operating activities, minus (b) expenditures for property, plant and equipment and payments on equipment purchase contracts net of (i) without duplication of any amount otherwise deducted from expenditures in this clause (b) , proceeds from government incentives (except as provided below) and, net of (ii) proceeds from sales of property, plant, and equipment; provided, that for the purpose of such calculation each of the amounts set forth in clause (a) and (b) above shall exclude any direct government incentives provided by the U.S. federal government under the CHIPS Incentives Program and similar programs commenced after the Award Date.
“Good Jobs Principles” means the framework principles adopted by the Department and DOL of what comprises a good job described at https://www.dol.gov/sites/dolgov/files/goodjobs/Good-Jobs-Summit-Principles-Factsheet.pdf.
“Mega Construction Project Program” means DOL’s Office of Federal Contract Compliance Programs for large federal construction programs.
Schedule G-14

“Net Debt Ratio” means the ratio of (a) the sum of (i) Indebtedness for Borrowed Money (and similar obligations under debt like securities) minus (ii) the Unrestricted Cash, Cash Equivalent and Marketable Securities Amount and minus (iii) restricted cash, to (b) EBITDA.
“NSTC” means the National Semiconductor Technology Center.
“NY Project” means, collectively, each “Project” as such term is defined in that certain Direct Funding Agreement, dated as of the Award Date entered into by and between the NY Recipient and the Department.
“NY RECIPIENT” means MICRON NEW YORK SEMICONDUCTOR MANUFACTURING LLC.
“Permitted Dividends” means customary and ordinary course recurring dividends (and reasonably ordinary course increases thereof) consistent with the Sponsor Guarantor’s past practice, but excluding any special or one-time dividends.
“Permitted Stock Buybacks” means:
(a)shares of common stock of Sponsor Guarantor withheld as payment of withholding taxes and exercise prices in connection with the vesting or exercise of equity awards under Sponsor Guarantor’s existing equity plans in effect on the Award Date and any subsequent similar equity plans that are treated as repurchases of Sponsor Guarantor’s common stock under GAAP.
(b)for the period beginning on the Award Date and ending on the first (1st) anniversary of the Award Date, stock buybacks to offset the dilutive effect of Sponsor Guarantor’s existing equity plans in effect on the Award Date and any subsequent similar equity plans during the applicable Measurement Period, not to exceed [***] per year during such Measurement Period;
(c)for the period beginning on the first (1st) anniversary of the Award Date and ending on the second (2nd) anniversary of the Award Date, stock buybacks to offset the dilutive effect of Sponsor Guarantor’s existing equity plans in effect on the Award Date and any subsequent similar equity plans during the applicable Measurement Period, not to exceed [***] per year during such Measurement Period;
(d)for each fiscal quarter of the Sponsor Guarantor during the period beginning on the second (2nd) anniversary of the Award Date and ending on the fifth (5th) anniversary of the Award Date, additional stock buybacks which, when taken together with all other Permitted Stock Buybacks and Permitted Dividends during the applicable Measurement Period, are not in excess of the Free Cash Flow of the Sponsor Guarantor and its Consolidated Subsidiaries during the most recent Measurement Period ended prior to such fiscal quarter so long as the following conditions are met: (i) after giving pro forma effect for such stock buyback as if made as of the end of the applicable Measurement Period, the Sponsor Guarantor and its Consolidated Subsidiaries would have have a Net Debt Ratio not in excess of 1.75: 1.00 as of the end of such Measurement Period, (ii) as of the date of such stock buyback, the Sponsor Guarantor is Investment Grade, (iii) the Sponsor Guarantor and its Consolidated Subsidiaries research and development expenditures during the applicable Measurement Period are in excess of $3 billion, (iv) the amount of the Sponsor Guarantor and its Consolidated Subsidiaries' total capital expenditures determined in accordance with GAAP during such Measurement Period are greater than four times the amount of Direct Funding received by the Recipients during such Measurement Period.
Schedule G-15

It is understood that the Recipient shall be entitled to request an amendment or waiver under the Agreement’s Section 10.12 (Dispute Resolution) to allow the Sponsor Guarantor to engage in stock buybacks at higher amounts than as specified by clauses (b) and (c) above.
“Prohibited Equipment” means any of the following types of equipment manufactured or assembled by any Foreign Entity of Concern that is used or installed by the Recipient for the fabrication, assembly, testing, advanced packaging, production, or research and development of semiconductors: (i) deposition equipment; (ii) etching equipment; (iii) lithography equipment; (iv) inspection and measuring equipment; (v) wafer slicing equipment; (vi) wafer dicing equipment; (vii) wire bonders; (viii) ion implantation equipment; and (ix) diffusion/oxidation furnaces; but does not, in each case, include any subsystem or subcomponent that enables, or is incorporated into, any such equipment, except that “Prohibited Equipment” does not include any of the following: (x) certain equipment specified to the Department in writing that is used or installed exclusively for internal tool evaluation and (y) with respect to which a waiver is provided by the Department after consideration of whether there are no available market alternatives in reasonably available quantities or of a satisfactory quality to support a Project that present a reasonable substitute for such equipment.
“Registered Apprenticeship Program” means an apprenticeship program that is registered with DOL under the Act of August 16, 1937 (commonly known as the “National Apprenticeship Act”; 50 Stat. 664, chapter 663; 29 U.S.C. § 50 et seq.).
“Revolving Credit Agreement” means that certain Credit Agreement, dated as of May 14, 2021, among the Sponsor Guarantor, HSBC Bank USA, National Association, as administrative agent, and certain financial institutions from time to time party thereto, as amended and in effect as of the Award Date.
The following capitalized terms shall have the meaning set forth in the Revolving Credit Agreement (as in effect on the Award Date): (a) Consolidated Subsidiaries; (b) Measurement Period; (c) the Unrestricted Cash, Cash Equivalent and Marketable Securities Amount and (d) Consolidated EBITDA.
For the purposes of this Annex D (Program Requirements), (i) Recipient shall refer to any of the Recipient (also referred herein as the “ID Recipient”), and the NY Recipient, as the context requires, and (ii) Project shall refer to any of the Project (also referred herein as the “ID Project”), and the NY Projects, as the context requires.
Article 2

PROGRAM REQUIREMENTS NOT SUBJECT TO CURE PERIOD
Section 2.1.Economic and National Security Objectives.
2.1.1Resilience.
(a)Each Recipient will use commercially reasonable efforts to work with the Department, subject to compliance with U.S. and other relevant regulations, to accelerate supply chain resilience with domestic materials suppliers where practicable.
(b)The NY Recipient shall use commercially reasonable efforts to ensure that the agreements with the general contractor for the NY Projects contain terms relating to physical and non-physical security substantially similar to, or greater in scope than, those contained in the agreements with the general contractor for the ID Project, or are otherwise reasonably satisfactory to the Department.
2.1.2Prohibited Equipment. Each Recipient shall not knowingly use or install in any Project completed, fully assembled Prohibited Equipment.
Schedule G-16

2.1.3Due Diligence Mitigation. Each Recipient shall use commercially reasonable efforts to ensure that its suppliers will notify such Recipient with respect to any change of control and/or ownership, and that its supplier agreements entered into, renegotiated or subject to a material amendment or amendment and restatement after the date of Award contain notification provisions with respect to any change of control and/or ownership. It is acknowledged and agreed that commercially reasonable efforts with respect to the foregoing (i) shall require that each Recipient request that its suppliers notify it in writing with respect to any change of control and/or ownership in a manner consistent with its form supplier agreement, and (ii) shall not require amendments or amendment and restatements of all of the Recipients supplier agreements.
Section 2.2.Workforce.
(a) The Recipients shall achieve the following facility staffing targets (“Facility Staffing Targets”) by the date specified below:
(i)for the NY Projects, (A) by the Project Completion Longstop Date for NY Fab 1 Project (as such date may be extended in accordance with a waiver granted pursuant to the Award Document), a Facility Workforce of (1) [***] people; or (2) subject to the Department’s review and approval, a lesser amount based on the projected staffing needs of the NY Projects which projected staffing needs are expected to be shared annually with the Department, and (B) by the Project Completion Longstop Date for NY Fab 2 Project (as such date may be extended in accordance with a waiver granted pursuant to the Award Documents), a Facility Workforce of (1) [***] people; or (2) subject to the Department’s review and approval, a lesser amount based on the projected staffing needs of the NY Projects which projected staffing needs are expected to be shared annually with the Department; and
(ii)for the ID Project, by the Project Completion Longstop Date for the ID Project (as such date may be extended in accordance with a waiver granted pursuant to the Award Documents), a Facility Workforce of (i) [***] people; or (ii) subject to the Department’s review and approval, a lesser amount based on the projected staffing needs of the ID Project which projected staffing needs are expected to be shared annually with the Department.
(b)The Department recognizes that each Recipient will operate under project labor agreements for the construction of each Project, and that such project labor agreements may be amended, modified or superseded by a successor project labor agreement from time to time by mutually agreement of the respective parties thereto.
2.2.1Broader Impacts.
(a)Stock Buybacks and Dividends. For the period beginning on the Award Date and ending on the fifth (5th) anniversary of the Award Date, each Recipient and each Recipient Entity shall not (i) engage in any stock buybacks, except for Permitted Stock Buybacks and (ii) make any dividends to Sponsor Guarantor’s shareholders, except for Permitted Dividends.
Article 3

PROGRAM REQUIREMENTS SUBJECT TO CURE PERIOD
Section 3.1.Economic and National Security Objectives.
3.1.1[***].
3.1.2[***].
3.1.3Supply Chain Security.
Schedule G-17

(a)Each Recipient shall implement and comply with (including through the provision of adequate resources and staffing) supply chain risk management plans, policies and procedures for each Project, which shall include, at a minimum, the following elements:
(i)requirements to identify geographic concentration risks;
(ii)requirements to identify the name, location, and ownership, to the extent reasonably available, for (A) all first-tier suppliers and service providers, and (B) original sources of critical suppliers of front end raw materials and equipment supporting the identification of supply chain risks; and
(iii)requirements for supplier and distributor qualification and monitoring for quality, integrity, ownership/control, access, and availability risks.
(b)Each Recipient shall use commercially reasonable efforts to:
(i)implement bill-of-material requirements in any new or renegotiated agreements with suppliers of equipment for the fabrication and production of semiconductors;
(ii)conduct security audits or receive security attestations of 20% of first-tier suppliers of front end raw materials and equipment (in each case for Semiconductor Manufacturing) per year; and
(iii)participate in industry and government efforts towards achieving viable PFAS (per- and polyfluoroalkyl substances) substitutions and emissions controls.
(c)Each Recipient shall use commercially reasonable efforts to mitigate supply chain resilience risks related to importing into the United States qualified specialty chemicals, including photoresist materials and materials containing PFAS, which efforts may include:
(i)decreasing use of PFAS in such Recipient’s facilities, material handling, and production, as well as in consortia programs;
(ii)qualifying redundant suppliers and distributors;
(iii)encouraging suppliers to participate in government programs to address supply chain resilience risks, including programs identified by the Department; and
(iv)[***].
Section 3.2.National Security Objectives
3.2.1Cybersecurity.
(a)Each Recipient shall implement and comply with (including through the provision of adequate resources and staffing) cybersecurity plans, policies and procedures for each Project which shall include, at a minimum, the following elements:
(i)controls to identify information and technology assets, threats, and risks;
(ii)controls to protect data, information technology and operational technology systems consistent with industry best practices; and
(iii)controls to detect, investigate, respond to, recover from, report, and mitigate security incidents.
Schedule G-18

(b)Each Recipient shall make commercially reasonable efforts to update such plans, policies, and procedures to ensure the capabilities of vendor systems are validated to avoid unauthorized access and exfiltration, through internal or external connections, prior to authorization for access to any of such Recipients’ facilities or systems, and scanned for unauthorized transfer or exfiltration, physical and non-physical, prior to removal from such facilities or systems.
3.2.2Operational Security.
(a)Each Recipient shall have implemented as of the Award Date and thereafter comply with (including through the provision of adequate resources and staffing) operational security plans, policies and procedures for each Project which shall include, at a minimum, the following elements:
(i)controls to protect physical security through defined perimeters and restricted areas; visitor control processes including visit requests, identification, vetting, and escort procedures; and processes to identify individuals and control accesses; and
(ii)controls to mitigate insider threats by vetting employees and contractors in the US, identifying and monitoring for threat indicators, establishing reporting thresholds, and training employees and contractors on insider threat indicators and reporting procedures.
(b)[***].
3.2.3Counterfeit Prevention. Each Recipient shall have implemented as of the Award Date and thereafter comply with (including through the provision of adequate resources and staffing) counterfeit prevention plans, policies and procedures for each Project which shall include, at a minimum, the following elements:
(a)measures to mitigate against the upstream procurement of counterfeit parts, equipment and materials;
(b)measures to integrate security features into products during design and production processes;
(c)measures to limit opportunities for downstream cloning, counterfeiting, or relabeling of products; and
(d)measures for identifying counterfeit products and responding to reports of counterfeit products.
3.2.4Information Sharing. Each Recipient is encouraged to apply to one or more of the following U.S. Government-led programs, as appropriate, and to engage with their local FBI field office to establish a relationship:
(a)the Domestic Security Alliance Council; and
(b)InfraGard.
Section 3.3.Workforce.
3.3.1Workforce Strategy. Each Recipient shall have implemented as of the Award Date a workforce strategy with respect to each of its Projects, informed by the Good Jobs Principles, to recruit, train and retain the workforce required to meet the Facility Staffing Targets and Disbursement Milestones, which shall include, at a minimum, the following elements (it being understood that these elements may also count toward the applicable community investment commitments in Section 3.6 of this Annex when satisfying such community investment commitments to the extent not financed with the proceeds of the Workforce Award):
Schedule G-19

(a)sponsoring training and education programs to expand the pathways to semiconductor career opportunities for economically disadvantaged individuals, and other worker investments, including the following:
(i)for the NY Projects, consistent with the NY Recipient’s commitments in its Application (A) through one or more Registered Apprenticeship Program hire up to [***] apprentices per year after reaching [***] who are hired as full-time employees receiving all of the benefits of any other employee, including tuition assistance up to $10,000 per year to cover tuition, books, and fees; and (B) partner with the Syracuse University’s D’Aniello Institute for Veterans and Military Families in the creation of the Semiconductor Hub and Onward to Opportunity program in a total amount over a three year period of not less than $[***];
(ii)for the ID Project, consistent with the ID Recipient’s commitments in its Application], through one or more Registered Apprenticeship Program hire up to [***] apprentices per year after reaching the First Wafer Out Milestone for the ID Project who are hired as full-time employees receiving all of the benefits of any other employee, including tuition assistance up to $10,000 per year to cover tuition, books, and fees;
(iii)continuing their funding commitments, as identified in the applications, for: (A) the construction of the Onondaga Community College cleanroom ($5,000,000 commitment); and (B) the Micron internship program;
(iv)the NY Recipient investing ten million Dollars ($10,000,000) over the ten (10) year period commencing in 2023, in the first collaborative STEAM school in Onondaga County and other STEM-related K-12 programs in the region; and
(v)continue offering and expanding Recipient’s sponsorship and participation in Micron’s signature K-12 programs in Central New York and Boise, Idaho regions, including the Micron Foundation Chip Camp and Chip Camp Jr. programs, Girls Going Tech, and Careers in a High Tech World;
provided that, in each case, the applicable Recipient may replace or modify the foregoing with other similar programs that are at least comparable in quality and utility and are made available to at least the same categories of employees or programs to expand employment opportunity for economically disadvantaged individuals that are at least comparable in effectiveness;
(b)developing a plan to operationalize the Good Jobs Principles published by the Departments of Commerce and Labor, including recruitment and hiring practices, pay and benefits, job security and working conditions, worker empowerment, skills and career advancement, and organizational culture, which plan shall be delivered to the Department no later than 4 months after the Award Date;
(c)use commercially reasonable efforts to: (i) maintain or enter into bids from contractors that (A) make financial contributions to Registered Apprenticeship Programs, and (B) encourage partnerships with pre-apprenticeship programs that support individuals without access to or familiarity with such Registered Apprenticeship Programs; (ii) work with contractors to identify and recruit candidates from economically disadvantaged populations; and (iii) work with contractors to provide wraparound services and benefits to employees such as personal protective equipment, health and safety services, safety events, on-site amenities, and housing services;
(d)for the NY Projects, encourage construction contractors and subcontractors take commercially reasonable efforts to consider candidates for hire from Central New York (CNY) Build;
(e)establish or maintain a workforce safety committee comprised of workers and management that meets on a regular basis and is authorized to raise any health or safety concerns;
Schedule G-20

(f)for all categories of jobs that comprise the Facility Workforce comply with any pay transparency disclosure requirements under federal and applicable state law for the Recipients’ website and in job postings;
(g)implement a skills-based hiring approach by expanding the minimum qualifications that provide entry into semiconductor careers with no degree required;
(h)use commercially reasonable efforts to implement the CHIPS Women in Construction Framework at the Projects;
(i)partner with community agencies in their respective states to open new near-site child-care facilities comprising over 100 seats in each location, offering affordable tuition rates, under or on-par within the existing offerings in the community, to participating facility workers. Such facilities will provide non-standard operating hours, up to 24/7 care based on demand, and accept all forms of tuition payment and other assistance, including reduced tuition to lower wage earners based on total household income;
(j)partner with child-care organizations in their respective states to expand local provider supply and capacity, including: (A) incorporating an early childhood education certificate in Idaho’s Launch program for high school students; and (B) sponsoring the Early Childhood Pathways program to build capacity of the family homecare pipeline in New York;
(k)sponsor development of an Early Child Development registered apprenticeship program through the Treasure Valley YMCA in Idaho with a plan to expand it to Central New York after the childcare facility is operational; and
(l)offering its employees additional supports such as, navigation tools and resources that help employees identify child care providers that meet their needs and a Dependent Care FSA and backup care subsidy to defray costs.
3.3.2Training Entity Commitments. Each Recipient shall obtain commitments (which, for the avoidance of doubt, may be evidenced pursuant to memoranda of understanding, written agreements or other writings acknowledging a commitment) from regional educational and training entities, institutions of higher education and/or other workforce or training organizations identified in the Application, or similar organizations, to provide, participate in, or support the workforce strategy, including the activities list in Section 3.3.1 (Workforce Strategy), where applicable.
3.3.3Mega Construction Project Program. If selected by DOL’s Office of Federal Contract Compliance Programs, the applicable Recipients shall participate in the Mega Construction Project Program.
Section 3.4.Broader Impacts
3.4.1Support for CHIPS Research and Development Programs.
(a)Each Recipient (or the Sponsor Guarantor on their behalf) shall be a member of the NSTC for a minimum of five (5) years, starting from, subject to negotiation and execution of a membership agreement between the Recipients (or the Sponsor Guarantor on their behalf) and the National Center for the Advancement of Semiconductor Technology (Natcast) with mutually agreeable terms, the date that is three (3) months after the date on which NSTC is capable of accepting new members, the effective date of such membership agreement or three (3) months from the date of this Agreement, whichever is later.
(b)Each Recipient (or the Sponsor Guarantor on their behalf) shall do the following:
(i)designate a senior official of the Recipients (or the Sponsor Guarantor on their behalf) who will serve as the lead point of contact for activities related to the NSTC
Schedule G-21

and, if requested by the NSTC, serve as a member of the NSTC’s Technical Advisory Committee and relevant working groups;
(ii)participate in the NSTC Workforce Center of Excellence, including sharing the Recipient’s best practices; and
(iii)use commercially reasonable efforts to support R&D and other technology advancement efforts through active participation in the NSTC and/or other CHIPS R&D programs, subject to negotiation and execution of agreements between the Recipients (or the Sponsor Guarantor on their behalf), the National Center for the Advancement of Semiconductor Technology (Natcast) and the Department’s CHIPS R&D Office.
3.4.2[***].
Section 3.5.[***]
3.5.1[***].
3.5.2[***].
3.5.3Public Reporting; Department Reporting. Commencing no later than the first full calendar year following start of operations of ID Project (for the ID Project) and first full calendar year following the start of operations of Fab 1 for the NY Projects, the Recipients shall (a) disclose in the Sponsor Guarantor’s Sustainability Report, sustainability webpage, or equivalent the environmental responsibility goals adopted by the Recipients for the Sponsor Guarantor and its subsidiaries (inclusive of the Projects, though not necessarily identifying site-specific goals), and shall thereafter annually report on progress against these goals with appropriate metrics, and (b) disclose to the Department the environmental responsibility goals adopted by the Recipients for the Projects, and shall thereafter annually report on the Recipients’ progress against these goals with appropriate metrics [***].
3.5.4Adoption of Protective Occupational Exposure Limits. In developing its safety procedures for each Project, Recipient shall incorporate the most protective (i.e., lowest) Occupational Exposure Limit (“OEL”), pursuant to the American Conference of Governmental Industrial Hygienists (“ACGIH”) threshold limit values (“TLVs”) or the Recipient’s own limit if lower than the ACGIH TLVs, for the chemicals used and the Project-specific scenarios (overarching, equipment-specific, or task-specific) in which they are applied.  Where Recipient has determined to incorporate a newly promulgated lower OEL, Recipient shall revise its safety procedures within ninety (90) days after promulgation of a new lower OEL to incorporate the new lower limit(s), when applicable.
3.5.5Adherence to Standard Environmental, Health, and Safety Guidelines. The Recipient shall ensure that semiconductor manufacturing equipment (SME) (i.e., process equipment) at the ID Project is procured, installed, and commissioned in accordance with SEMI S2 – Environmental, Health, and Safety Guideline for Semiconductor Manufacturing Equipment or other equally protective, internally-recognized safety certifications.
3.5.6[***].
3.5.7[***].
3.5.8[***].
Section 3.6.Community Investment. The Recipients, as applicable, shall make:
(a)with respect to the NY Projects, investments of no less than [***]) to the Green CHIPS Community Investment Fund, to be invested during Green Chips Phase 1 (between 2023 and 2035 and associated with Fab 1 and Fab 2), and additional investments consistent with the NY Recipient’s obligations under Green Chips Phase 2 to be invested during Green Chips Phase 2, provided
Schedule G-22

NY Recipient constructs two (2) subsequent fabrication facilities to be co-located with Fab 1 and Fab 2; and
(b)with respect to the ID Project, within ten (10) years from the public announcement of the ID Project, investments no less than [***]) in Idaho for purposes including, but not limited to: of infrastructure, transportation and mobility access, housing affordability and access, and entry-level relocation expenses, including, but not limited to, student loans and retirement grants, childcare, and/or internship/apprenticeship programs.
Section 3.7.Signage.
(a)Each Recipient is encouraged to:
(i)post project signage and include public acknowledgments in published and other collateral materials (e.g., press releases, marketing materials, website, etc.) in form and substance satisfactory to NIST, that identifies the nature of the Project(s) and indicates that “the project is funded by the CHIPS Act;”
(ii)use the official Investing in America emblem in accordance with the Official Investing in America Emblem Style Guide (https://www.whitehouse.gov/wp-content/uploads/2023/02/Investing-in-America-Brand-Guide.pdf) in connection with any Project signage; and
(iii)use recycled or recovered materials, to the extent commercially feasible, when procuring any project signs.
(b)Costs associated with signage and public acknowledgments must be reasonable and limited.  Signs or public acknowledgments should not be produced, displayed, or published if doing so results in unreasonable cost, expense, or Recipient burden.

Schedule G-23